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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Bank of Hawaii Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Your VOTE is important!

Notice of 2017
Annual Meeting of Shareholders
and Proxy Statement

Meeting Date: April 28, 2017

Bank of Hawaii Corporation
130 Merchant Street
Honolulu, Hawaii 96813

Bank of Hawaii Corporation
130 Merchant Street
Honolulu, Hawaii 96813

March 17, 2017
Dear Shareholder:
The 2017 Annual Meeting of Shareholders of Bank of Hawaii Corporation will be held on Friday, April 28, 2017 at 8:30 a.m. on the Fifth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii. Each shareholder may be asked to present valid picture identification. Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.
The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider and vote upon at the meeting. A report to shareholders on the affairs of Bank of Hawaii Corporation also will be given and shareholders will have the opportunity to discuss matters of interest concerning the Company.
For reasons explained in the accompanying Proxy Statement, the Board of Directors recommends that you vote FOR Proposal 1: Election of Directors, FOR Proposal 2: Advisory Vote on Executive Compensation, FOR "Every Year" on Proposal 3: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation, FOR Proposal 4: Approval of Amendment to the Bank of Hawaii Corporation 2014 Stock and Incentive Plan, and FOR Proposal 5: Ratification of the Re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2017 fiscal year.
Your vote is very important. Please complete, sign, date and return the enclosed proxy card and mail it promptly in the enclosed postage-paid return envelope, even if you plan to attend the Annual Meeting. If you wish to do so, your proxy may be revoked at any time before voting occurs at the Annual Meeting. You may also vote and change your vote by telephone or via the Internet until 1:00 a.m. Central Time, April 28, 2017.
On behalf of the Board of Directors, thank you for your cooperation and support.

Sincerely,

Peter S. Ho Chairman of the Board, Chief Executive Officer, and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 28, 2017

To Our Shareholders:
The 2017 Annual Meeting of Shareholders of Bank of Hawaii Corporation will be held on Friday, April 28, 2017, at 8:30 a.m. on the Fifth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii, for the following purposes:

1.	To elect 13 persons to serve as directors of the Company for a term of one year each until the 2018 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

2.	To hold an advisory vote on executive compensation.

3.	To hold an advisory vote on the frequency of holding advisory votes on executive compensation.

4.	To approve an amendment to the Bank of Hawaii Corporation 2014 Stock and Incentive Plan (the "2014 Plan") to increase the number of shares of common stock available for grant under the 2014 Plan.

5.	To ratify the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year.

6.	To transact any other business that may be properly brought before the meeting or any adjournment or postponement thereof.
Shareholders of record of Bank of Hawaii Corporation common stock (NYSE: BOH) at the close of business on February 28, 2017 are entitled to attend the meeting and vote on the business brought before it.
We look forward to seeing you at the meeting. However, if you cannot attend the meeting, your shares may still be voted by telephone or via the Internet, or you may complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid return envelope.

By Order of the Board of Directors,

Mark A. Rossi
Vice Chairman and Corporate Secretary
Bank of Hawaii Corporation
Honolulu, Hawaii
Dated: March 17, 2017

IMPORTANT
Please sign and return the enclosed proxy card or vote by telephone or on the Internet as promptly as possible. This will save the expense of a supplementary solicitation.
Thank you for acting promptly.
Important Notice Regarding the Availability of Proxy Materials
for the 2017 Annual Meeting of Shareholders to be Held on April 28, 2017.
The Proxy Statement and the Bank of Hawaii Corporation 2016 Annual Report on Form 10-K to Shareholders for the year ended December 31, 2016 are available at www.edocumentview.com/boh. We encourage you to access and review all of the information in the proxy materials before voting.

BANK OF HAWAII CORPORATION
PROXY STATEMENT

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of Bank of Hawaii Corporation (the “Company”) is soliciting the enclosed proxy for the Company's 2017 Annual Meeting of Shareholders. The proxy statement, proxy card, and the Company's Annual Report to Shareholders and Annual Report on Form 10-K are being distributed to the Company's shareholders on or about March 17, 2017.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	What is a proxy?

A:
A proxy is your legal designation of another person to vote the shares you own. That other person that you designate is called a proxy and is required to vote your shares in the manner you instruct. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. If you vote by phone or via the Internet, you will have designated Mark A. Rossi and/or Nathan Sult to act as your proxy to vote your shares at the Annual Meeting in the manner you direct.

Q:	What am I voting on?

A:
You are voting on the election of 13 directors and amendments to the Company's 2014 Stock and Incentive Plan (the "2014 Plan") to add 800,000 shares. In addition, you are voting on an advisory and non-binding basis, on the Company's executive compensation as described in the Compensation Discussion and Analysis and related tables, the frequency of the advisory non-binding vote on executive compensation and the ratification of the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year, and are voting on any other business that may be properly brought before the meeting. Your votes on the Company’s executive compensation, the frequency of the advisory vote with respect to executive compensation and the ratification of the re-appointment of the Company’s independent public accounting firm are advisory only, and will not bind the Company.

Q:	Who may vote at the annual meeting?

A:
Shareholders of record of Bank of Hawaii Corporation's common stock, par value $0.01 per share, as of the close of business on February 28, 2017 (the “Record Date”) are entitled to attend and vote at the annual meeting. Each share of common stock is entitled to one vote. On the Record Date, there were 42,834,514 shares of common stock issued and outstanding.

Q:	How many shares must be present to hold the annual meeting?

A:
The holders of at least one-third of the outstanding common stock on the Record Date entitled to vote at the annual meeting must be represented, in person or by proxy, to conduct business. That amount is called a quorum. Shares are counted as present at the meeting if a shareholder entitled to vote is present at the meeting, or has submitted a properly signed proxy in writing, or by voting by telephone or via the Internet. We also count abstentions and broker non-votes as present for purposes of determining a quorum.

Q:	What shares can I vote?

A:	You may vote all shares you own on the Record Date.

Q:	Why did I receive a one-page notice (the “Notice”) in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:
The rules and regulations of the Securities and Exchange Commission (the “SEC”) allow companies to furnish proxy materials by providing access to such documents on the Internet instead of mailing a printed copy of proxy materials to each shareholder of record. Shareholders who previously requested to receive printed copies of proxy materials by mail will continue to receive them by mail. Shareholders who have not previously indicated a preference for printed copies of proxy materials are receiving the Notice this year. The Notice provides instructions on how to access and review all of the proxy materials and how to submit your proxy via the Internet. If you would like to receive a printed or e-mail copy of the proxy materials, please follow the instructions for requesting such materials in the Notice.

Q:	Why am I being asked to vote on executive compensation?

A:
In 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was enacted, requiring that public company shareholders be given the opportunity for a non-binding general advisory vote regarding the compensation paid to named executive officers. The Dodd-Frank Act also requires a non-binding vote at least every six years as to how frequently the general advisory vote should occur (annually, biannually or triennially). At the Annual Meeting of Shareholders in 2011, our shareholders strongly supported an annual vote on executive compensation and, in light of that preference, the Board determined to hold the advisory vote annually until next determined at the 2017 Annual Meeting of Shareholders (see Proposal 3).

Q:	How can I vote my shares in person at the annual meeting?

A:
If you are a shareholder of record, you can attend the annual meeting and vote in person the shares you hold directly in your name as the shareholder of record. If you choose to do that, please bring the enclosed proxy card or notice, admission ticket, and proof of identification. If you hold your shares in street name, you must vote your shares through your broker or other nominee.

Even if you plan to attend the annual meeting, we recommend you also submit your proxy so your vote will be counted if you later decide not to attend the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:
You may vote without attending the annual meeting. If you hold your shares as the shareholder of record, you may instruct the proxies how to vote your shares by mail, telephone, or the Internet. If your shares are held by a broker or other nominee, you will receive instructions that you must follow to have your shares voted. Please refer to the summary instructions below and those on your proxy card, or, for shares held in street name, the voting instruction card sent by your broker or nominee.

Mail. You may mail your proxy by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage-paid return envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.
Telephone. If you live in the United States, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.
Internet. If you have Internet access, you may submit your proxy by following the “Vote by Internet” instructions on your proxy card.

Q:	May I change my vote?

A:
Yes. You may change your proxy instructions any time before the vote at the annual meeting. For shares you hold as shareholder of record, you may change your vote by providing notice to the Corporate Secretary, granting a new proxy with a later date or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you also vote at the meeting. If you voted by telephone or via the Internet, you may change your vote until 1:00 a.m. Central Time, April 28, 2017. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker or nominee.

Q:	What is a broker non-vote?

A:
The NYSE allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers. Of the proposals anticipated to be brought at the annual meeting, only Proposal 5 (the ratification of the re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2017 fiscal year) is considered by the NYSE to be a routine matter. Your broker, therefore, may vote your shares in its discretion on Proposal 5 if you do not instruct your broker how to vote. If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker. Therefore, your broker will need to return a proxy card without voting on these non-routine matters if you do not give voting instructions with respect to these matters. This is referred to as a "broker non-vote." The NYSE does not consider Proposal 1 (election of Directors), Proposal 2 (advisory vote on executive compensation), Proposal 3 (advisory vote on frequency of advisory vote on executive compensation), and Proposal 4 (vote on amendments to the 2014 Plan), to be routine matters, so your broker may not vote on these matters in its discretion. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote is counted with respect to these non-routine matters.
Q:    What are the voting procedures?

A:
Under our Certificate of Incorporation, Directors are elected annually by majority vote (Proposal 1). This means that a director is elected if the number of votes cast for the nominee exceed the number of votes cast against the nominee. In the event of a contested election, the election is determined by plurality vote. This means that the nominees who receive the highest number of affirmative votes are elected. Abstentions and broker non-votes do not affect the outcome of the vote.

The advisory vote on executive compensation (Proposal 2), advisory vote on the frequency of the advisory vote on executive compensation (Proposal 3), amendments to the 2014 Plan (Proposal 4) and the advisory vote on the ratification of the reappointment of our independent registered public accounting firm (Proposal 5) are also decided by majority vote. For Proposals 1, 2, 3 and 4, broker non-votes will be treated as not entitled to vote and will not affect the outcome. Abstentions will have the same effect as votes cast against the proposal. For Proposal 5, your broker, bank, trustee, or other nominee may exercise its discretion and vote.

Q:	Why are there 13 Directors on the ballot for election?

A:
The number of directors to be elected was increased and fixed by the Board from 12 to 13 at the February 24, 2017 meeting of the Board. Director nominee Alicia E. Moy was also elected by the Board at the February 24, 2017 meeting to serve as a director for the unexpired term until her successor shall have been duly elected and qualified.

Q:	Is my vote confidential?

A:
Yes. We have procedures to ensure that, regardless of whether shareholders vote by mail, telephone, the Internet, or in person, all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or as expressly permitted by a shareholder. We also have the voting tabulations performed by an independent third party.

Q:	Who will bear the cost of soliciting proxies?

A:
We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees on behalf of the Board will solicit proxies from shareholders, personally, and by telephone, the Internet, facsimile, or other means. None of these employees will receive any additional or special compensation for soliciting proxies. We have retained Georgeson, Inc., 480 Washington Boulevard, Jersey City, New Jersey 07310 to assist in the solicitation of proxies for an estimated fee of $12,000 plus reasonable out-of-pocket expenses. We will, upon request, reimburse brokers or other nominees for their reasonable out-of-pocket expenses in forwarding proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Q:	What does it mean if I get more than one proxy card?

A:
It means your shares are registered differently and are held in more than one account. Sign and return all proxy cards or vote each proxy card by telephone or Internet, to ensure all your shares are voted. To provide better shareholder services, we encourage you to have all accounts registered in the same name and address. You may do that by contacting our transfer agent: Computershare Investor Services (1-888-660-5443).

Q:	May I propose actions for consideration at next year's annual meeting of shareholders?

A:
Yes. You may submit proposals for consideration at the 2018 Annual Meeting of Shareholders by presenting your proposal in writing to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813 and in accordance with the following schedule and requirements.

Proposals To Be Included In The Proxy Statement and Voted On At The Meeting. Proposals that shareholders wish to have included in the proxy statement for the 2018 Annual Meeting of Shareholders must be made in accordance with SEC Rule 14a-8. Proposals must be received by the Company's Corporate Secretary on or before November 17, 2017 at the above address.
Proposals To Be Voted On At The Meeting Only. Under Section 1.12 of the Company's Bylaws, for a shareholder to bring a proposal before the 2018 Annual Meeting, the Company must receive the written proposal no later than 80 days nor earlier than 90 days before the first anniversary of the 2017 annual meeting; in other words, no earlier than January 28, 2018 and no later than February 7, 2018. The proposal also must contain the information required in the Bylaws. If you wish to make one or more nominations for election to the Board, the required information includes, among other things, the written consent of such individual to serve as director and (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of Bank of Hawaii Corporation common stock each nominee beneficially owns. These advance notice provisions are separate from the requirements a shareholder must meet to have a proposal included in the proxy statement under SEC rules. By complying with these provisions, a shareholder may present a proposal in person at the meeting, but will not be entitled to have the proposal included in the Company's proxy statement unless they comply with the requirements described in the preceding paragraph. Persons holding proxies solicited by the Board may exercise discretionary authority to vote against such proposals.

Q:	Where can I find the voting results of the annual meeting?

A:	We plan to announce preliminary voting results at the annual meeting. We will publish final voting results in a report on Form 8-K within four business days of the annual meeting.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	Where can I find out more information about the Company before the annual meeting?

A:	You can find more information about the Company on-line at: www.boh.com.

PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS
The Company’s Certificate of Incorporation requires that the Company’s Board consist of not fewer than three directors and not more than 15 directors, with the exact number to be determined by the Board. The Board has fixed the number of directors at 13. Each of the 13 directors listed below has been nominated for a one-year term to serve until the 2018 Annual Meeting of Shareholders or until his or her successor is elected and qualified. In the event that any or all of the director nominees are unable to stand for election as director, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, may select different nominees for election as directors.
Certain information with respect to each of the nominees is set forth below, including his or her principal occupation, qualifications, and directorships during the past five years. Each nominee has consented to serve and all nominees are currently serving on the Company’s Board. The nominees were each recommended to the Board by the Company’s Nominating & Corporate Governance Committee whose goal is to assemble a board that operates cohesively, encourages candid communication and discussion, and focuses on activities that help the Company maximize shareholder value. The Nominating & Corporate Governance Committee also looks at the individual strengths of directors, their ability to contribute to the board, and whether their skills and experience complement those of the other directors. A more detailed discussion on the nomination process and the criteria the Nominating & Corporate Governance Committee considers in their evaluation of director candidates is found in the Corporate Governance section which begins on page 13.
The Board of Directors recommends a vote “FOR” each of the nominees.

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
S. Haunani Apoliona; 67; 2004
Former Trustee, Office of Hawaiian Affairs (“OHA”) (entity established by the Constitution of the State of Hawaii to improve the conditions and protect the entitlements of Native Hawaiians). Ms. Apoliona was elected OHA Trustee in 1996, and served five four-year terms ending November 8, 2016. Ms. Apoliona has dedicated more than 35 years working with and on behalf of Native Hawaiians. As Chairman of the OHA Board from 2000 through 2010 and Trustee of OHA since 1996, she has led the pursuit of Federal Recognition for Native Hawaiians, resolution of long-standing ceded land revenue disputes, and a vast array of advocacy initiatives for Native Hawaiians. Prior to OHA, she was President and Chief Executive Officer of Alu Like, a non-profit organization whose mission is to assist Native Hawaiians in achieving social and economic self-sufficiency, including workforce training, vocational education, and training in entrepreneurship, business development and computer technology. Ms. Apoliona studied at the University of Hawai‘i Mānoa graduating with Double Bachelor's degrees in Sociology and Liberal Arts (Hawaiian Studies) and a Master's Degree from the School of Social Work. She has served on the board of the Smithsonian’s National Museum of the American Indian. Ms. Apoliona’s knowledge of Native Hawaiian affairs and with cultural and charitable causes in Hawaii gives her a unique perspective on the values and interests of our core market, which pervade the business environment. These insights inform the discussion at both the Board and on the Nominating & Corporate Governance Committee on which all of the independent directors serve.
—

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
Mary G. F. Bitterman; 72; 1994
Dr. Bitterman has served as President and Director of the Bernard Osher Foundation (a 40 year-old philanthropic organization headquartered in San Francisco that supports higher education and the arts) since 2004. Previously, Dr. Bitterman was President and CEO of the James Irvine Foundation, an independent grant-making foundation serving Californians, and before that President and CEO of KQED, one of the major public broadcasting centers in the United States, Executive Director of the Hawaii Public Broadcasting Authority, Director of the Voice of America, and Director of the Hawaii State Department of Commerce and Consumer Affairs (and simultaneously ex-officio Commissioner of Financial Institutions, Commissioner of Securities, and Insurance Commissioner). Until BlackRock’s acquisition of Barclays Global Investors (“BGI”) in 2009, she was a member of the BGI board for nine years, serving on the Audit & Risk Committee as well as chairing the Nominating & Corporate Governance Committee. Dr. Bitterman currently serves as a director of the Bay Area Council Economic Institute, the Hawaii Community Foundation, the Commonwealth Club of California and Board Chair of the PBS Foundation, and an Advisory Council member of the Stanford Institute for Economic Policy Research and the Public Policy Institute of California. She is an Honorary Member of the National Presswomen’s Federation and a Fellow of the National Academy of Public Administration. Dr. Bitterman received her bachelor of arts degree from Santa Clara University and her M.A. and Ph.D. from Bryn Mawr College. Dr. Bitterman’s considerable experience in broadcasting, media and public policy, her experience as a regulator with authority over Bank of Hawaii and other state-chartered banks, her service on the board of a large mutual fund complex and its key committees, and her deep understanding of the Company and the financial services industry provide her with broad expertise across a range of issues of critical importance to the Company’s activities in a highly regulated and public-facing environment. Dr. Bitterman has gained extensive and valuable Company insight from her tenure as Lead Independent Director of the Board and she serves ex-officio as a member of each of the Board’s standing committees.
—
Mark A. Burak; 68; 2009
Retired. Formerly an independent consultant providing planning and business performance evaluation advisory services, and Executive Vice President for Planning, Analysis and Performance Measurement, Bank of America, having retired in 2000 after more than thirty years of service. Mr. Burak held various accounting and finance positions based in Chicago, London, San Francisco, and Charlotte at Bank of America and the former Continental Illinois National Bank, now part of Bank of America. As a consultant for Bank of Hawaii from late 2000 through 2003, he oversaw the development of the strategic plan and restructured the Company’s management accounting processes, including the implementation of a capital allocation methodology and development of a formal business unit performance evaluation process. Among other positions, Mr. Burak served as Controller, Managing Director of Management Accounting & Analysis, Business Segment Controller, and Regional Controller for Europe and Asia for the former Continental Illinois National Bank. Mr. Burak is a Certified Public Accountant. He serves on the Board of Trustees of the Honolulu Museum of Art and additionally as Treasurer and Chairman of the Finance Committee. He is a member of Financial Executives International, having served on several local chapter boards and as President of the San Francisco Chapter, and is a member of the American Institute of Certified Public Accountants. Mr. Burak received his bachelor's degree in business administration in public accounting from Loyola University of Chicago and his M.B.A. in finance from the Kellogg Graduate School of Management at Northwestern University. Mr. Burak’s career in accounting, finance and strategic planning for major banking organizations brings a high level of sophistication to his participation in Board discussion of a wide range of financial, strategic planning and operating matters, and his prior engagement as a consultant to Bank of Hawaii gives him direct knowledge of our business. His professional experience and educational background led the Board to appoint him to its Audit & Risk Committee and to designate him as a financial expert on that Committee. Along with all of the other independent directors, Mr. Burak also serves on the Board’s Nominating & Corporate Governance Committee.
—

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
Michael J. Chun; 73; 2004
Retired. Formerly President and Headmaster of Kamehameha Schools - Kapalama (a college preparatory school serving children of Hawaiian ancestry) from 2001 - 2012 and President, Kamehameha Schools from 1988 - 2012. As President and Headmaster, he was responsible for the leadership, financial management, administration and effectiveness of the college preparatory education program at the flagship Kapalama campus. Prior to his appointment at Kamehameha Schools, Dr. Chun was Vice President of Park Engineering, a Honolulu engineering consulting firm. He also served as Chief Engineer of the City and County of Honolulu and taught at the University of Hawaii where he directed graduate instruction and research in environmental engineering. In addition to being a director of Matson, Inc. (a shipping company that split from Alexander & Baldwin, Inc. in 2012), he serves on the boards of various professional and community organizations, including the Metropolitan Board of the YMCA of Honolulu, Partners in Development Foundation and USS Missouri Memorial. Dr. Chun received his bachelor of science degree in civil engineering and his Ph.D. in environmental engineering from the University of Kansas, and his M.S. in civil engineering from the University of Hawaii. Dr. Chun’s leadership of one of Hawaii’s premier educational institutions both provides him with insights into key segments of our markets and customer base and, together with his engineering background, assists the Board in its consideration of a range of operational matters. These insights inform the discussion at both the Board and on the Nominating & Corporate Governance Committee on which all of the independent directors serve.
Matson, Inc., Alexander & Baldwin, Inc.
Clinton R. Churchill; 73; 2001
Trustee, The Estate of James Campbell (an organization that administered the assets held in trust under the will of James Campbell) from 1992 through 2016 (Chairman 1998, 2000, 2004, 2008, 2012, and 2016). Mr. Churchill served as COO and CEO of The Estate of James Campbell prior to becoming one of its Trustees. He also served as Controller, Financial Vice President, and President of Gaspro, Inc. and three years as a management consultant with Touche Ross & Co. Mr. Churchill serves as Chairman of Pacific Aviation Museum at Pearl Harbor and Challenger Center Hawaii. He received his bachelor of science degree in business and his M.B.A. in management and finance from the University of Arizona. Mr. Churchill’s long association with the Estate of James Campbell (now the James Campbell Company LLC), a nationally diversified real estate company and a major Hawaii landowner, has given him a broad perspective on business affairs in the Company’s core market as well as a deep knowledge of an industry that represents a large portion of our customer base. That perspective as well as Mr. Churchill’s background in financial accounting led the Board to appoint him to its Audit & Risk Committee, which he chairs. Along with all of the other independent directors, Mr. Churchill also serves on the Board’s Nominating & Corporate Governance Committee.
—
Peter S. Ho; 51; 2009
Chairman and Chief Executive Officer of the Company since July 2010; President since April 2008; Vice Chairman and Chief Banking Officer from January 2006 to April 2008; Vice Chairman, Investment Services from April 2004 to December 2005; and Executive Vice President, Hawaii Commercial Banking Group from February 2003 to April 2004. Bank of Hawaii has been ranked in the top 10 of America's best banks by Forbes for the past eight consecutive years. In 2015, Mr. Ho was elected to serve a second three-year term on the board of the Federal Reserve Bank of San Francisco. In 2010, Mr. Ho was named Chairman of the Asia Pacific Economic Cooperation ("APEC") 2011 Hawaii Host Committee, a public-private entity comprised of private sector, labor and elected leaders created to support Hawaii, the country and President Obama’s hosting of APEC Leaders Week in November 2011. Mr. Ho is active in the Hawaii community and serves on several boards, including Aloha United Way, American Red Cross-Hawaii, Hawaii Community Foundation, McInerny Foundation, Shane Victorino Foundation, the Strong Foundation, Catholic Charities-Hawaii, the East-West Center, and the Hawaii Bankers Association. He is a member of the Financial Services Roundtable, the Hawaii Business Roundtable, the Hawaii Asia Pacific Association, the Hawaii Chamber of Commerce - Military Affairs Council Executive Committee, and the National Host Committee for International Union for Conservation of Nature (IUCN) - 2016 IUCN World Conservation Congress in Hawaii. Mr. Ho was named Young Business Person of the Year by Pacific Business News in 2003. In 2012, Mr. Ho was recognized as Hawaii’s distinguished citizen by the Aloha Council of the Boy Scouts of America. Mr. Ho holds a bachelor of science degree in business administration and an M.B.A. from the University of Southern California. He is also a 2008 graduate of Harvard Business School's Advanced Management Program. Mr. Ho's long career at Bank of Hawaii, his management responsibilities for all aspects of the Company's banking operations and his deep knowledge of our markets, community and culture all qualify him for service on our Board.
—

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
Robert Huret; 71; 2000
Since 1998, Founding Partner of FTV Capital, a multi-stage private equity firm whose limited partners include many of the world’s foremost financial institutions. Mr. Huret is also Chairman of Huret Rothenberg & Co. a private investment firm, and is a director of Cloudmark, Inc. and Financial Engines, Inc. Previously he was a senior consultant to Montgomery Securities. He has served as Senior Vice President, Finance and Trust Executive Officer at the Bank of California. Mr. Huret was also Vice President of Planning and Mergers and Acquisitions at First Chicago Corporation. He has 48 years of commercial banking, investment banking and private equity investment experience. He has participated in over 100 bank and bank-related mergers, public offerings and joint ventures, with an emphasis on technology companies focused in the financial services industry. He has served as Trustee of Cornell University and San Francisco University High School. He received his bachelor of science degree in industrial and labor relations from Cornell University and his M.B.A. with distinction from Harvard University. Mr. Huret’s knowledge of the commercial and investment banking business, his experience in finance and investment activities and his participation in strategic transactions across the financial services spectrum give him a broad and deep perspective on all facets of our business. These qualifications led the Board to appoint him to its Audit & Risk Committee, to designate him as a financial expert, and to appoint him Vice Chairman of the Committee. Along with all of the other independent directors, Mr. Huret also serves on the Board’s Nominating & Corporate Governance Committee.
Financial Engines, Inc.
Kent T. Lucien; 63; 2006
Mr. Lucien served as Vice Chairman and Chief Financial Officer of the Company from April 2008-February 2017.  Effective March 1, 2017, Mr. Lucien assumed the role of Vice Chairman and Chief Strategy Officer as a part of the Company’s ongoing succession planning and development.  As Vice Chairman and Chief Strategy Officer, Mr. Lucien will continue his responsibilities as a member of the Company’s Managing Committee and the development and execution of the bank’s key strategic initiatives, including the “Branch of Tomorrow” modernization project and leveraging information and technology to reshape the delivery of banking services, products and experiences with a customer focus. He will continue to oversee the bank’s Corporate Facilities and Real Estate Department. Prior to his employment with the Company in 2008, Mr. Lucien served as a Trustee for C. Brewer & Co. Ltd., (a Hawaii corporation engaged in agriculture, real estate and power production) from April 2006 to December 2007; and Chief Executive Officer Operations, C. Brewer & Co., Ltd. from May 2001 to April 2006. He also held the positions of Controller and Chief Financial Officer and various other executive positions at C. Brewer & Co., Ltd.  Prior to C. Brewer & Co., Ltd., Mr. Lucien worked for Pricewaterhouse Coopers. He is a Certified Public Accountant (inactive). Mr. Lucien also serves on the board of Wailuku Water Company LLC. Mr. Lucien received his bachelor's degree from Occidental College and his M.B.A. from Stanford University. Mr. Lucien’s senior executive experience in significant Hawaiian businesses and his background in finance and accounting led the Board to nominate him as a director in 2006 and, prior to becoming the Company’s Chief Financial Officer, to serve on the Audit & Risk Committee as its chair and to be designated as a financial expert. These qualifications, coupled with his deep knowledge of the Company’s finances gained during his tenure with the Company continue to qualify him for Board service.
Maui Land & Pineapple Co., Inc.
Alicia E. Moy; 39; 2017
President and chief executive officer of Hawai'i Gas since May 2013. Hawai'i Gas was established in 1904 as the state’s only government-franchised, full-service gas company. From 2001 to 2013, Ms. Moy was senior vice president with Macquarie Infrastructure and Real Assets (MIRA). At MIRA, Ms. Moy oversaw corporate strategy, strategic planning, funding and management of several MIRA-managed utility companies, including Hawai'i Gas. She has served as a member of Hawai'i Gas’ board of directors since 2011. From 1999 to 2001, Ms. Moy worked for Morgan Stanley in the Investment Banking division, where she was involved in corporate finance and mergers and acquisitions for private equity clients. Ms. Moy is a member of the Hawaii Business Roundtable and serves on the boards of Aloha United Way, the Chamber of Commerce of Hawaii, the Western Energy Institute and MIC Renewable Energy Holdings. She also sits on advisory boards for the Hawaii Clean Energy Initiative and Women in Renewable Energy. Ms. Moy holds a bachelor’s degree in finance and marketing from the University of Miami and a master’s degree in finance from INSEAD. Ms. Moy’s expertise in utilities and energy has given her a unique and holistic perspective on the integrated nature of Hawaii’s energy ecosystem and how it is transforming to meet the state’s renewable energy goals. Given the importance of energy in Hawaii and how it impacts all consumers in the state, Ms. Moy’s perspective in this key segment of the markets we serve will bring valuable insights to the Board’s deliberations. Her leadership in this industry along with her strong executive background in finance and strategic planning qualify her for service on the Board and the Human Resources & Compensation Committee. Ms. Moy also serves on the Board’s Nominating & Corporate Governance Committee along with all of the other independent directors.
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Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
Victor K. Nichols; 60; 2014
Victor Nichols has been the Chief Executive Officer of Valassis, a leader in intelligent media delivery since April 2015. In October 2016, Mr. Nichols was also named Chief Executive Officer, effective January 1, 2017, of Harland Clarke Holdings, which oversees Harland Clarke, Scantron and Valassis. Previously, Mr. Nichols was Chief Executive Officer of North America and President of Global Consumer Services for Experian, the leading global information services company providing data and analytical tools to clients around the world. Experian helps businesses manage credit risk, prevent fraud, target marketing and automate decision making, while enabling individuals to better manage creditworthiness and protect themselves against identity theft. While with Experian from 2007 to 2014, Mr. Nichols’ also served as Chief Executive Officer for the United Kingdom, Ireland, Europe, Middle East and Africa and Managing Director of Global Marketing Services, and as Group President, Experian Interactive. Prior to joining Experian, he was with Wells Fargo & Company for seven years where he served as Chief Information Officer and a member of the management committee, leading all key technology functions at the financial institution. Mr. Nichols was past President and founding partner of VICOR, Inc., an advanced technology engineering firm leading business transformation with a concentration in the financial services industry. His experience in information technology and the financial industry also included being President of Safeguard Business Systems and various senior management positions at Bank of America in interstate banking integration, consumer loan services, and operations. Mr. Nichols is a director and a member of the audit committee of Bridgepoint Education, Inc. (a higher education company that includes three academic institutions). Mr. Nichols has been an Advisor to Mitek, an identification technology provider. In addition, he is a member of the Economics Leadership Council, University of California, San Diego and through April 2017, will continue to be Chairman of Crystal Cove Conservancy, a non-profit organization providing education, conservation and restoration in California. He also recently was an Executive Advisor to the Boston Consulting Group and served on the Leadership Council for UCI Bren School of Information and Computer Sciences and on the Dean’s Advisory Board, University of California, Irvine Merage School. He holds a bachelor of science degree in economics from the University of California, San Diego, and an M.B.A. in finance from the University of California, Berkeley. Mr. Nichols’ 36 years of experience and knowledge in both information technology and the financial services industry as well as his background and expertise in strategic planning add a valuable global perspective to the Board in understanding the increasingly important role information technology has in the financial services industry. These qualifications led the Board to appoint him to its Audit & Risk Committee and to designate him as a financial expert on that Committee. Along with other independent directors, Mr. Nichols also serves on the Board’s Nominating & Corporate Governance Committee.
Bridgepoint Education, Inc.
Barbara J. Tanabe; 67; 2004
Owner, Ho’akea Communications, LLC (a public affairs company) since 2003. Ms. Tanabe has expertise in communications and issues management with over 30 years of experience in public affairs, crisis management, and broadcast journalism in the United States and Asia. She served as President and CEO of Hill & Knowlton/Communications Pacific and her own consulting firm, Pacific Century, where she counseled executives and government officials in the areas of cross-cultural communications, crisis and issues management, and news media management. Ms. Tanabe was one of the first Asian-American women journalists in the nation, and pioneered news coverage of issues dealing with ethnic minorities, diversity, and civil rights. She co-founded a public policy research firm, Hawaii Institute of Public Affairs, which produced studies resulting in legislation to promote economic development in Hawaii. She is co-chair and founder of the Hawaii Chapter of Women Corporate Directors, and serves as a member of the boards of the Japan-America Society of Hawaii, the Crown Prince Akihito Scholarship Foundation, and the Pacific Forum (The Asia affiliate of the Center for Strategic and International Studies). She has served on numerous task forces on special assignment with the chief justice of the Hawaii State Supreme Court, and completed a gubernatorial appointment to the East-West Center as vice-chair of the audit and finance committee. In 2013, she received the distinguished Alumni Award from the University of Hawaii. She received her bachelor of arts degree in communications from the University of Washington and an M.B.A. from the University of Hawaii. Ms. Tanabe’s expertise in and sensitivity to public policy matters, the media, and cultural and ethnic diversity in our core market bring insights that inform a wide range of Board deliberations and qualify her for service on the Board. Her management and business ownership background align her views on the Human Resources & Compensation Committee, on which she serves, with those of shareholders. Along with all of the other independent directors, Ms. Tanabe also serves on the Board’s Nominating & Corporate Governance Committee.
—

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
Raymond P. Vara, Jr.; 47; 2013
President and Chief Executive Officer Hawaii Pacific Health. As President and CEO, he oversees Hawaii's largest health care provider comprised of Straub Clinic & Hospital, Kapiolani Medical Center for Women & Children, Pali Momi Medical Center, Wilcox Memorial Hospital and Kauai Medical Clinic. Prior to his appointment in 2012, he served as its Executive Vice President and Chief Executive Officer of Operations since 2004. Mr. Vara also served as the Chief Financial Officer from 1998 to 2000 and Chief Executive Officer from 2000 to 2002 for Los Alamos Medical Center in New Mexico, an integrated health care service provider. Prior to his joining the private sector, Mr. Vara held various positions in the United States Army, including Controller for the Army's Northwestern Healthcare Network, Deputy Chief Financial Officer of the Madigan Army Medical Center in Tacoma, Washington, and Assistant Administrator and Chief Financial Officer of Bassett Army Community Hospital in Fairbanks, Alaska. Mr. Vara is active in the Hawaii community and serves on several boards, including Island Insurance Company, American Heart Association-National Board, Treasurer and Chair of the Finance and Operations Committee, and Hawaii Pacific University. Mr. Vara holds a bachelor's degree in finance from Hawaii Pacific University and received his M.B.A. from the University of Alaska. His community involvement and leadership of Hawaii's largest health care provider and non-governmental employer bring a valuable perspective of a key segment of the markets we serve. Mr. Vara's financial and operational background coupled with his senior executive and audit committee experience make him well-qualified to serve on the Company's Board and led the Board to appoint him to the Audit & Risk Committee in 2013 and to designate him as a financial expert on that Committee. Along with all of the other independent directors, Mr. Vara also serves on the Board’s Nominating & Corporate Governance Committee and joined the Human Resources & Compensation Committee in December 2014.
—
Robert W. Wo; 64; 2002
Owner and Director, C.S. Wo & Sons, Ltd. (a furniture retailer) since 1984. Under Mr. Wo’s leadership, this third generation family-owned and operated business has grown to become Hawaii’s largest furniture retailer, ranking it among the Top 250 companies in the State of Hawaii and among the Top 100 furniture retailers in the nation. He is a member of the Hawaii Business Roundtable whose mission is to promote the overall economic vitality and social health of Hawaii. He has always been active in the community, having served on the boards of Aloha United Way, Junior Achievement of Hawaii, and the Retail Merchants of Hawaii. Currently, Mr. Wo serves on several business and non-profit boards, including Hawaii Medical Service Association, and Assets School. He received his bachelor's degree in economics from Stanford University and earned his M.B.A. from Harvard Business School. Mr. Wo’s deep involvement in the community and knowledge of business affairs throughout the Hawaiian Islands bring a customer perspective to his participation in Board affairs and, as major employer in the state, qualify him for service on the Human Resources & Compensation Committee in addition to his role as a director. Along with all of the other independent directors, Mr. Wo also serves on the Board’s Nominating & Corporate Governance Committee.
—

BENEFICIAL OWNERSHIP
At the close of business on January 31, 2017, Bank of Hawaii Corporation had 42,732,807 shares of its common stock outstanding. As of January 31, 2017, this table shows the amount of Bank of Hawaii Corporation common stock owned by (i) each person or entity who is known by us to beneficially own more than five percent of Bank of Hawaii Corporation’s common stock; (ii) each current director and director nominee, (iii) each of the executive officers named in the Summary Compensation Table (the “named executive officers”), and (iv) all of our directors and executive officers as a group. Unless otherwise indicated and subject to applicable community property and similar statutes, all persons listed below have sole voting and investment power over all shares of common stock beneficially owned. Share ownership has been computed in accordance with SEC rules and does not necessarily indicate beneficial ownership for any other purpose.

Name	Number of Shares Beneficially Owned		Right to Acquire Within 60 Days	Total	Percent of Outstanding Shares as of January 31, 2017
More than Five Percent Beneficial Ownership
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,801,441	(1)	—	5,801,441	13.60%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,451,671	(2)	—	3,451,671	8.08%
Neuberger Berman Group LLC 1290 Avenue of the Americas New York, New York 10104	3,041,722	(3)	—	3,041,722	7.12%

Current Directors and Director Nominees
S. Haunani Apoliona	23,138	(4)	—	23,138	*
Mary G. F. Bitterman	38,469	(4)(5)	—	38,469	*
Mark A. Burak	7,652	(4)	—	7,652	*
Michael J. Chun	24,284	(4)(5)	—	24,284	*
Clinton R. Churchill	27,317	(4)(5)(6)	—	27,317	*
Robert Huret	45,098	(4)	—	45,098	*
Alicia E. Moy	—		—	—
Victor K. Nichols	4,738	(4)	—	4,738	*
Barbara J. Tanabe	18,221	(4)	—	18,221	*
Raymond P. Vara, Jr.	3,699	(4)	—	3,699	*
Robert W. Wo	55,081	(4)(5)	—	55,081	*

Named Executive Officers
Peter S. Ho (also Director Nominee)	167,194		46,666	213,860	*
Kent T. Lucien (also Director Nominee)	45,961	(5)(7)	15,000	60,961	*
Wayne Y. Hamano	28,860	(5)	—	28,860	*
Mark A. Rossi	50,054	(8)	—	50,054	*
Mary E. Sellers	69,562	(5)	30,000	99,562	*
All current directors, director nominees, and executive officers as a group (21 persons)	760,774		163,331	924,105	2.16%

* Each of the current directors, director nominees, and named executive officers beneficially owned less than one percent of Bank of
    Hawaii Corporation's outstanding common stock as of January 31, 2017.

(1)
According to its Schedule 13G filed with the SEC on January 12, 2017, BlackRock, Inc. is a parent holding company or control person and may be deemed to have beneficial ownership as of December 31, 2016 of 5,801,441 shares of Bank of Hawaii Corporation common stock owned by its clients, none known to have more than five percent of outstanding shares except subsidiary BlackRock Fund Advisors and the iShares Select Dividend ETF. According to the same filing, BlackRock, Inc. has sole power to vote or to direct the vote over 5,643,357 of those shares and sole power to dispose or to direct the disposition of 5,801,441 shares.

(2)
According to its Schedule 13G filed with the SEC on February 10, 2017, The Vanguard Group is an investment adviser and its subsidiaries may be deemed to have beneficial ownership as of December 31, 2016 of 3,451,671 shares of Bank of Hawaii Corporation common stock owned by its clients, none known to have more than five percent of outstanding shares. According to the same filing, The Vanguard Group has sole power to vote or to direct the vote over 25,844 of those shares, sole power to dispose or to direct the disposition of 3,424,027 shares, shared power to vote or to direct the vote over 3,900 shares and shared power to dispose or to direct the disposition of 27,644 shares.

(3)
According to its Schedule 13G filed with the SEC on February 14, 2017, Neuberger Berman Group LLC is a parent holding company or control person and its affiliates may be deemed to have beneficial ownership as of December 31, 2016 of 3,041,722 shares of Bank of Hawaii Corporation common stock by its clients, none known to have more than five percent of outstanding shares. According to the same filing, Neuberger Berman Group LLC has shared power to vote or to direct the vote of 3,039,678 of those shares and shared power to dispose or to direct the disposition of 3,041,722 shares.

(4)
Includes restricted shares owned by directors under the Director Stock Program: Ms. Apoliona, 14,428 shares; Dr. Bitterman, 768 shares; Mr. Burak, 768 shares; Dr. Chun, 19,568 shares; Mr. Churchill, 19,568 shares; Mr. Huret, 768 shares; Mr. Nichols, 768 shares; Ms. Tanabe, 768 shares; Mr. Vara, 768 shares; and Mr. Wo, 19,568 shares. Also includes shares owned by directors under the Directors Deferred Compensation Plan: Messrs. Churchill, 1,975 shares; Huret, 22,439 shares; Nichols, 2,405 shares; and Wo, 15,797 shares; and Mmes. Apoliona, 3,817 shares and Tanabe, 9,981 shares.

(5)
Includes shares held individually or jointly by family members as to which the specified director or officer may be deemed to have shared voting or investment power as follows: Dr. Bitterman, 6,970 shares; Dr. Chun, 2,284 shares; Mr. Churchill, 3,025 shares; Mr. Wo, 10,124 shares; Mr. Lucien, 5,500 shares; Mr. Hamano, 565 shares; and Ms. Sellers, 55,865 shares.

(6)	Includes 500 shares held in an Individual Retirement Account.

(7)	Includes 1,000 shares held in a Keogh account.

(8)	Includes 1,904 shares held in an Individual Retirement Account.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Company and the Board have adopted Corporate Governance Guidelines (“Governance Guidelines”). The Governance Guidelines are posted on the Investor Relations page of the Company's website at www.boh.com. The Governance Guidelines address director qualification and independence standards, responsibilities of the Board, access to management, independence standards and access to independent advisors, compensation, orientation and continuing education, Board committees, Chief Executive Officer (“CEO”) evaluation, management succession, Code of Business Conduct and Ethics, shareholder communications to the Board and the Board’s annual performance evaluation.
The Company’s leadership structure consists of a combined Chairman and CEO and a Lead Independent Director. At this time, the Board believes that it is in the best interests of the Company to have a single individual serve as Chairman and CEO to control and implement the short- and long-term strategies of the Company. The Board believes that this joint position provides it with the ability to perform its oversight role over management with the benefit of a management perspective as to the Company’s business strategy and all other aspects of the business. With its Lead Independent Director, this governance structure also provides a form of leadership that allows the Board to function distinct from management, capable of objective judgment regarding management’s performance, and enables the Board to fulfill its duties effectively and efficiently. The Company’s leadership structure promotes the objectivity of the Board’s decisions and its role in reviewing the performance of management. Through its leadership and governance processes the Company has successfully established a governance structure that provides both oversight and guidance by the Board to management regarding strategic planning, risk assessment and management, and corporate performance.
The Company’s Lead Independent Director is appointed by the Board and the current Lead Independent Director, Dr. Mary G. F. Bitterman, has served in this position since 1999. The Company’s Governance Guidelines clearly define the Lead Independent Director’s role and duties which include, but are not limited to: serving as Chairman of the Company’s Nominating & Corporate Governance Committee, presiding over regularly scheduled executive sessions of the non-management directors, serving as a liaison between the non-management directors and executive management, and assisting the Board and executive management to ensure compliance with the Governance Guidelines.
The Company's Nominating & Corporate Governance Committee has determined that each of the 11 current non-management directors, including the Lead Independent Director, are “independent” as defined by the NYSE rules. The non-management directors meet in executive session without management in attendance for regularly scheduled meetings. The non-management directors may also meet in executive session each time the full Board convenes for a meeting. In 2016, the non-management directors met five times in executive session. The Lead Independent Director also meets regularly on an individual basis with members of the Company’s executive management team.
Director Qualifications and Nomination Process
The Nominating & Corporate Governance Committee is responsible for identifying and assessing all director candidates and recommending nominees to the Board. Potential nominees are evaluated based on their independence, within the meaning of the Governance Guidelines and the rules of the NYSE. Candidates to be nominated as a director, including those submitted by shareholders, are selected based on, among other criteria, their integrity, informed judgment, financial literacy, high performance standards, accomplishments and reputation in the community, experience, skill sets, and ability to commit adequate time to Board and committee matters and to act on behalf of shareholders. The criteria also include a determination of the needs of the Board and of the interplay between each individual’s personal qualities and characteristics and those of the other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company and its shareholders. In addition, Board members are expected to participate in continuing education and training opportunities to stay current on corporate governance, industry trends and issues and to enhance their understanding of the Company’s business.
The objective of the Nominating & Corporate Governance Committee is to present a combination of candidates that will result in a Board with a wide range of skills, expertise, industry knowledge, viewpoints, and backgrounds, with business and community contacts relevant to the Company’s business. To accomplish this, the Nominating & Corporate Governance Committee seeks candidates from different age groups, ethnicities, genders, industries, and experiences, in addition to the criteria described above. The Board includes directors with experience in public corporations, not-for-profit organizations, and entrepreneurial individuals who have successfully run their own private enterprises. The Board also has the broad set of skills necessary for providing oversight to a financial institution, which includes proven leadership and expertise in finance, accounting, information technology, risk management, lending, investment management and communications. A shareholder may submit a candidate for consideration by the Board to be included in the Board’s slate of director nominees. Candidates proposed by shareholders will be evaluated by the Nominating & Corporate Governance Committee under the same criteria that are applied to other candidates. The criteria are set forth above and in the Company’s Bylaws and Governance Guidelines. Candidates to be considered for nomination by the Nominating & Corporate Governance Committee at the 2018 Annual Meeting of Shareholders must be presented in writing to the Corporate Secretary on or before November 17, 2017 at 130 Merchant Street, Honolulu, Hawaii 96813.
Director Experience, Tenure and Refreshment
The Board maintains a unique balance of experience, tenure, diversity, cultural and local market knowledge and broad subject matter expertise. While our longer-tenured directors carry a wealth of experience and deep understanding of the Company and our industry, the Board embraces the need for fresh perspectives and is committed to continued director refreshment. Since 2009, the Board has added five new directors with targeted and diverse areas of expertise, including the appointment of Alicia E. Moy in February 2017 to serve as a director for the unexpired term of a newly created director position, to the April 28, 2017 annual meeting of shareholders for which she is standing for re-election. A resident of Hawaii and President and CEO of Hawai'i Gas, Ms. Moy brings a unique and powerful perspective, and insight and business acumen to the local economy and business environment the Company serves. In addition to the Company's proactive refreshment activities, the Company anticipates that it will experience four director retirements over the next four years as a result of certain directors reaching the mandatory retirement age of 75. The Board is actively engaged in identifying future knowledge requirements and matching those requirements with potential director candidates possessing the desired personality and skill sets.
Likewise, the Board employs a balanced approach to populating Board Committees. This refreshment strategy results in a membership that maintains new and contemporary perspectives, ideas and approaches. Ms. Moy's appointment to the Human Resources & Compensation Committee in February 2017 further supports the key committee refreshment approach of the Company, and leverages her skills and expertise in the areas of human resource management and compensation.
Board and Committee Evaluations
The Nominating & Corporate Governance Committee leads and oversees the annual evaluation of the Board and Board committees. The annual evaluation includes an individual director self-assessment and an independent third party hosted survey to determine whether the Board and its committees are functioning effectively.  The Nominating & Corporate Governance Committee establishes the evaluation criteria, oversees the evaluation process, discusses the results with the Board, and implements any changes that emerge from the evaluations that the Board deems appropriate to enhance Board effectiveness.
An independent consultant provides assistance with the design of the online survey instrument and administers the survey on behalf of the Nominating & Corporate Governance Committee, thereby assuring anonymity of participant responses through a secure, encrypted website.  A written report of total sample data, as well as data for the Board committees, is prepared by the consultant, analyzing the closed-end questions and includes the verbatim comments offered by directors at the close of each section of the survey that may provide recommendations for improvement.  The report also tracks current data against results from previous surveys, where comparable.

Majority Voting
The Company's Bylaws and Governance Guidelines provide for majority voting in uncontested elections and a resignation process in the event a director nominee does not obtain a majority of votes cast. The resignation process provides the Board with discretion to accept or reject a tendered resignation if a majority vote is not obtained. If the tendered resignation is not accepted by the Board, the Board shall not nominate such director to stand for re-election at the next annual meeting of shareholders.
Communication with Directors
Shareholders and any interested parties may communicate with the Board, non-management directors, or the Lead Independent Director by sending correspondence c/o the Company’s Corporate Secretary, 130 Merchant Street, Honolulu,

Hawaii 96813. All appropriate communications received will be forwarded to the Board, non-management directors or the Lead Independent Director as addressed.
Code of Business Conduct and Ethics
The Company has earned its reputation as a respected leader in the communities it serves and in the financial services industry by conducting business in an ethical, responsible and professional manner. The Company is proud of the high standards of quality and service that have been its hallmark through the years. These qualities represent fundamental business practices and apply to all directors, officers and employees.
The Company and Board have adopted a Code of Business Conduct and Ethics (the "Code") for directors, executive officers (including the Company's chief executive officer, chief financial officer, chief accounting officer and controller) and employees that is posted on the Investor Relations page of the Company’s website at www.boh.com. The Code addresses the professional, honest and candid conduct required of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including securities trading); corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets; and encourages the reporting of any illegal or unethical behavior. A waiver of any provision of the Code may be made only by the Audit & Risk Committee of the Board and must be promptly disclosed as required by SEC and NYSE rules. The Company will disclose any such waivers, as well as any amendments to the Code, on the Company’s website at www.boh.com.
Policy Prohibiting Hedging and Pledging of Company Stock
The Company's Securities Trading Policy (the "Policy") specifically prohibits directors and employees from hedging the risk associated with the ownership of Bank of Hawaii Corporation's common stock. The Policy also prohibits directors and employees from pledging transactions involving Bank of Hawaii Corporation common stock as collateral, including the use of a traditional margin account with a broker-dealer.
Director Independence
The Board is comprised of a majority of independent directors as defined by the NYSE listing standards. In affirmatively determining that a director is independent of the Company’s management and has no material relationship with the Company, either directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with the Company, the Board applies the following categorical standards, in addition to such other factors as the Board deems appropriate:

a)
In no event shall a director be considered independent if the director is an employee, or a member of the director’s immediate family is an executive officer of the Company until three years after the end of such employment relationship. Employment as an interim Chairman of the Board, CEO, Chief Financial Officer ("CFO") or other executive officer shall not disqualify a director from being considered independent following that employment.

b)
In no event shall a director be considered independent if the director receives, or a member of the director’s immediate family receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). A director may not be considered independent until three years after ceasing to receive such compensation.

c)
In no event shall a director be considered independent if the director is a current partner or employee of the Company’s internal or external auditor, or whose immediate family member is a current partner or employee of such a firm and personally works on the Company’s audit; or was a partner or employee of such a firm and personally worked on the Company’s audit within the last three years.

d)
In no event shall a director be considered independent if the director is employed, or a member of the director’s immediate family is employed, as an executive officer of another company where any of the Company’s present executives serves on that company’s compensation committee until three years after the end of such service or employment relationship.

e)
In no event shall a director be considered independent if the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services rendered in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues for such year, until three years after falling below such threshold.

f)
A director will not fail to be deemed independent solely as a result of the director’s and the director’s immediate family members’, or a director’s affiliated entities, banking relationship with the Company if such relationship does not violate paragraphs (a) through (e) above and is made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with persons not affiliated with the Company and, with respect to extensions of credit, is made in compliance with applicable laws, including Regulation O of the Board of Governors of the Federal Reserve System, and do not involve more than the normal risk of collectability or present other unfavorable features.

g)
Audit & Risk Committee members may not receive directly or indirectly any consulting, advisory or other compensatory fee from the Company and shall otherwise meet the independence criteria of Section 10A-3 of the Securities Exchange Act of 1934, as amended. Audit & Risk Committee members may receive directors’ fees and other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive (including any additional such fees or consideration paid to directors with respect to service on committees of the Board).

h)
Human Resources & Compensation Committee members may not receive directly or indirectly any consulting, advisory or other compensatory fee from the Company, and shall otherwise meet the independence criteria of Section 10C of the Securities Exchange Act of 1934, as amended. Human Resources & Compensation Committee members may receive directors' fees or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive (including any additional such fees or consideration paid to directors with respect to service on committees of the Board).

i)
If a particular commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship or transaction that is not addressed by the above standards exists between a director and the Company, the Board will determine, after taking into account all relevant facts and circumstances, whether such relationship or transaction is in the Board’s judgment material, and therefore whether the affected director is independent.

For purposes of these independence standards, an “immediate family member” includes the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.
The following 11 director nominees standing for re-election have been determined by the Board to be independent: Messrs. Burak, Chun, Churchill, Huret, Nichols, Vara, and Wo, and Mmes. Apoliona, Bitterman, Moy, and Tanabe, and accordingly, the Board has a majority of independent directors as defined by the listing standards of the NYSE and the Governance Guidelines. All of the committees are composed entirely of independent directors who also meet applicable committee independence standards. Mr. Ho is the Chairman, CEO and President of the Company and is therefore not independent. Mr. Lucien is the Vice Chairman and Chief Strategy Officer of the Company and is therefore not independent.
Human Resources & Compensation Committee Interlocks and Insider Participation
No member of the Human Resources & Compensation Committee during fiscal year 2016 served as an officer, former officer, or employee of the Company or had a relationship that was required to be disclosed under “Certain Relationships and Related Transactions.” Further, during 2016, no executive officer of the Company served as:

•
A member of the Human Resources & Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Human Resources & Compensation Committee; or

•	A director of any other entity, one of whose executive officers or their immediate family member served on our Human Resources & Compensation Committee.

Corporate Social and Environmental Responsibility
Corporate responsibility comprises the economic, social and environmental choices Bank of Hawaii makes as an enterprise. These choices affect the lives of the bank’s shareholders, customers and employees, and their respective communities. Bank of Hawaii is committed to strengthening the communities it serves through its investments, charitable contributions and community service, and recognizes that a commitment to economic, social and environmental responsibility is an integral element to the Company’s success. In recognition of its efforts, Bank of Hawaii has been the recipient of the Financial Services Roundtable’s Corporate Social Responsibility Leadership Award for the past six years.

Economic Involvement
•Affordable Housing: In 2016, we continued our focus on housing solutions by partnering with developers to finance affordable and workforce housing options that meet a range of community needs for local families and senior citizens across the state of Hawaii and in the Western Pacific. Among them were three phases of Meheula Vista, 225 affordable rental housing units for low-income seniors located in Mililani Mauka on Oahu; Saipan Comfort Homes, 40 affordable housing units for families located near Northern Marianas College; and the renovation of 44 units at Kaneohe Elderly Apartments on Oahu, affordable rentals for low-income seniors. Altogether, Bank of Hawaii helped to finance the construction of nearly 800 affordable housing units in 2016, with more in the pipeline for 2017.

•Supporting Small Businesses: Bank of Hawaii supports businesses both large and small. In 2016, the bank was honored with the U.S. Small Business Administration’s Lender of the Year Award for Category 1, which includes financial institutions with assets in excess of $9.0 billion. Bank of Hawaii provided 58 loans totaling $17 million in Hawaii and Guam, and has received this award for 12 out of the past 14 years.

Financial Education
•SmartMoney Seminars: Presented as a free public service (open to customers and noncustomers), these financial education seminars cover a variety of financial topics, such as the purchase of a first home and how to save and invest. This year, 76 seminars were held at Bank of Hawaii branches, schools and community organizations in Hawaii, Guam, Saipan and Palau. In total, volunteers led these seminars for 1,438 participants. Bank of Hawaii has offered SmartMoney Seminars for the past eight years.

•Educating Students: Each year, Bank of Hawaii employee volunteers visit elementary, middle and high schools to teach students financial literacy. For the 19th annual “Teach Children to Save” initiative, 200 Bank of Hawaii volunteers reached out to more than 2,000 students. For the 13th annual “Get Smart About Credit Day,” Bank of Hawaii volunteers taught more than 2,000 teens at 24 intermediate schools, high schools and select locations across Hawaii, Guam, Saipan, Palau and American Samoa.

•Educating Seniors: Public outreach efforts were conducted specifically aimed at helping seniors protect themselves against financial exploitation. Seminars and print materials were prepared in cooperation with the Better Business Bureau, University of Hawaii and Hawaii Partnership Against Fraud. Bank of Hawaii was also featured in informational sessions about Elder Fraud and aired on 'Ōlelo Community Media, Hawaii’s local public television station.

•Volunteer Income Tax Assistance: Bank of Hawaii is proud to be able to provide the largest number of volunteers to both Goodwill Industries of Hawaii’s and Legal Aid Society of Hawaii’s VITA program. In 2016, 24 of the bank’s IRS-certified employees volunteered income tax assistance for low- and moderate-income families and individuals. Volunteers helped to maximize recipients’ tax refunds. Bank of Hawaii volunteers prepared 372 tax returns, free of charge.

•Assisting Foster Teens: Bank of Hawaii has partnered with EPIC 'Ohana’s Hawaii Youth Opportunities Initiative since 2010 to offer financial education to foster teens. Through this program, teens are able to open matched savings accounts, where each dollar saved is matched up to $1,000 annually, and may be withdrawn between the ages of 14 to 26. This year, Bank of Hawaii opened 77 individual development savings accounts for foster youth transitioning from Child Welfare Services. This has enabled these young people to make 106 purchases, totaling nearly $155,000, primarily to pay for college education, housing and transportation. Since 2010, the Opportunity Passport Program using Bank of Hawaii IDA savings accounts has facilitated 585 transactions totaling $665,000 for former foster youth.

•Mentoring Middle School Students: Starting with the 2016-2017 school year, Bank of Hawaii partnered with the Nu’uanu YMCA and University of Hawaii students from the Atherton YMCA’s College Camp, to launch the Central Middle School Mentoring Program to steer youth onto a successful educational journey. More than 20 Bank of Hawaii employees, along with several graduates of The YMCA College Camp, volunteered to mentor 12 middle school students from Central Middle School. Bank of Hawaii will also participate in mentoring sessions on financial education, and University of Hawaii students will meet with the mentees monthly until they graduate from the program in May 2017.

Social Contributions
•Supporting the “Unbanked” and “Underbanked:” Launched in April 2015, Bank of Hawaii was the first local bank to offer an alternative to traditional checking accounts in the state of Hawaii. EASE by Bank of Hawaii combines convenience and access, is FDIC insured and is among the lowest-fee bank accounts in the U.S. With no checks to bounce, customers do not incur overdraft fees. Customers are also given a free Visa debit card and free access to more than 450 Bank of Hawaii ATMs, do not have direct deposit requirements or monthly service fees for online statements, and are allowed an initial opening balance of $25. They also receive free 24/7 Bankoh by Phone, mobile banking and eBankoh online banking. With 2016 marking the first full year of offering EASE by Bank of Hawaii, we saw an increase in account openings of 125 percent compared to 2015. During the summer of 2016, Bank of Hawaii also added the ability for customers to open EASE accounts online, further enhancing the convenience of the electronic banking option.

•Outstanding Commitment to Community Support: Bank of Hawaii, its Foundation and employees contributed more than $2.7 million to community and philanthropic causes in 2016. In addition, Bank of Hawaii employees recorded more than 12,800 volunteer hours and participated in 244 community events during the course of the year.

•HIKI NŌ: Supporting the nation’s first statewide student news network, Bank of Hawaii Foundation continued its support of PBS Hawaii’s HIKI NŌ program with a $100,000 donation in 2016. This is in addition to $300,000 given to the program since 2011. HIKI NŌ is the first and only student news show with a statewide network of schools. Students from 80 participating public, private and charter high schools and middle schools work with teachers and mentors to create news and feature stories that are shared with Hawaii and the world.

•Employee Scholarship Fund: In its third year, Bank of Hawaii Foundation awarded 35 scholarships totaling $122,000 to children of Bank of Hawaii employees. In total, Bank of Hawaii Foundation has awarded more than $300,000 to its scholars.

•College Assistance Program: Education is fundamental to career success and in 2016 Bank of Hawaii launched its College Assistance Program (CAP) to give employees without a bachelor’s degree access to a college education and potential for full tuition reimbursement. This program provides a unique opportunity for employees to earn their first bachelor’s degree by partnering with Chaminade University of Honolulu’s Professional and Continuing Education online program. Employees are able to choose from a wide variety of majors, regardless of whether or not they relate to their roles at the bank. With a few employees having already completed the first term, an additional 18 employees have begun the enrollment process with Chaminade University for 2017. CAP is in addition to the bank’s other types of assistance, which includes the Tuition Assistance Program, Professional Education Program and Professional Certification.

•Bank of Hawaii Family Sundays: Since 2004, Bank of Hawaii has sponsored a free, once-a-month program of art activities, entertainment and films for the whole family at the Honolulu Museum of Art. This year, the monthly event, called Bankoh Family Sundays, drew more than 23,000 attendees supported by over 100 employee volunteers.

•Hawaii Book & Music Festival: Presented by Bank of Hawaii for the past 11 years, this weekend of award-winning authors, live entertainment and performances for all ages is free and open to the public. Approximately 30,000 people attended the event in 2016. The festival honors cultural arts and promotes literacy. An event highlight is the Bank of Hawaii Book Swap, where approximately 4,000 books were available, with more than 1,000 being donated by BOH employees.

Environmental Contributions
•Supporting Renewable Resources: Bank of Hawaii continues to improve facilities with eco-friendly innovations as part of our energy conservation program. We have significantly reduced energy expenses and consumption to the lowest in our history, in large part due to the installation of photovoltaic solar panels on 12 branches and three buildings so far. We switched on 348 PV panels and two high-efficiency air-conditioning chillers at our downtown Honolulu headquarters, with a combined reduction of over 10,000 barrels of oil. We will continue to strive toward achieving zero carbon emissions as we renovate branches and facilities with energy-saving options.
Oversight of Risk
The Company's governance, including policies, standards and procedures, has been developed with the goal of ensuring that business decisions and the execution of business processes are in compliance with legal and regulatory requirements.
Authority for accepting risk exposures on behalf of the Company originates from the Board. In turn, that authority is delegated through the Board-appointed Managing Committee, chaired by the CEO and comprised of executive management, and its subcommittees, including the Risk Council. The Risk Council, chaired by the Chief Risk Officer, provides the Managing Committee with a forum for the review and communication of both specific and company-wide risk issues, and serves to enhance collaboration among all areas of the Company that create and manage risk, while reinforcing executive management’s responsibility for ensuring risk is managed within established tolerances.
Risk management at the Company is the process for identifying, measuring, controlling and monitoring risk across the enterprise given its business as a financial institution and financial intermediary. Risk management crosses all functions and employees and is embedded in all aspects of planning and performance measurement. The Company’s systems, information and timely reporting are designed to enable the organization to quickly adapt to early warning signs.
The Board is responsible for oversight of the Company’s enterprise risk framework. The Board implements its risk oversight function both as a whole and through delegation to various committees. Management of cyber security risks is the responsibility of the full Board. In 2016, the Company, the Board, and the Audit & Risk Committee continued to strengthen the management and oversight of cyber security risk through new security system enhancements, policies, testing, identification and reporting. The Company continued its program of third party penetration testing and ongoing analysis to identify potential vulnerabilities and need for system enhancements.
The Board has delegated to the Audit & Risk Committee primary responsibility for overseeing financial, credit, investment and operational risk exposures including regulatory and legal risk; to the Fiduciary and Investment Management Committee, comprised of five board members, primary responsibility for oversight of fiduciary and investment risk of client accounts; and to the Human Resources & Compensation Committee primary responsibility for oversight of risk related to management and staff. These committees report to the full Board to ensure the Company’s overall risk exposures are understood, including risk interrelationships. The Board also oversees reputational risk.
Risk reports are provided and discussed at every committee and Board meeting. In addition to detailed reports, the Board reviews an Enterprise Risk Position report that reflects key risk measures and trends across the Company. Key managers responsible for risk management (the Chief Risk Officer, the Treasurer, the Chief Compliance Officer, the General Counsel, and the Chief Fiduciary Officer) regularly provide updates at the respective committee and Board meetings. In support of the Board’s risk oversight role and to ensure that potential problems are surfaced, the Audit & Risk Committee directly oversees the Company’s Internal Audit and Credit Review functions.
Compensation Policies and Risk
The Board’s risk oversight responsibility includes the implementation of compensation programs that do not encourage or incentivize excessive risk taking or inappropriate conduct. The Human Resources & Compensation Committee is responsible for establishing and reviewing the Company’s executive compensation programs, as well as the compensation programs for employees generally, and ensuring that the programs do not encourage unnecessary or excessive risk taking or create risks that are reasonably likely to have a material adverse effect on the Company and its customers.

In 2016, the Company, in addition to its annual comprehensive review, formed a special Steering Committee comprised of its most senior executives to, among other things, examine each of the Company's incentive plans' design, performance, payouts and customer impact, with oversight by and reporting to the Board, Audit and Risk Committee and Human Resources & Compensation Committee. The Steering Committee review included an extensive analysis of potential "red flag" indicators including the existence, nature and extent of any customer complaints, regulatory complaints, legal actions, employee feedback and payout results to determine if the incentive plan design or implementation resulted in employee wrongdoing or customer abuse.
The Steering Committee's review confirmed that the Company's policies and incentive plans do not encourage, nor result in inappropriate employee conduct, wrongdoing or customer abuse. The Steering Committee also confirmed that the policies and incentive plans encourage behavior that is within the Company's risk tolerance, are compatible with effective controls and risk management and are supported by strong corporate governance. The review further confirmed that no individual employee or group of employees incentive plans encourage inappropriate conduct, unnecessary or excessive risk taking or create risks that are reasonably likely to have a material adverse effect on the Company and its customers. The Steering Committee, however, did provide recommendations to improve certain plan designs and enhance the ongoing monitoring and reporting process as well as enhancing employee training programs.

BOARD COMMITTEES AND MEETINGS
The Board met 10 times during 2016. The Board’s policy is that directors should make every effort to regularly attend meetings of the Board and committees on which they serve and the Company’s annual meeting of shareholders. Each director attended at least 75% of the meetings of the Board and 75% of the committee meetings on which he or she served in 2016. All of the Company’s directors attended the 2016 Annual Meeting of Shareholders.
Board Committees
The Board has three standing committees: the Audit & Risk Committee, the Human Resources & Compensation Committee, and the Nominating & Corporate Governance Committee. The charters for the respective Board committees are posted in the Investor Relations section of the Company’s website at www.boh.com.
The Board has affirmatively determined that all of the members of the Audit & Risk, Human Resources & Compensation, and Nominating & Corporate Governance Committees (collectively the “Board Committees”) meet the independence standards of the NYSE and the Company’s Governance Guidelines. The Board Committees’ charters require that each committee perform an annual evaluation of its performance and assess the adequacy of its charter. Each committee has the authority to retain consultants and advisors to assist it in its duties, including the sole authority for the retention, termination and negotiation of the terms and conditions of the engagement.
Below are the members of each current standing committee.

Audit & Risk	Human Resources & Compensation	Nominating & Corporate Governance
Mary G. F. Bitterman	Mary G. F. Bitterman	S. Haunani Apoliona
Mark A. Burak	Alicia E. Moy ***	Mary G. F. Bitterman*
Clinton R. Churchill*	Barbara J. Tanabe	Mark A. Burak
Robert Huret **	Robert W. Wo *	Michael J. Chun
Victor K. Nichols	Raymond P. Vara, Jr.	Clinton R. Churchill
Raymond P. Vara, Jr.		Robert Huret
Alicia E. Moy ***
Victor K. Nichols
Barbara J. Tanabe
Raymond P. Vara, Jr.
Robert W. Wo

* Committee Chairman
** Committee Vice Chairman
*** Committee Member as of February 2017

Audit & Risk Committee: 6 Meetings in 2016
The Audit & Risk Committee operates under and annually reviews a charter that has been adopted by the Board. The Audit & Risk Committee’s duties include assisting the Board in its oversight of the following areas of the Company: regulatory and financial accounting, reporting and credit risk management; compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications and independence; and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit & Risk Committee also provides oversight of management’s activities with respect to capital management and liquidity planning, including dividends and share repurchases, and overall interest rate risk management. In addition, the Audit & Risk Committee meets in private session at the conclusion of every regularly scheduled meeting to provide a confidential forum for identification and discussion of issues of importance to the Company. The Audit & Risk Committee also meets with non-member directors on a regularly scheduled basis to brief them on the content and issues discussed at the previous meeting.
The Board has determined that Messrs. Burak, Huret, Nichols, and Vara meet the definition of “financial expert” within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002. The Board has determined that all Audit & Risk Committee members meet the NYSE standard of financial literacy and have accounting or related financial management expertise. In addition, the Board has determined that Messrs. Burak, Huret and Nichols meet the definition of "risk expert" under the Federal Reserve Bank rules implementing Section 16 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and 12 CFR 252.22(d)(1).
The Audit & Risk Committee has adopted policies and procedures governing the following: pre-approval of audit and non-audit services; the receipt and treatment of complaints regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission of information by employees of the Company regarding questionable accounting or audit matters; and restrictions on the Company’s hiring of certain employees of the independent registered public accounting firm. The Audit & Risk Committee is also responsible for reviewing Company transactions involving a director or executive officer. The Audit & Risk Committee Report is located on page 67.
Human Resources & Compensation Committee: 10 Meetings in 2016
The Human Resources & Compensation Committee's duties are set forth in its charter, and include responsibility for compensation levels of directors and members of executive management and reviewing the performance of executive management. The Human Resources & Compensation Committee reviews and approves goals and objectives relevant to CEO compensation, and evaluates performance against those goals. It is also their responsibility to review the Company's long-term and short-term incentive compensation plans, equity-based plans, and deferred compensation programs. The Human Resources & Compensation Committee also reviews management development and training programs as well as succession planning for senior and executive management. The Human Resources & Compensation Committee charter allows for the delegation of its duties to its own subcommittee as long as such delegation is in compliance with all applicable laws, rules, and listing standards. The CEO, in consultation with the Director of Human Resources, makes recommendations with respect to non-CEO executive officer compensation. The Human Resources & Compensation Committee Report is located on page 25.
Nominating & Corporate Governance Committee: 8 Meetings in 2016
The Nominating & Corporate Governance Committee's duties are set forth in its charter and include reviewing the qualifications of all Board candidates and recommending qualified candidates for membership on the Board and the oversight of director continuing education opportunities. The Nominating & Corporate Governance Committee reviews the Board’s organization, procedures and committees and makes recommendations concerning the size and composition of the Board and its committees. The Nominating & Corporate Governance Committee makes recommendations to the Board regarding standards for determining non-management director independence and reviews the qualifications and independence of the members of the Board and its committees. The Nominating & Corporate Governance Committee also reviews and evaluates the Company’s compliance with corporate governance requirements and leads and oversees the Board and its committees’ annual performance evaluations. Further information regarding the responsibilities performed by the Nominating & Corporate Governance Committee and the Company’s corporate governance is provided in the committee charter and the Governance Guidelines.

DIRECTOR COMPENSATION
Retainer Fees
In 2016, based on analyses completed by Veritas Executive Compensation Consultants, LLC ("Veritas"), the Board's independent executive compensation consultant, the Board approved the following retainer fees, which remain unchanged from the previous 12-month period:

•	An annual retainer for service on the Board in the amount of $42,500;

•	An additional annual retainer for the Lead Independent Director in the amount of $15,000;

•
An annual retainer for Audit & Risk Committee members in the amount of $13,000, an annual retainer for the Chairman of the Audit & Risk Committee in the amount of $20,000, and an annual retainer for the Vice Chairman of the Audit & Risk Committee in the amount of $15,000; and

•
An annual retainer for Human Resources & Compensation Committee members in the amount of $11,250 and an annual retainer for the Chairman of the Human Resources & Compensation Committee in the amount of $19,250.

In addition to these standing committees, the Board has other committees for which directors received fees in 2016. Ms. Apoliona and Mr. Chun are members of the Board-appointed Benefit Plans Committee (“BPC”), and Mmes. Apoliona and Tanabe and Messrs. Chun, and Wo are members of the Fiduciary Investment Management Committee (“FIMC”). In 2016, the FIMC chairman's (Ms. Tanabe) annual retainer was $12,500 and annual retainer fees for the FIMC and BPC members were $7,500 and $5,000, respectively. The Directors are reimbursed for Board-related travel expenses, and directors who reside principally on the U.S. mainland receive an additional $5,000 annually to compensate them for travel time.
Director Stock Plan
The shareholders approved the 2015 Director Stock Compensation Plan (the “Director Stock Plan”) at the 2015 annual meeting. The purpose of the Director Stock Plan is to advance the interests of the Company by encouraging and enabling eligible non-employee members of the Board to acquire and retain throughout each member's tenure as director a proprietary interest in the Company by owning shares of Bank of Hawaii Corporation common stock. The Director Stock Plan allows for the granting of stock options, restricted common stock, and restricted stock units. Under the Director Stock Plan, the Board has the flexibility to set the form and terms of awards. In 2016, each of the 10 non-employee Board members was given a stock award of 768 shares of restricted common stock (“Restricted Shares”) with a vesting date of April 21, 2017. In 2016, no stock options or restricted stock units were granted under the Director Stock Plan.
Directors' Deferred Compensation Plan
The Company maintains the Directors' Deferred Compensation Plan (the “Directors’ Deferred Plan”), under which each non-employee director may participate and elect to defer the payment of all of his/her annual Board and committee retainer fees, or all of his/her annual Board retainer fees, or all of his/her annual committee retainer fees. At the director's choice, deferred amounts under the Directors' Deferred Plan may be payable: 1) beginning on the first day of the first month after the participating director ceases to be a director of the Company; or 2) on an anniversary date of the director's choosing after the director ceases to be a director; or 3) a date specified by the director (which may include a date prior to the date a director ceases to be a director). Deferred amounts are paid to the participant in a lump sum or in equal annual installments over such period of years (not exceeding 10 years) as the participant elects at the time of deferral. If a participant dies, all deferred and previously unpaid amounts will be paid in a lump sum to the participant's beneficiary on the second day of the calendar year following the year of death. A participant's deferred amounts are adjusted for appreciation or depreciation in value based on hypothetical investments in one or more mutual funds or in shares of Bank of Hawaii Corporation common stock, as may be directed by the participant. The Company's obligations under the Directors' Deferred Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plan. The assets of the trust are at all times subject to the claims of the Company's general creditors.
Director Stock Ownership Guidelines
The Board believes it is important to support an ownership culture for the Company's directors, employees and shareholders. To ensure that linkage to shareholders occurs among the fiduciaries of the Company each non-management director is required to own a minimum amount of five times his or her annual cash retainer in Bank of Hawaii Corporation common stock. Directors are given five years from first joining the Board to achieve guideline levels of ownership. Eight of the ten non-management directors standing for re-election have satisfied the ownership guidelines. Directors Victor K. Nichols and Raymond P. Vara, Jr. are expected to satisfy the ownership guidelines within the required five-year period.
Director Compensation
The following table presents, for the year ended December 31, 2016, information on compensation earned by or awarded to each non-employee director who served on the Board of Directors during 2016.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
S. Haunani Apoliona	55,000	52,539	—	—	—	—	107,539
Mary G. F. Bitterman	86,750	52,539	—	—	—	—	139,289
Mark A. Burak	55,500	52,539	—	—	—	—	108,039
Michael J. Chun	53,750	52,539	—	—	—	—	106,289
Clinton R. Churchill	62,500	52,539	—	—	—	—	115,039
Robert Huret	62,500	52,539	—	—	—	—	115,039
Victor K. Nichols	60,500	52,539	—	—	—	—	113,039
Martin A. Stein	19,625	—	—	—	—	—	19,625
Donald M. Takaki	13,750	—	—	—	—	—	13,750
Barbara J. Tanabe	66,250	52,539	—	—	—	—	118,789
Raymond P. Vara, Jr.	66,750	52,539	—	—	—	—	119,289
Robert W. Wo	69,250	52,539	—	—	—	—	121,789

(1)	Ms. Apoliona and Messrs. Huret, Nichols, and Wo elected to defer all of their respective fees earned in 2016.

(2)
The amounts in this column reflect the fair value of the restricted stock on the date of grant. On April 29, 2016 the Company issued grants of 768 shares of restricted common stock to each of the non-management directors, having an aggregate fair value of $52,539 based on the closing price of the Company's common stock of $68.41 on the date of the grant; 100% of the grant will vest on April 21, 2017. As of December 31, 2016, each director had the following number of restricted stock awards accumulated in their accounts (which excludes options exercised and held as common stock in their accounts): Ms. Apoliona, 2,568 shares; Dr. Bitterman, 768 shares; Mr. Burak, 768 shares; Dr. Chun, 2,568 shares; Mr. Churchill, 2,568 shares; Mr. Huret, 768 shares; Mr. Nichols, 768 shares; Ms. Tanabe, 768 shares; Mr. Vara, 768 shares; and Mr. Wo, 2,568 shares.

(3)	No option awards were granted in 2016. As of December 31, 2016, no director had outstanding options to purchase shares of the Company's common stock.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act provides shareholders the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.
As an advisory vote, this proposal is not binding upon the Company. However, the Human Resources & Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and considers the outcome of the vote when making future compensation decisions for its executive officers. The Company currently conducts annual advisory votes on executive compensation. The Company’s shareholders approved its executive compensation at the 2016 Annual Meeting of Shareholders.
As described in the Compensation Discussion and Analysis, the primary focus of the Company's executive compensation programs is to encourage and reward behavior that the Board believes will promote sustainable growth in shareholder value. Our executive compensation programs are intended to balance risk and reward in relation to the Company’s overall business strategy and further align management’s interests with shareholders’ interests. The Company’s commitment to a performance culture is reflected in its strong financial performance in recent years. Accordingly, the Board of Directors recommends that shareholders approve the executive compensation programs by approving the following advisory resolution:
RESOLVED, that the shareholders of Bank of Hawaii Corporation approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Company’s 2017 proxy statement pursuant to the compensation disclosure rules of the SEC, which disclosure includes the Compensation Discussion and Analysis section, the compensation tables, and the accompanying footnotes in this proxy statement.
The Board of Directors recommends a vote “FOR” the foregoing proposal.

HUMAN RESOURCES & COMPENSATION COMMITTEE REPORT
The Human Resources & Compensation Committee, composed entirely of independent directors in accordance with the applicable laws, regulations, NYSE listing requirements and the Governance Guidelines, sets and administers policies that govern the Company’s executive compensation programs, and various incentive and stock programs. As members of the Human Resources & Compensation Committee, we have reviewed and discussed the Compensation Discussion and Analysis to be included in the Company’s 2017 Proxy Statement with management and, based on these discussions, recommended to the Company’s Board (and the Board subsequently approved the recommendation) that the Compensation Discussion and Analysis be included in such Proxy Statement.
As submitted by the members of the Human Resources & Compensation Committee,
Robert W. Wo, Chairman
Mary G. F. Bitterman
Barbara J. Tanabe
Raymond P. Vara, Jr.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes the compensation structure, process and implementation in 2016 for our Named Executive Officers (“NEOs”). The NEOs in 2016 were:

Peter S. Ho	Chairman of the Board of Directors, Chief Executive Officer, and President
Kent T. Lucien	Vice Chairman, Chief Financial Officer
Wayne Y. Hamano	Vice Chairman, Chief Commercial Officer
Mark A. Rossi	Vice Chairman, Chief Administrative Officer, General Counsel and Corporate Secretary
Mary E. Sellers	Vice Chairman, Chief Risk Officer

CD&A TABLE OF CONTENTS

The CD&A is organized as follows:

Compensation-Related Highlights

•	2016 Compensation Program

◦	Short- and long-term incentive plans are 100% performance-based.

◦	The short-term incentive plan provides for 80% quantitative and 20% qualitative performance measures.

◦	The long-term incentive plan provides for a three-year performance period, with a 3-year cliff vesting period, for the 2016-2018 performance period.

◦	The short- and long-term incentive plan quantitative performance metrics are measured relative to the identified peer group performance and are not absolute.

•	Strong Operational and Stock Performance

◦
Total shareholder return of 44.8%, exceeding the average performance of the S&P Supercomposite Regional Bank and S&P Supercomposite Bank Indexes (each excluding those banks with greater than $50.0 billion in assets) and the KBW Regional Bank Index.

◦
Return-on-Equity and Stock Price-to-Book Ratio are key measures of the Company’s financial health and are key performance metrics in the executive compensation program.  Return-on-Equity was 15.79% in 2016 and Stock Price-to-Book Ratio was 3.26 as of December 31, 2016, both in the top quartile of peers.  Tier 1 Capital Ratio, also a key performance metric in the executive compensation program, was 13.24% as of December 31, 2016, far exceeding the minimum ratio necessary to be characterized as “well-capitalized.”

◦	History of consistent dividends, even through the financial crisis. The Company increased the dividend payable to shareholders commencing in the second quarter of 2016.

◦	Recognition For Excellence

▪	Again rated as Hawaii's Best Bank by the Honolulu Star Advertiser and Honolulu magazine, and continues to be ranked in the top 10 performing large U.S. banks, according to Forbes magazine.

▪	Deposits are rated Aa2 by Moody's Investor Services, making us one of the highest-rated financial institutions nationally and globally.

▪	Received the Financial Services Roundtable's "Corporate Social Responsibility Leadership Award" for the sixth consecutive year.

▪
Again honored with U.S. Small Business Administration's Hawaii Lender of the Year Award for Category 1, which includes financial institutions with assets in excess of $9.0 billion. Provided 58 loans totaling $17 million in Hawaii and Guam. This is the 12th year out of the past 14 years that Bank of Hawaii has earned this recognition.

▪	Again named among Hawaii's "Best Places to Work" as ranked by Hawaii Business magazine, and the No. 3 "Most Family Friendly" large company in the state.

•	Continued Alignment of Executive Pay with Company Performance

◦
80% of CEO total compensation (salary, stock awards (long-term incentives), non-equity incentive plan compensation (short-term incentives), and all other compensation) is performance-based; 100% of short- and long-term incentives are performance-based

◦	Short-term and long-term incentives are tied to rigorous performance metrics, 80% of short-term incentives and 100% of long-term incentives are based on quantitative and relative criteria

◦	Significant share ownership requirements (5x base salary for CEO)

•	Consistent Shareholder Engagement

◦
During 2016, we again reached out to major shareholders to solicit their input regarding the design, or any other aspects, of our compensation program. We received no suggestions for changing our approach to compensation, evidencing strong shareholder support for the program.

• Say-on-Pay Results

◦	At the 2016 Annual Meeting, our say-on-pay proposal received support from 95% of votes cast.

Executive Summary

2016 Executive Compensation Program Design

Pay Elements	2016 Design Elements
Short-Term Incentive Plan 100% Performance-Based
• 80% quantitative performance metrics
o Three performance metrics set at challenging levels relative to peers* weighted as follows:
▪ Return-on-Equity (30%);
▪ Stock Price-to-Book Ratio (30%); and
▪ Tier 1 Capital Ratio (20%).
o To achieve full payout, top quartile performance in Return-on-Equity, Stock Price-to-Book Ratio and 65th and above percentile performance in Tier 1 Capital Ratio must occur
o To achieve any payout, top two quartile performance must occur with the actual payout determined by performance and metric weighting
• 20% qualitative performance metrics

Long-Term Incentive Plan 100% Performance-Based
• Three-year plan
• Three-year sustained performance period
• Three-year cliff vesting
• 100% quantitative performance metrics
o Three performance metrics set at challenging levels relative to peers* weighted as follows:
▪ Return-on-Equity (40%);
▪ Stock Price-to-Book Ratio (40%); and
▪ Tier 1 Capital Ratio (20%).
• To achieve full payout, top quartile performance in Return-on-Equity, Stock Price-to-Book Ratio and 65th and above percentile performance in Tier 1 Capital Ratio must occur.
• To achieve any payout, top two quartile performance must occur with the actual payout determined by performance and metric weighting.

*S&P Supercomposite Regional Bank Index (excluding banks with assets > $50.0 billion) as of January 4, 2016

Performance Metrics
(100% Performance-Based)

Compensation Policies and Practices
Our executive compensation and corporate governance programs are designed to closely link pay with operational performance and increases in long-term shareholder value while minimizing excessive risk taking. To help us accomplish these important objectives, we have adopted the following policies and practices over time:

Compensation Program Governance Summary
✓	Robust shareholder engagement process
✓	Demonstrated responsiveness to shareholder concerns and general feedback
✓	Compensation program closely aligns pay with performance
✓	Significant share ownership requirements (5x base salary for CEO, 2x for other NEOs)
✓	Significant portion of compensation is variable and performance-based
✓	No employment or severance agreements with NEOs
✓	Anti-hedging and anti-pledging stock policies
✓	Competitive benchmarking to ensure executive officer compensation is aligned to the market
✓	Regularly conduct assessments to identify and mitigate risk in compensation programs
✓	Formalized clawback policy
✓	No tax gross-ups
✓	Double-trigger change-in-control provisions
✓	No excessive perquisites
✓	No repricing of equity incentive awards
✓	Independent compensation consultant
✓	Independent Committee

Business and Performance Overview
The Company is a full-service regional financial institution serving businesses, consumers, and governments, in Hawaii, American Samoa, and the West Pacific. Bank of Hawaii, our principal subsidiary, was founded in 1897.
For management reporting purposes we operate in four business segments: Retail Banking, Commercial Banking, Investment Services, and Treasury and Other. Retail Banking offers a broad range of financial products and services to consumers and small businesses. Loan and lease products include residential mortgage loans, home equity lines of credit, automobile loans and leases, personal lines of credit, installment loans, small business loans and leases, and credit cards. Deposit products include checking, savings, and time deposit accounts. Retail Banking also offers retail insurance products. Products and services from Retail Banking are delivered to customers through 69 branch locations and 449 ATMs throughout Hawaii and the Pacific Islands, e-Bankoh (on-line banking service), a 24-hour customer service center, and a mobile banking service.
Commercial Banking offers products including corporate banking, commercial real estate loans, commercial lease financing, auto dealer financing, and deposit products. Commercial lending and deposit products are offered to middle-market and large companies in Hawaii and the Pacific Islands. Commercial real estate mortgages focus on customers that include investors, developers, and builders predominantly domiciled in Hawaii. Commercial Banking also includes international banking and provides merchant services to its small business customers.
Investment Services includes private banking and international client banking, trust services, investment management, and institutional investment advisory services. A significant portion of this segment’s income is derived from fees, which are generally based on the market values of assets under management. The private banking and personal trust group assists individuals and families in building and preserving their wealth by providing investment, credit, and trust services to high-net-worth individuals. The investment management group manages portfolios utilizing a variety of investment products. Institutional client services offer investment advice to corporations, government entities, and foundations. This segment also provides a full service brokerage offering equities, mutual funds, life insurance, and annuity products.
We concluded 2016 with solid financial performance. During the year our loan balances reached $8.9 billion, an increase of 14% from 2015. Deposit growth also remained strong during the year, increasing to a record level of $14.3 billion, up 8% from 2015. Our asset quality remained stable and our capital and liquidity ratios remained quite strong. The Return-on-Equity for the year was 15.79% and our efficiency ratio improved to 57.01%.

Company Performance Highlights
The following briefly summarizes the Company’s recent stock price and financial performance:

Total Shareholder Return (TSR)
In addition to delivering strong financial performance in 2016, the Company outperformed key market indices, delivering total shareholder return of 44.8%. The Company’s one-year TSR exceeded the average performance of the S&P Supercomposite Regional Bank Index and the S&P Supercomposite Bank Index (each excluding those banks with greater than $50.0 billion in assets), and the KBW Regional Bank Index. The Company’s three-year TSR of 63.4% also exceeded the average performance of the S&P Supercomposite Regional Bank Index and the S&P Supercomposite Bank Index (each excluding those banks with greater than $50.0 billion in assets), and the KBW Regional Bank Index.

Putting the Company’s Longer-Term TSRs in Context. The Company’s one-year and three-year TSRs outperformed all relevant indices.  On a longer-term basis, we generated significant shareholder value of 133.8% for the five-year TSR.  However, on a relative basis, our five-year TSR slightly lagged that of the relevant indices because the Company successfully navigated the financial crisis and, as such, did not experience the stock price volatility and steep stock declines that many other companies experienced during the period.  The Company and management performance remained strong throughout the financial crises and we maintained our unbroken record of paying dividends to our shareholders, increasing the dividend payable to shareholders commencing in the second quarter of 2016.  The result is that our longer-term relative TSR is not indicative of how well the Company performed over the last five years.

TSR for the Year Ended December 31, 2016

Key Performance Metrics

Deposit and Loan Growth

Strong Credit Risk Profile

Maintaining a Balanced Approach to Capital Return

•
Dividends: In 2016, the Company increased its quarterly dividend in the second quarter of 2016 by $0.03 per share from $0.45 to $0.48. The Company further increased the quarterly dividend an additional $0.02 per share to $0.50 commencing in the first quarter of 2017.

•	Returning Value to Shareholders: The Company returned $61.8 million in capital to shareholders through share repurchases in 2016.

Detailed Discussion and Analysis
Executive Compensation Philosophy
At Bank of Hawaii, we believe that executive compensation should reflect strong alignment between pay, performance and shareholders' interests while maintaining a balanced approach to risk and reward. Compensation programs should reinforce support for our vision and be consistent with market compensation trends after taking into account the unique circumstances facing Bank of Hawaii in light of geographic, demographic, and economic conditions in the markets served by the Company. The Human Resources & Compensation Committee ("the Committee") believes that compensation should recognize short- and long-term performance by including both cash and equity components.
The primary focus of the Company's executive compensation program is to encourage and reward performance that supports the Company's long-term business strategies and promotes sustainable growth in shareholder value. The Company believes that its goals are best supported by rewarding its NEOs for outstanding contributions to the Company's success, compensating those officers competitively with similarly situated executive officers, and providing its NEOs with equity to encourage and motivate them to focus on the Company's long-term growth and success.

The Committee is responsible for developing and implementing the executive compensation program. With the support of its independent compensation consultant, the Committee has designed and implemented an executive compensation program that is structured to:
◦Align executive compensation with shareholder value creation;
◦Encourage retention and growth opportunities for executives;
◦Compensate executives for measurable and meaningful levels of Company performance; and
◦Balance performance incentives while not encouraging excessive risk taking by executives.
Executive Compensation Philosophy Drives Performance
As evidenced by the Company’s key performance measures, the Company’s pay for performance approach to compensation facilitates consistent strong performance and growth. The Company achieved diluted earnings per share of $4.23 for the full year of 2016, up 14% from diluted earnings per share of $3.70 in 2015. Net income for the year was $181.5 million, up $20.8 million or 13% from net income of $160.7 million in the previous year. The return on average assets for the full year of 2016 was 1.15% compared with 1.06% in 2015. The return-on-equity for the full year of 2016 was 15.79% compared with 14.82% in 2015. The efficiency ratio for the full year of 2016 was 57.01% compared with 59.99% during the full year of 2015.
During 2016 loan balances continued to grow and reached $8.9 billion at December 31, 2016, up 14% from $7.9 billion at December 31, 2015. Total assets increased to $16.5 billion at December 31, 2016, up from $15.5 billion at December 31, 2015. Deposit growth also remained strong during the year, increasing to a record level of $14.3 billion at December 31, 2016, up 8% from $13.3 billion at December 31, 2015. The Company’s overall asset quality continued to remain strong during 2016. Total non-performing assets were $19.8 million at December 31, 2016 compared with $28.8 million at December 31, 2015.
The Company continued to return value to its shareholders through dividends and share repurchases. In 2016, the Company increased its quarterly dividend in the second quarter of 2016 by $0.03 per share from $0.45 to $0.48. The Company further increased the quarterly dividend an additional $0.02 per share to $0.50 commencing in the first quarter of 2017. The Company also continued its share repurchase program, purchasing 847,964 shares in 2016. From the beginning of the share repurchase program initiated during July 2001 through December 31, 2016, the Company has repurchased 53.6 million shares and returned over $2.0 billion to shareholders at an average cost of $37.84 per share. Total shareholders’ equity was $1.16 billion at December 31, 2016, up from $1.12 billion at December 31, 2015.
Executive Compensation Process
The Committee’s annual process for setting NEOs’ compensation begins in the fourth quarter of each year when the Company’s senior management team sets operating and financial goals for the coming year. Using data and analysis provided by an independent compensation consultant and considering senior management’s operating and financial goals, as well as the market environment, the Committee establishes compensation levels and challenging performance goals for the year.
The compensation program is designed and implemented as follows:

(1)
The Committee leads a robust process to set and measure challenging goals: Company performance objectives are subject to a robust goal-setting process in which the Committee considers business-driven bottom-up and corporate top-down budgets and market projections. In setting each NEO's total compensation, the Committee considers among other factors, Company performance, shareholder value creation, the competitive marketplace, and the awards given to NEOs in past years.

Commencing in February of each year, the Committee reviews the annual results of the Company compared to the business plan, and uses this review as the basis for the annual evaluation of the CEO. The Committee reviews the relative performance for the quantitative performance metrics. The CEO does not attend executive sessions of the Committee when his own compensation is being reviewed or determined. The Committee's evaluation is discussed with the full Board, excluding the CEO, and communicated to the CEO by the Lead Independent Director.

Based on similar factors and individual objectives, including an assessment of effective risk management, the CEO, assisted by the Director of Human Resources (herself not an NEO), annually reviews the performance of each of the other NEOs. The conclusions and recommendations based on those reviews, including any recommendations for salary adjustments, annual awards and equity components, are presented to the Committee for consideration.
The Committee believes that retaining discretion to assess the qualitative performance of the CEO and other NEOs gives the Committee members the ability to more accurately reflect individual contributions that cannot be quantified.

(2)
Substantial ‘at risk’ and variable compensation: 80% of CEO and at least 71% of the other NEOs' total compensation (salary, bonus, stock awards (long-term incentives), non-equity incentive plan compensation (short-term incentives), and all other compensation) is variable and impacted by pre-established Company performance metrics.

(3)
Alignment with shareholders: Each NEO is subject to robust stock ownership guidelines that require them to hold a significant number of company shares as long as they remain employed at the Company, with the CEO’s requirement at 5x base salary and other NEOs at 2x base salary.

Peer Group and the Market Check
Each year, the Committee identifies companies to include in a peer group for purposes of benchmarking executive compensation levels and practices. The Committee selects peer companies with the support of Veritas, an independent compensation consultant. For 2016, the Committee selected both a bank peer group, consisting of regional banks that the company competes against for capital and talent, and a broad-based set of peers that are in different industries but similar in size. Companies selected for the peer groups are:
◦Possible sources of, or destinations for, talent.
◦Comparable in:
▪Size
▪Complexity and organizational structure; and
▪Compensation practices and structures.
◦In some cases, peers of our peer companies.

Peer Group Companies*
	Market Capitalization	Revenue	Total Assets	Employee Population (FTE)**
Bank Peers (dollars in millions)
Associated Banc-Corp	$3,657.4	$1,060.2	$29,139.3	4,426
BancorpSouth, Inc.	$2,907.9	$726.9	$14,611.5	4,002
Bank of the Ozarks, Inc.	$6,371.2	$703.1	$18,890.1	2,315
Cathay General Bancorp	$3,000.2	$452.6	$14,098.8	1,122
Commerce Bancshares Inc	$5,863.2	$1,154.4	$25,641.4	4,784
Community Bank System Inc.	$2,717.5	$429.8	$8,667.6	2,274
East West Bancorp, Inc.	$7,327.7	$1,135.9	$33,255.3	2,833
First Hawaiian, Inc.	$4,858.5	$709.3	$19,661.8	2,250
First Midwest Bancorp Inc.	$2,051.9	$509.0	$11,422.6	1,790
FNB Corp/FL	$3,345.1	$813.3	$21,844.8	2,976
Fulton Financial Corp	$3,257.5	$711.0	$18,944.2	3,490
Glacier Bancorp Inc	$2,772.5	$418.3	$9,316.9	2,207
Hancock Holding Co	$3,589.7	$909.9	$23,975.3	3,724
Home Bancshares, Inc.	$3,900.1	$493.0	$9,808.5	1,424
Intl Bancshares Corp	$2,691.3	$499.0	$11,937.4	3,020
MB Financial Inc/MD	$3,915.1	$875.6	$19,341.9	2,980
Old National Bancorp	$2,450.0	$655.5	$14,860.2	2,652
Privatebancorp Inc	$4,317.9	$730.2	$20,053.8	1,292
Prosperity Bancshares Inc	$4,987.5	$751.0	$22,331.1	3,037
Signature Bank/NY	$8,063.2	$1,190.0	$39,047.6	1,122
Synovus Financial Corporation	$5,024.0	$1,172.4	$30,104.0	4,418
Texas Capital Bancshares Inc	$3,842.3	$693.1	$22,216.4	1,329
Trustmark Corp	$2,410.9	$579.8	$13,352.3	2,787
UMB Financial Corp	$3,822.2	$971.4	$20,682.5	3,830
Umpqua Holdings Corp	$4,135.5	$1,109.9	$24,744.2	4,491
United Bankshares Inc.	$3,749.3	$480.7	$14,344.7	1,701
Valley National Bancorp	$3,070.0	$686.6	$22,864.4	2,929
Webster Financial Corp	$4,978.9	$983.0	$26,064.7	2,946
Western Alliance Bancorporation	$4,969.4	$699.1	$17,042.6	1,446
Wintrust Financial Corp	$3,757.0	$1,044.0	$25,668.6	3,770
Average for Bank Peer Group	$4,060.2	$778.3	$20,131.2	2,779
Bank of Hawaii Corporation	$3,781.4	$614.9	$16,492.4	2,122

Peer Group Companies*
	Market Capitalization	Revenue	Employee Population (FTE)**
Size-Based Peers*** (dollars in millions)
ABIOMED, Inc.	$4,737.6	$385.7	747
Alexander & Baldwin, Inc.	$2,198.6	$471.6	1,496
Aspen Technology, Inc.	$4,223.0	$472.1	1,396
Bio-Techne Corp.	$3,836.6	$517.2	1,560
Cavium, Inc.	$4,183.7	$478.1	1,005
CEB Inc.	$1,953.0	$938.6	4,600
Choice Hotels International Inc.	$3,144.4	$927.4	1,331
Cognex Corporation	$5,450.1	$489.2	1,305
Compass Minerals International Inc.	$2,647.2	$984.1	1,984
El Paso Electric Co.	$1,884.3	$875.8	1,100
Five Below, Inc.	$2,193.1	$938.7	4,550
Knight Transportation Inc.	$2,645.1	$1,119.7	6,196
Simpson Manufacturing Co., Inc.	$2,080.2	$845.2	2,498
Tallgrass Energy Partners, LP	$3,421.9	$594.8	0
WD-40 Company	$1,657.1	$377.4	445
Average for Size-Based Peer Group	$3,083.7	$694.4	2,014
Bank of Hawaii Corporation	$3,781.4	$614.9	2,122
*Peer data provided by Veritas Executive Compensation Consultants as of December 31, 2016, or earlier, based on available data as of January 25, 2017
**FTE represents Full-Time Equivalent Employees
***Size-based peers selected based on being within 50-200% of Bank of Hawaii Corporation in terms of each of average market capitalization, revenue, and average enterprise value
After selecting the peer companies, the Committee does not target a specific relative level of compensation but considers the median levels (the 50th percentile) of the following when determining target pay: (1) base salaries, (2) total cash compensation, including annual incentives on both an actual and target basis, and (3) total direct compensation including long-term incentives at both actual and target levels. If NEO base salaries, total cash compensation, or target or actual incentive compensation result in above-median compensation, it is directly because of measurable Company and/or individual executive performance.
S&P Supercomposite Regional Bank Index
In addition to bank and size-based peer groups, the Company benchmarks key performance metrics and the compensation program against the companies included in the S&P Supercomposite Regional Bank Index, excluding those companies with assets in excess of $50.0 billion. The S&P Supercomposite Regional Bank Index provides an appropriate group for comparison purposes because these are the companies with which the Company competes for capital and talent. The Committee concluded that the Company’s business mix and source of executive talent for the Company are well represented in the S&P Supercomposite Regional Bank Index.
Role of the Compensation Consultant
The Committee is responsible for retaining its compensation consultant and for determining the terms and conditions, including engagement fees. The Committee determines whether the consultant's services are performed objectively and free from the influence of management. The Committee's independent compensation consultant is Veritas. The compensation consultant reports directly to the Committee, takes instructions solely from the Committee, and performs no other services for the Company. The Committee Chairman pre-approves all compensation consulting engagements, including the nature, scope and fees of assignments. In 2016, the Committee considered the factors delineated by the SEC in Rule 10C-1 and determined that Veritas was an independent compensation consultant and that the firm’s work did not raise a conflict of interest with the Company.

In 2016, Veritas helped to ensure that the Company's executive compensation practices were competitive, appropriately designed, and were aimed at linking executive compensation to the business and strategic objectives of the Company. Veritas also provided the Committee with market data and an analysis of competitive compensation for the NEOs.

Compensation and Risk Management
Compensation risks are assessed and managed in the context of the Company's business strategies. The Committee monitors the Company's financial and non-financial performance throughout the year as well as the Company's risk profile and risk management processes to ensure that the Company's compensation policies do not promote inappropriate conduct, or unnecessary or excessive risks that may threaten the value of the Company (see page 19 for greater detail). Several areas are reviewed by the Committee including, but not limited to, how risk management is built into incentive compensation for the Company's executive management, the specific risk profile for a community bank as it relates to loans and investment securities, the controlled and disciplined approach in the compensation structure of the Company, the implementation of new processes with regard to qualitative versus quantitative measures of management performance, and the refinement of best practices.
The Committee also believes that compensation should recognize short- and long-term performance and may include both cash and equity components. The composition of components may vary from year to year based on individual, market and other factors. The Committee does not adhere to a specific formula when determining the mix of pay elements, or the allocation between cash and non-cash compensation or among non-cash forms of pay.
In the following table, neither total compensation nor any element of cash and non-cash compensation is formally benchmarked against a peer group of companies, although the Committee uses the peer group data as a reference. In making compensation decisions, the Committee considers individual performance, experience in the position, breadth of duties, and pay parity among positions of comparable responsibility. The Committee also reviews market data to verify that compensation is competitive and within market ranges.

Elements of the Compensation Program
In order to ensure compensation is tightly linked to long-term shareholder value creation, the Board and the Committee have implemented a well-structured executive compensation program that balances short-term financial results with long-term value through sustainable business growth in our market. To that end, the compensation program uses a number of short- and long-term forms of executive compensation, each specifically structured to incentivize one or more aspects of Company performance the Committee believes are critical to driving long-term shareholder value.
Each NEO receives a balance of variable and fixed compensation. The following describes the various forms of compensation:

Pay Elements	Components	Rationale for Form of Compensation
Base Salary	Cash	• To attract and retain executive talent • To provide a fixed base of compensation generally aligned to peer group levels

Short-Term Incentive	Annual Cash Bonus
•    To drive the achievement of key business results on an annual basis
•    To recognize individual executives based on their specific and measurable contributions
•    To structure a meaningful amount of annual compensation as performance-based and not guaranteed

Long-Term Incentive	Performance Shares (Restricted Stock Grants and Restricted Stock Units)
•    To drive the sustainable achievement of key long-term business results
•    To directly align the interests of executives with shareholders
•    To structure a meaningful amount of long-term compensation as performance-based and not guaranteed

2016 Base Salary
Base salary is driven by each individual's responsibilities. The Committee also considers competitive compensation data provided by Veritas. Base salaries are generally established in connection with recruiting or retaining qualified executive officers. The Committee reviews salary levels as part of the Company's annual performance review process, as well as upon promotion or other changes in job responsibility. Merit-based increases to salaries for executive officers other than the CEO are determined by the Committee and include the CEO's assessment of individual performance and his recommendation.
In recommending base salaries, the CEO considers, among other factors, the needs of the Company, internal pay parity among positions of comparable responsibility, and individual performance and contribution to the Company. The Committee also looks at market survey data to verify that salaries are competitive and within market ranges.
Based upon the foregoing, including peer group analysis, market data and recommendations by Veritas, the Committee approved, effective April 1, 2016 the following NEO base salaries which are unchanged from the previous year:

Name	Base Salary Effective April 1, 2016 ($)
Peter S. Ho	780,000
Kent T. Lucien	436,000
Wayne Y. Hamano	357,000
Mark A. Rossi	436,000
Mary E. Sellers	436,000

2016 Short-Term Incentive Compensation
The CEO and other NEOs participate in the Executive Incentive Plan (the "EIP"), the Company's short-term incentive plan for executives. The EIP is a 100% performance-based short-term incentive plan.
The EIP provides for a maximum incentive pool of 3% of the Company's net income before taxes for the fiscal year. At the beginning of the performance period, each participating executive is allocated a maximum percentage of the incentive pool. For 2016, the Committee allocated a maximum percentage of 30% to Mr. Ho and 12% to Ms. Sellers and Messrs. Lucien and Rossi and 8.5% to Mr. Hamano. The Company has set a target award of 100% of base salary for the CEO, with a threshold or minimum payout of 50% and maximum payout of 250% of target. To achieve any payout, top two quartile performance must occur with actual payout determined by performance and metric weighting. Company performance below the third quartile of the quantitative measures results in forfeiture of the entire weighted opportunity for each of the quantitative measures. Ms. Sellers and Messrs. Lucien and Rossi have a target award of 80% of base salary and Mr. Hamano has a target award of 70% of base salary. Their threshold or minimum payout is 50% of target and maximum payout is 200% of target. Similar to the CEO, to achieve any payout, top two quartile performance must occur with actual payout determined by performance and metric weighting.
The following chart compares the targeted goals of each quantitative performance metric with actual results:

The following table describes the Short-Term Incentive Plan's disciplined other short-term metrics and achievements of the CEO and NEOs for 2016:

2016 Disciplined Other Short-Term Metrics – 20% Weighting *
Strategic Initiatives	Community Presence/Reputation	Leadership Development/Succession

• Employee engagement
◦
Hawaii Business magazine’s “Best Places to Work 2016” for large companies and #3 in “Most Family Friendly” category
◦
Launched College Assistance Program which provides tuition reimbursement for employees who are aspiring to earn their first bachelor's degree
• Total loans and leases up 14%
◦
Commercial lending portfolio up 15%
◦
Consumer loans up 13%
• Total deposits up 8%, primarily due to higher commercial and consumer core deposits
• Overall asset quality remained strong
• Efficiency ratio improved to 57.01%
• "Branch of Tomorrow" - offers 21st-century banking experiences, with new technology to support greater convenience and personal interaction to better meet the immediate and future needs of customers. Renovated Pearl City Branch is the first "Branch of Tomorrow" which opened its doors in 2016
• Improve customer experience
◦
Launched “Cardless Cash” function via a mobile app which can be used to withdraw funds at any cardless cash enabled BOH ATM; provides additional convenience and security
◦
Introduced the Commercial Purchase Card which allows business customers to make business-to-business electronic disbursements, simplify the purchase-to-pay process and improve efficiencies via a secure and low-fraud channel
◦
Launched online consumer lending application for home equity loans, installment loans and personal flexline
• Overall customer satisfaction has remained high with more than two-thirds of our customers very satisfied; overall customer experience metric improved over 2015
• Active management of capital and risk
◦
Shares repurchased in 2016 returned $61.8 million in capital to shareholders
◦
Regulatory and compliance initiatives

• CEO is director at Federal Reserve Bank of San Francisco - CEO continues to serve his second term as a member of the Board of Directors of the Federal Reserve Bank of San Francisco
• Naval Heritage Award presented to CEO by the United States Navy Memorial Foundation
• High levels of industry and press recognition:
◦
Rated Aa2 by Moody’s Investor Services (one of the highest rated financial institutions nationally and globally)
◦
Forbes magazine - ranked No. 7 among America’s 100 largest banks for performance; ranked in top 10 for past eight years
◦
U.S. Small Business Administration - SBA Lender of the Year - named in Category 1 for large banks
◦
Financial Services Roundtable - “Corporate Social Responsibility Leadership Award” for the sixth consecutive year
◦
Rated as Hawaii’s “Best Bank” by Honolulu Star Advertiser and Honolulu  magazine
• Significant charitable/community activity:
◦
Employee Giving Programs raised more than $834,000 for local non-profits, an all-time high
◦
Employee Volunteer Program held 244 events and contributed more than 12,800 volunteer hours to our communities
◦
Bank of Hawaii Foundation Scholarship Fund awarded 35 college scholarships totaling $122,000 to children and grandchildren of Bank of Hawaii employees

• Robust executive development process and succession review
• Promotion and external hires: 67% of movement to executive and senior officer roles were internal promotions; 33% were strategic external hires to fill key business needs
• Personal development: 36% of executive and senior officers in expanded or new roles through job rotation, position modification and/or promotion
• Skills and knowledge development: 75% of executive and senior officers participated in formal skills or knowledge development through seminars and/or conferences
• Non-profit board service: 65% of executive and senior officers furthering their development through service on non-profit boards
• Expanded Kupuna Series development sessions for executive and senior officers to include vendor partners as well as peer learning
• Continued to invest in development, skill enhancement and self-improvement for employees through the Pathways to Professional Excellence program, Bank Associate program and robust paid student intern program

* 20% represents CEO weighting and performance. For all other NEOs, this represents 10% of their weighting with the remaining 10% based on accomplishment of their pre-determined individual management/business objectives.

In evaluating the CEO performance and resulting EIP payment, the Committee employed a weighted scoring system based upon achievement of the performance metrics referenced above. Eighty percent of the performance metrics are quantitative and were selected by the Committee as strong measures of management's ability to drive profitability (Return-on-Equity), enhance shareholder equity (Stock Price-to-Book Ratio) and efficiently and effectively manage capital and risk (Tier 1 Capital Ratio), resulting in both short- and long-term shareholder value. The Committee reviewed and discussed the CEO's performance against the EIP metrics and objectives, and taking into consideration the successful completion of the Company's 2014-2016 Strategic Plan, determined the final EIP award based upon the results of the pre-determined quantitative metrics and the disciplined other short-term metrics. The Committee certified fourth (top) quartile performance for the Return-on-Equity (100.0 percentile), Stock Price-to-Book Ratio (98.5 percentile), and in the third quartile for Tier 1 Capital Ratio (74.6 percentile) metrics. Assessing performance of the qualitative measures, the Committee reviewed and discussed in detail the CEO's individual contributions and rated his performance "OUTSTANDING" in the pre-determined areas of community presence, reputation, leadership development, succession planning and strategic initiatives.
In evaluating the other NEOs, the Committee considered the recommendations of the CEO, and reviewed and discussed the other NEOs performance against the EIP metrics and objectives, the other NEOs performance in their respective managerial spheres of influence (a 10% performance evaluation criteria applicable only to the other NEOs), the individual contributions and achievements of the other NEOs and the successful completion of the Company's 2014-2016 Strategic Plan. The Committee gauged the other NEOs individual performance and the Company performance against the established performance metrics and discussed the individual NEO sphere of influence achievements for each of the other NEOs.
Kent T. Lucien
In 2016, Mr. Lucien served as Vice Chairman and Chief Financial Officer of the Company. In his capacity as Chief Financial Officer, he maintained overall responsibility for the Company’s financial areas including treasury, accounting and tax and served as a member of the Company’s Managing Committee and held responsibility for facilities management and investor relations. Additionally, Mr. Lucien served as Chair of the Company’s Asset and Liability Management Committee.
The Committee noted Mr. Lucien’s exceptional performance in driving shareholder value through the overall financial performance of the Company and investor interaction and communication. In addition, Mr. Lucien’s role in capital management has been key in returning approximately 80% of earnings to shareholders in dividends and share repurchases. He was also active in risk management initiatives and programs including internal financial controls, credit risk and information security. In 2016, he led many successful Company strategic initiates and effectively developed key staff members in preparation for their next assignments. Assessing performance of the qualitative measures set out on the table on page 42, and the sphere of influence measures referenced above, the Committee reviewed and discussed in detail Mr. Lucien’s individual contributions and rated his qualitative performance accomplishments as OUTSTANDING.
Effective March 1, 2017 Mr. Lucien was appointed to the position of Vice Chairman and Chief Strategy Officer, as a part of the Company’s ongoing succession planning and development. As Vice Chairman and Chief Strategy Officer, Mr. Lucien will continue his responsibilities as a member of the Company’s Managing Committee and the development and execution of the bank’s key strategic initiatives, including the “Branch of Tomorrow” modernization project and leveraging information and technology to reshape the delivery of banking services, products and experiences with a customer focus. He will continue to oversee the bank’s Corporate Facilities and Real Estate Department.

Wayne Y. Hamano
Mr. Hamano serves as Chief Commercial Officer and Vice Chairman. He is a member of the Company’s Managing Committee and has overall responsibility for the Commercial Banking Group, Community Banking, and Branch Division. The Commercial Banking Group includes the Company’s corporate banking, Hawaii commercial middle market banking, commercial real estate, equipment leasing, auto dealer flooring, cash management and merchant services businesses. The commercial banking operations in the West Pacific, which includes commercial banking in Guam, Saipan, Palau and American Samoa, are also included within the Commercial Banking Group. Community Banking includes the 69 branches across the state of Hawaii, Guam, Saipan, Palau and American Samoa.
The Committee discussed Mr. Hamano’s role in leading the Commercial Banking Group to outstanding loan and deposit growth, resulting in net income growth and successful completion of the Company’s 2014-2016 strategic plan. In 2016, under Mr. Hamano’s leadership, the Group produced 14.5% loan growth and 7% deposit growth in 2016, exceeding budgeted targets in both areas. Net income grew from $58.4 million in 2015 to $77.3 million in 2016; a 32% improvement.
Mr. Hamano was further recognized for his leadership of the Branch Division to support the continued success of branch delivery while continuing its strategic transformation initiatives in 2016. A 13% increase in sales revenue over 2015 was generated while reducing overall FTE count through technology and innovation. Mr. Hamano has also successfully organized his teams and developed leadership succession.
In recognition of his stellar, industry leading performance, the Committee rated Mr. Hamano OUTSTANDING and approved a final incentive payment which exceeded the maximum range by $50,000.
Mark A. Rossi
Mr. Rossi serves as Chief Administrative Officer, General Counsel, Corporate Secretary and Vice Chairman. He is a member of the Company's Managing Committee and is Chair of the Company's Benefit Plans Committee, overseeing all of the Company's employee retirement plans. He also serves as Chair of the Business Continuity Committee, leading the team through various exercises to ensure the Company is prepared for any business disruption. In 2016, Mr. Rossi's responsibilities included Legal, Human Resources, Employee and Customer Experience, Corporate Communications, Government Relations, Corporate Security, Business Continuity, Corporate Insurance Services, Corporate Secretary, and Board corporate governance and related issues.
The Committee discussed Mr. Rossi's contributions in his area of responsibilities in 2016. Mr. Rossi demonstrated disciplined budget management within established budgets and forecasts, while guiding his team through top performance and service to the Company. The Committee noted his significant contribution in the area of corporate governance in proactively counseling the Board and Board appointed Committees and insuring that all Board and Committee agendas and meeting materials were complete and distributed in a timely manner. In 2016, Mr. Rossi again led the corporate governance shareholder outreach team in preparation for the Company's annual shareholder meeting and insured that all Board related public filings were accurate and timely prepared and filed. The Corporate Secretary Group led the adoption of Board meeting technology initiatives which included conversion to an electronic platform for all Board and Committee meeting agendas and materials.
The Committee also noted Mr. Rossi's participation in leading the successful transition of banking services to the newly created Territorial Bank of American Samoa, receiving high praise and thanks from the American Samoan Government.
Assessing performance of the qualitative measures set out on the table on page 42, and the sphere of influence measures reference above, the Committee reviewed and discussed in detail Mr. Rossi's individual contributions and rated his qualitative performance accomplishments as OUTSTANDING.
Mary E. Sellers
Ms. Sellers serves as Chief Risk Officer and Vice Chairwoman. In her role as Chief Risk Officer, she is responsible for overseeing the management of risk across the organization and is a member of the Company’s Managing Committee, as well as Chair of Risk Council, the Commercial and Retail Credit Policy Committees and the Operational Risk Committee. Areas reporting to her include Commercial and Retail Credit Administration and Approval, Special Assets, Credit Policy and

Training, Commercial and Retail Credit Analytics and Reporting, Collections, Enterprise Risk Management, Model Risk Management, Corporate Compliance, Data Governance, and Business Process and Improvement.
The Committee noted Ms. Sellers’ diverse and complex areas of responsibilities within the Company in critical areas that touch virtually all performance segments of the Company. Specifically, the Committee discussed Ms. Sellers' exemplary performance in 2016 and her accomplishments and responsibilities which include ensuring that the Company has the appropriate integrated risk management framework and infrastructure to support its strategy and business operations while ensuring risk is managed in accordance with the Risk Appetite established by the Board of Directors. Ms. Sellers successively led a number of risk management initiatives in 2016, to include expanded credit risk analytics, which have supported loan growth in both the Commercial and Consumer portfolios while ensuring underwriting and asset quality standards are maintained and aligned with the Company’s Risk Appetite. Asset quality metrics remained strong; net charge-offs for the full year 2016 were 0.04% of total average loans and leases, in part, due to the successful full recovery of a previously charged-off commercial loan, and non-performing assets as a percentage of total loans and leases and foreclosed real estate were 0.22% as of December 31, 2016.
The Committee further discussed Ms. Sellers' success in leading the continued refinement of the Company’s risk management infrastructure to support the Company’s strategic initiatives while concurrently addressing emerging areas of risk focus. This included participation in initiatives to strengthen the information security environment, compensation and sales management practices, the introduction of new products, expanding delivery channels, and key operating processes. Ms. Sellers also displayed strong leadership in the continued development of key staff members in the Risk group, while successfully retaining and recruiting additional staff for leadership roles as part of succession planning.
Assessing performance of the qualitative measures set out on the table on page 42, and the sphere of influence measures referenced above, the Committee reviewed and discussed in detail Ms. Sellers’ individual contributions and rated her qualitative performance accomplishments as OUTSTANDING.

The Committee approved the CEO and the other NEO EIP awards as follows:

Name	Annual Base Salary as of 12/31/2016 ($)	Target Annual Incentive (%)	Final Incentive Payout (% of Annual Base Salary)	Final Incentive Award ($)
Peter S. Ho	780,000	100%	250%	1,950,000
Kent T. Lucien	436,000	80%	160%	697,600
Wayne Y. Hamano	357,000	70%	154%	550,000
Mark A. Rossi	436,000	80%	160%	697,600
Mary E. Sellers	436,000	80%	160%	697,600

2016 Long-Term Incentive Compensation
In setting the CEO's and other NEOs' long-term incentive compensation, the Committee considered, among other factors, Company performance, shareholder value creation, the competitive marketplace, the awards given in past years, peer group analysis and other market factors. In applying these factors, the Committee determined the number of performance shares to be awarded under the 2016-2018 long-term incentive plan to the CEO and other NEOs, as described in the Grants of Plan-Based Awards in 2016 table on page 53. The Company’s 2016-2018 long-term incentive plan is 100% performance-based and awarded in the form of performance shares with a three-year cliff vesting schedule. The plan requires achievement of a three-year sustained performance period with performance metrics and hurdles as follows:

2016 Design Elements
• Three-year plan
• Three-year sustained performance period
• Three-year cliff vesting
• 100% quantitative performance metrics
o Three performance metrics set at challenging levels relative to peers* weighted as follows:
▪ Return-on-Equity (40%);
▪ Stock Price-to-Book Ratio (40%); and
▪ Tier 1 Capital Ratio (20%).
• To achieve full payout, top quartile performance in Return-On-Equity and Stock Price-to-Book Ratio and 65th and above percentile performance in Tier 1 Capital Ratio must occur
• To achieve any payout, top two quartile performance must occur with the actual payout determined by performance and metric weighting

*S&P Supercomposite Regional Bank Index (excluding banks with assets > $50.0 billion) as of January 4, 2016
As indicated above, performance shares awarded to the NEOs pursuant to the 2016 Long-Term Incentive Plan require a three-year (2016-2018) sustained performance period, with the three-year cliff vesting determined at the conclusion of the three-year performance period.
Benefits and Retirement Plans Sponsored by the Company
Executive officers are eligible to participate in health and insurance plans, retirement plans, and other benefits generally available to full-time employees. This is consistent with the Company’s belief in offering employees comprehensive health and retirement benefits that are competitive in our markets. The retirement programs assist employees in planning for their retirement income needs. Benefits under the qualified health and retirement plans are not directly tied to specific Company performance. Employees who meet service requirements are eligible to participate in the Company sponsored Retirement Savings Plan (“RSP”), a tax-qualified defined contribution pension plan. The Committee regularly reviews the value of benefits.
The Committee has adopted the Bank of Hawaii Corporation Executive Deferred Compensation Program (the “Deferred Compensation Program”), a program that offers senior management (including the NEOs) the ability to defer up to 80% of base salary and 100% of incentive amounts under the Executive Incentive Plan in order to allow executives to defer, along with the receipt of the compensation, the income tax liability on such payments (including any appreciation in value as a result of the deemed investment of such amounts) until receipt. This program allows participants to manage their cash flow and estate planning needs.
The Company also maintains the Bank of Hawaii Retirement Savings Excess Benefit Plan (the “Excess Benefit Plan”), a nonqualified supplemental retirement benefit plan that compensates participants for benefits that would otherwise be payable under the Company's Retirement Savings Plan but for certain Internal Revenue Code (“IRC”) limitations. The Committee believes that this plan is important to ensure equitability in retirement funding amounts between those that fall below and above the IRC limitations.
Gains from long-term incentive compensation are not included in the determination of nonqualified deferred compensation benefits.

Perquisites
The Company offers and provides perquisites to NEOs that the Committee believes are competitive, yet reasonable in attracting and retaining a strong executive team. The Committee believes perquisites should be limited in scope and value.
Change-in-Control and Severance Arrangements
The Committee believes that an essential component to protecting and enhancing the best interests of the Company and its shareholders is to provide for the protection of its executive team in the event of a change-in-control of the Company. Change-in-control benefits play an important role in attracting and retaining key executives. The payment of such benefits ensures a smooth transition in management following a change-in-control by giving an executive the incentive to remain with the Company through the transition period, and, in the event the executive's employment is terminated as part of the transition, by compensating the executive with a degree of financial and personal security during a period in which he or she is likely to be unemployed.
The Change-in-Control Retention Plan (the “Retention Plan”), provides benefits only in the event that a participant's employment is terminated by the Company without cause or by the participant for “good reason” within 24 months following a change-in-control. The Committee believes that this encourages executives to remain with the Company upon a change-in-control. The key provisions of the Retention Plan for NEOs, including the CEO and vice chairmen, are:

•	Severance benefit - a “two times base salary and bonus” payment which is payable in the month following termination of employment.

•
Payment for non-competition - an additional “one times base salary and bonus” payment that is payable only if the executive complies with the 12-month non-competition restrictions specified under the Retention Plan.

•	In addition to non-competition restrictions, the Retention Plan imposes non-disclosure, non-solicitation and non-disparagement restrictions on participants.
Each of the NEOs participates in the Retention Plan. See the discussion under "Change-in-Control, Termination, and Other Arrangements" on page 56 for additional information.

No Excise Tax Gross-Ups
The Retention Plan does not permit the Company to pay any tax gross up payments to executives in connection with any payment or benefit under the Plan. In addition, the Retention Plan limits any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit.
Vesting of Equity Incentive Compensation on Change-in-Control (Double-Trigger)
The terms of the Company's 2014 Stock and Incentive Compensation Plan provide for full acceleration of vesting of restricted stock, restricted stock units, and stock options upon the occurrence of a change-in-control of the Company (as defined in the Retention Plan, which requires, among other things, a double-trigger termination for vesting to occur). The Committee believes that it is generally appropriate to fully vest equity and incentive-based awards to employees in a change-in-control transaction because such a transaction may often cut short or reduce the employee's ability to realize value with respect to such awards. Similarly, the Executive Incentive Plan provides that incentive awards will, upon a change-in-control of the Company, be prorated as though the applicable performance period ended on the change-in-control date and will be calculated as an amount equal to two times a participant's incentive allocation for the prorated performance period.

Other Matters
Stock Ownership Requirements
The Committee believes that significant ownership of our common stock by our executives directly aligns their interest with those of our shareholders and also helps balance the incentives for risk-taking inherent in equity-based awards. Under the Company's executive stock ownership guidelines, the CEO must own Company common stock having a market value equal to at least five times base salary and vice chairmen must own Company stock having a market value equal to at least two times base salary. Stock ownership includes the value of vested stock options, restricted stock, restricted stock units from qualified plans, and other stock held by the executive. The guidelines require the CEO to comply with the stock ownership levels within five years of the date hired or promoted to such position within the Company; for all other NEOs the attainment period is three years. As of December 31, 2016, all of the NEOs satisfied the stock ownership guidelines.

Officer	Stockholding Guideline (multiple of base salary)
Chairman and CEO	5x
Vice Chairmen	2x
Clawback Policy
To the extent permitted by law, if the Committee determines that any bonus, incentive payment or equity-based compensation has been awarded or received by an executive officer and that such compensation was based on any financial results or operating metrics that were satisfied as a result of such officer’s fraudulent or intentional illegal conduct, as defined by applicable law, then the Committee shall recover from the officer such compensation (in whole or in part) as it deems appropriate under the circumstances. In determining whether to recover such payment, the Committee shall take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Bank in any related proceeding or investigation. Further, following a restatement of the Bank’s financial statements, on the recommendation of the Audit & Risk Committee, the Committee shall cause the Bank to recover any compensation that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.
Anti-Hedging and Pledging Policies
The Company's Securities Trading Policy specifically prohibits directors and employees from hedging the risk associated with the ownership of Bank of Hawaii Corporation's common stock. The Policy also prohibits directors and employees from pledging transactions involving Bank of Hawaii Corporation common stock as collateral, including the use of a traditional margin account with a broker-dealer. No officers or directors are parties to transactions involving the hedging or pledging of Company stock.
Tax Considerations
Section 162(m) of the IRC limits the deductibility of compensation paid to certain executive officers in excess of $1,000,000, but excludes “performance-based compensation” from this limit. To maintain flexibility in compensating executive officers, the Committee does not require all compensation to be awarded in a tax deductible manner and compensation payable to our executive officers may exceed the Section 162(m) deductible limit at times. However, it is the intent of the Committee that executive compensation be deductible under the provisions of Section 162(m) to the fullest extent possible and consistent with overall corporate goals. In 2016, $36,179 of compensation paid to one executive officer was not deductible by the Company under Section 162(m).

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid to or earned by our named executive officers for each of the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Peter S. Ho	2016	780,000	—	2,096,576	—	1,950,000	1,260	200,019	5,027,855
Chairman of the Board,	2015	776,077	—	2,318,779	—	1,950,000	—	150,563	5,195,419
Chief Executive Officer &	2014	794,424	—	5,680,158	—	1,250,000	2,358	141,969	7,868,909
President

Kent T. Lucien	2016	436,000	—	550,223	—	697,600	—	84,787	1,768,610
Vice Chairman,	2015	433,776	—	515,561	—	495,000	—	78,773	1,523,110
Chief Financial Officer	2014	443,942	425,000	912,232	—	470,000	—	96,970	2,348,144

Wayne Y. Hamano	2016	357,000	—	550,223	—	550,000	3,406	74,217	1,534,846
Vice Chairman,	2015	355,170	—	515,561	—	450,000	—	65,118	1,385,849
Chief Commercial Officer	2014	358,278	450,000	912,232	—	410,000	102,039	87,418	2,319,967

Mark A. Rossi	2016	436,000	—	550,223	—	697,600	—	83,911	1,767,734
Vice Chairman, Chief	2015	433,776	—	515,561	—	495,000	—	78,101	1,522,438
Administrative Officer,	2014	443,942	—	912,232	—	470,000	—	73,575	1,899,749
General Counsel, &
Corporate Secretary

Mary E. Sellers	2016	436,000	—	550,223	—	697,600	5,392	67,970	1,757,185
Vice Chairman,	2015	427,565	—	515,561	—	495,000	—	63,398	1,501,524
Chief Risk Officer	2014	419,278	—	912,232	—	470,000	17,518	56,831	1,875,859

(1)
Messrs. Ho and Lucien received no fees or compensation for their services on the Board of Directors. The Company pays on a bi-weekly basis. In 2016 and 2015, there were 26 payrolls in the year; however, in 2014 there was an additional payroll. The 27th payroll is an anomaly to the bi-weekly pay schedule that cycles through every 11 years, and does not indicate a decrease in the NEOs’ base salaries column.

(2)
For Messrs. Lucien and Hamano, amounts reported in this line include retention payments made pursuant to employment agreements entered in 2010 and, amended from time to time to extend the retention period. The Company does not generally have employment agreements with its executives. However, the Committee has from time to time entered into agreements to retain key executives. In connection with the Company’s 2010 leadership transition, the Company entered into Retention Agreements with Messrs. Lucien and Hamano. The agreements, as amended, provided for retention payments of $425,000 to Mr. Lucien and $450,000 to Mr. Hamano in August 2014 subject to their continued employment at the Company through July 31, 2014.

(3)
This column represents the aggregate grant date fair value of restricted stock and restricted stock units granted to each of the NEOs in accordance with Accounting Standards Codification ("ASC") Topic 718, "Compensation - Stock Compensation." Restricted stock and restricted stock unit awards are valued at the closing price of the Company's common stock on the date of the grant.

(4)	All amounts reported under this column relate to awards earned under the Executive Incentive Plan, as described on page 41.

(5)
This column represents the annual change in the actuarial present value of accumulated benefits under the Employees’ Retirement Plan of Bank of Hawaii. Messrs. Ho and Hamano and Ms. Sellers are the only NEOs who are participants of this plan, which was frozen at the end of 1995.  For 2016, the increase in value of the pension benefits from the prior measurement period is primarily due to the decrease in discount rates (from 4.70% to 4.45% for discount rate; from segment rates 1.76%, 4.15%, and 5.13% to segment rates 1.79%, 3.80%, and 4.71% for lump sum interest rates). For Mr. Ho, the value also increased slightly due to the update in the lump sum mortality table assumption (annual update from 2016 to 2017). For Mr. Hamano and Ms. Sellers, the increase in the value was offset by the change in mortality projection scale assumption (from MMP-2007 to MMP-2016). For 2015, Messrs. Ho and Hamano's pension value declined by $249 and $1,254, respectively. For 2015, Ms. Sellers' pension value declined by $1,627. For 2014, the increase in the value of the pension benefits from the prior measurement date is primarily due to the decrease in the discount rate used to measure the accumulated value of benefits (from 5.22% to 4.25%). In addition, the mortality table and improvement scale were updated for 2014 and for Mr. Hamano, the pension value increased by $93,514 due to the correction in monthly accrued benefits from $257.82 to $813.85.

The Company has not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in this column.

(6)	The All Other Compensation Table that follows provides additional detail regarding the amounts in this column.

ALL OTHER COMPENSATION TABLE
The following table sets forth a breakdown of All Other Compensation paid to or earned by our NEOs for each of the fiscal years indicated.

Name	Year	Retirement Savings Plan 401(k) Matching Contribution ($)(1)	Value Sharing Funding ($)(2)	Excess Plan Value Sharing Funding ($)(3)	Retirement Savings Plan Company Fixed Contribution ($)(4)	Excess Plan Company Fixed Contribution ($)(5)	Executive Deferred Compensation Restoration Contribution ($) (6)	Other Compensation ($)(7)	Total All Other Compensation ($)
Peter S. Ho	2016	10,600	8,380	77,948	7,950	73,950	—	21,191	200,019
	2015	10,600	7,638	50,762	7,950	52,832	—	20,781	150,563
	2014	10,400	7,173	47,848	7,800	52,032	—	16,716	141,969

Kent T. Lucien	2016	10,600	8,380	12,840	7,950	12,181	16,019	16,817	84,787
	2015	10,600	7,638	15,054	7,950	15,668	6,854	15,009	78,773
	2014	10,400	7,173	12,852	7,800	13,976	32,368	12,401	96,970

Wayne Y. Hamano	2016	10,600	8,380	7,937	7,950	7,530	17,932	13,888	74,217
	2015	9,600	7,638	6,345	7,950	6,603	16,474	10,508	65,118
	2014	10,400	7,173	19,741	7,800	21,467	10,463	10,374	87,418

Mark A. Rossi	2016	10,600	8,380	21,060	7,950	19,980	—	15,941	83,911
	2015	10,600	7,638	18,412	7,950	19,164	—	14,337	78,101
	2014	10,400	7,173	16,633	7,800	18,088	—	13,481	73,575

Mary E. Sellers	2016	10,600	8,380	21,060	7,950	19,980	—	—	67,970
	2015	10,600	7,638	18,233	7,950	18,977	—	—	63,398
	2014	10,400	7,173	14,856	7,800	16,155	447	—	56,831

(1)
This column represents the Company match of an individual’s salary deferral contributions to the RSP, a qualified defined contribution pension plan, subject to the Internal Revenue Code prescribed limit (which in 2016 was limited to $265,000 of eligible compensation), and is available to all eligible employees. The Company makes a matching contribution of $1.25 for each dollar of employee contribution up to 2% of eligible compensation, and a $0.50 matching contribution for every dollar of employee contribution above 2% and up to 5% of eligible compensation.

(2)
For 2016, the total profit-sharing funding, or “Value Sharing Funding,” equaled 3.16% of eligible compensation. The funding is allocated in the following manner and made available to all eligible employees: 1) a portion of the funding is allocated in cash, 2) to the extent permitted by IRS ($265,000 of eligible compensation in 2016) and RSP provisions, a portion is contributed to the RSP, and 3) any Value Sharing Funding on eligible compensation in excess of IRS limits are contributed to the Excess Benefit Plan (column 3). This column represents the sum of the cash portion and the portion contributed to the RSP. For 2016, the cash portion and the portion contributed to the RSP was $1,499 and $6,881 respectively, for each of the NEOs.

(3)
This column represents the Company's Value Sharing Funding based on 3.16% of eligible compensation in excess of the Internal Revenue Code prescribed limit ($265,000 of eligible compensation in 2016) that is contributed to the Excess Benefit Plan, and is available to all eligible employees.

(4)	The Company's Fixed Contribution to the RSP equaled 3% of eligible compensation, subject to the same Internal Revenue Code prescribed limits, and is available to all eligible employees.

(5)
The Company's Fixed Contribution to the RSP equaled 3% of eligible compensation. This column represents the Company's Fixed Contribution in excess of the Internal Revenue Code prescribed limits that is paid into the Excess Benefit Plan, and is available to all eligible employees.

(6)	For 2016, Messrs. Lucien and Hamano were the only NEOs who deferred amounts under the Deferred Compensation Program. Refer to section "Nonqualified Deferred Compensation" for additional information.

(7)	For 2016, this column includes the value of perquisites for Messrs. Ho, Lucien, Hamano, and Rossi, which include club membership dues, car services, spouse travel, and home security for Mr. Ho.

NONQUALIFIED DEFERRED COMPENSATION
Executive Deferred Compensation Program
The Company’s Executive Deferred Compensation Program (the “Deferred Compensation Program”) is a nonqualified deferred compensation plan that allows senior management (including the named executive officers) to defer up to 80% of their base salary earned for a specified year through the Executive Base Salary Deferral Plan (the “Salary Deferral Plan”), and to defer up to 100% of incentive payments under the Executive Incentive Plan. In 2016, Messrs. Lucien and Hamano deferred amounts under the Deferred Compensation Program.
For each Plan Year beginning in 2012, with respect to the deferred amount, a Deferred Compensation Program participant who is eligible for the Company Fixed Contribution and discretionary Value Sharing Contribution under the Company’s qualified retirement plan, the Bank of Hawaii Retirement Savings Plan ("Retirement Savings Plan"), will receive an amount, referred to as "Restoration Contribution," equal to the sum of: (a) the "Fixed Contribution Percentage" as described in the Retirement Savings Plan for the immediately preceding Plan Year multiplied by the Elective Deferral Amount; plus (b) the "Value Sharing Allocation Percentage" as determined by the Company for purposes of the Retirement Savings Plan for the immediately preceding Plan Year multiplied by the Elective Deferral Amount.
A participant is always 100% vested in his or her deferred amounts. Deferred amounts under the Deferred Compensation Program are subject to adjustment for appreciation or depreciation in value based on hypothetical investments in one or more investment funds or vehicles permitted by the Committee and chosen by the participant. A participant’s deferred amounts are generally payable beginning on the earliest to occur of the following: (a) a specified time chosen by the participant, or if none, the date that is six months following a separation from service, (b) the participant’s death, (c) the participant’s disability or (d) an “unforeseeable emergency” (generally, a severe financial hardship resulting from the illness of the participant or his or her spouse or dependent, or other extraordinary and unforeseeable circumstances arising from events beyond the control of the participant). Distributions in the event of an unforeseeable emergency are subject to restrictions and are limited to an amount that is reasonably necessary to satisfy the emergency need. For distributions upon a separation from service or at a specified time chosen by a participant, the participant may choose to receive deferred amounts as a lump sum cash payment or in annual installments over a period not to exceed five years. The amount of each installment will be calculated using the “declining balance method," under which each installment payment is determined by dividing a participant’s aggregate unpaid balance by the remaining years in the payment period. For distributions resulting from all other events, payment will be made as a lump sum cash payment.
The Company's obligations with respect to deferred amounts under the Salary Deferral Plan and the Executive Incentive Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plans. The assets of the trust are at all times subject to the claims of the Company’s general creditors.
Retirement Savings Excess Benefit Plan
The Retirement Savings Excess Benefit Plan (the “Excess Benefit Plan”) is a nonqualified supplemental retirement benefits plan that compensates participants for the amount of benefits that would otherwise be payable under the Company’s Retirement Savings Plan but for limitations under Internal Revenue Code Sections 415 and 401(a)(17) as to the amount of annual contributions to, and annual benefits payable under, the Retirement Savings Plan. A participant’s accrued benefits under the Excess Benefit Plan are hypothetically invested in one or more funds permitted by the Plan and chosen by the participant, and are adjusted for appreciation or depreciation in value attributable to such hypothetical investments.
For an individual who became a participant in the Excess Benefit Plan after May 19, 2006, the plan provides that benefits are payable upon a separation from service according to a distribution schedule that is determined by reference to the total amount accrued for the individual under the plan. A participant with:

•	$100,000 or less in deferred amounts will receive a lump sum payment six months after separation from service;

•	more than $100,000 but no more than $300,000 in deferred amounts will receive distributions in two installments;

•	more than $300,000 but no more than $500,000 in deferred amounts will receive distributions in three installments; and

•	more than $500,000 in deferred amounts will receive distributions in five installments.

In each case, the first installment will be paid on the first day of the seventh month following separation from service and subsequent installments will be paid in each subsequent January. An individual who first became a participant in the Excess Benefit Plan on or prior to May 19, 2006 will receive benefits upon the participant’s separation from service and may have elected to be paid as follows: (a) according to the distribution schedule applicable to individuals who become participants after May 19, 2006, (b) in a lump sum on the first day of the seventh month following separation from service, or (c) in annual installments (not to exceed five) commencing on the first day of the seventh month following separation from service or commencing on an anniversary of the participant’s separation from service (not later than the fifth anniversary). The amount of each installment will be calculated using the declining balance method. If a participant dies prior to the full distribution of his or her deferred amounts, any unpaid amounts remaining will be distributed in a lump sum to the participant's beneficiary.
The Company’s obligations under the Excess Benefit Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plan. The assets of the trust are at all times subject to the claims of the Company’s general creditors.
Set forth below is information regarding the amounts deferred by or for the benefit of the named executive officers in 2016.
NONQUALIFIED DEFERRED COMPENSATION TABLE FOR 2016

Name	Executive Contributions In Last Fiscal Year ($)(1)	Registrant Contributions In Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals or Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Peter S. Ho	—	151,898	11,386	—	784,517
Kent T. Lucien	559,254	41,040	47,283	—	1,465,258
Wayne Y. Hamano	316,000	33,399	23,335	—	1,300,790
Mark A. Rossi	—	41,040	9,868	—	274,953
Mary E. Sellers	—	41,040	11,887	—	408,372
(1)During 2016, Messrs. Lucien and Hamano deferred $210,454 and $178,500, respectively, under the Salary Deferral Plan. Messrs. Lucien and Hamano also deferred $348,800 and $137,500, respectively, under the Executive Incentive Plan. The table below shows the Vanguard funds deemed available for selection by participants under the Deferred Compensation Program and their annual rate of return for the calendar year ended December 31, 2016, as reported by the administrator of the Deferred Compensation Program.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
500 Index Fund Inv	11.82%	Target Retirement 2025	7.48%
Emerging Markets Stock Index Inv	11.50%	Target Retirement 2030	7.85%
Explorer Fund Investor	12.33%	Target Retirement 2035	8.26%
Federal Money Mkt Fund	0.30%	Target Retirement 2040	8.73%
High-Yield Corp Fund Inv	11.19%	Target Retirement 2045	8.87%
International Growth Inv	1.71%	Target Retirement 2050	8.85%
Mid-Cap Growth Fund	0.44%	Target Retirement 2055	8.88%
Mid-Cap Index Fund Inv	11.07%	Target Retirement 2060	8.84%
Selected Value Fund	16.34%	Target Retirement Income	5.25%
Short-Term Federal Inv	1.14%	Total Bond Market Index Inv	2.50%
Small-Cap Index Fund Inv	18.17%	U.S. Growth Fund Inv	(0.75)%
Target Retirement 2010	5.22%	Wellington Fund Inv	11.01%
Target Retirement 2015	6.16%	Windsor Fund Investor	12.49%
Target Retirement 2020	6.95%

(2)
These amounts represent Excess Benefit Plan contributions by the Company for fiscal year 2016 which were paid in 2017 and accordingly are not included in the Aggregate Balance at Last Fiscal Year-End column. See columns 3, 5, and 6 of the “All Other Compensation Table” for additional details.

(3)
A portion of each amount listed in this column has been reported in the "Summary Compensation Table" in current and prior years' proxy statements for the years in which the named executive officer appeared in these proxy statements. The amounts reported are as follows: Mr. Ho, $675,980; Mr. Lucien, $1,429,425; Mr. Hamano, $863,262; Mr. Rossi, $198,020; and Ms. Sellers, $296,519.

GRANTS OF PLAN-BASED AWARDS IN 2016
The following table summarizes the equity-based awards granted in 2016 to the named executive officers in the Summary Compensation Table.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter S. Ho	(2)	RSG	2/26/16	—	—	—	—	16,400	16,400	—	—	—	1,048,288
	(3)	RSU	2/26/16	—	—	—	—	16,400	16,400	—	—	—	1,048,288
Kent T. Lucien	(2)	RSG	2/26/16	—	—	—	—	4,304	4,304	—	—	—	275,112
	(3)	RSU	2/26/16	—	—	—	—	4,304	4,304	—	—	—	275,111
Wayne Y. Hamano	(2)	RSG	2/26/16	—	—	—	—	4,304	4,304	—	—	—	275,112
	(3)	RSU	2/26/16	—	—	—	—	4,304	4,304	—	—	—	275,111
Mark A. Rossi	(2)	RSG	2/26/16	—	—	—	—	4,304	4,304	—	—	—	275,112
	(3)	RSU	2/26/16	—	—	—	—	4,304	4,304	—	—	—	275,111
Mary E. Sellers	(2)	RSG	2/26/16	—	—	—	—	4,304	4,304	—	—	—	275,112
	(3)	RSU	2/26/16	—	—	—	—	4,304	4,304	—	—	—	275,111

(1)	Type of Award: RSG - Performance-Based Restricted Stock Grant
RSU - Performance-Based Restricted Stock Unit

(2)
Performance-based restricted stock was granted, of which 40% are First Category Shares, 40% are Second Category Shares and 20% are Third Category Shares, which vests on March 1, 2019 provided service and performance criteria are met. Vesting is conditioned upon the Company’s three year (for the years 2016, 2017, and 2018) average percentile ranking in the S&P Supercomposite Regional Bank Index (less banks with assets greater than $50 billion) and the grantee must remain an employee of the Company through March 1, 2019. The S&P Supercomposite Regional Bank Index was determined as of January 4, 2016. The First Category Shares will vest 100% if the three year average percentile ranking for Return-on-Equity is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 62.5th and not more than 74.9th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, shares will forfeit if the Company’s ranking is below the 50th percentile. The Second Category Shares will vest 100% if the three year average percentile ranking for Stock Price-to-Book Ratio is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 62.5th and not more than 74.9th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, shares will forfeit if the Company’s ranking is below the 50th percentile. The Third Category Shares will vest 100% if the three year average percentile ranking for Tier 1 Capital Ratio is in the 65th percentile and above of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 55th and not more than 64.9th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 54.9th percentile, shares will forfeit if the Company’s ranking is below the 50th percentile.

(3)
Performance-based restricted stock units were granted, of which 40% are First Category Units, 40% are Second Category Units and 20% are Third Category Units, which vests on March 1, 2019 provided service and performance criteria are met. Vesting is conditioned upon the Company’s three year (for the years 2016, 2017, and 2018) average percentile ranking in the S&P Supercomposite Regional Bank Index (less banks with assets greater than $50 billion) and the grantee must remain an employee of the Company through March 1, 2019. The S&P Supercomposite Regional Bank Index was determined as of January 4, 2016. The First Category Units will vest 100% if the three year average percentile ranking for Return-on-Equity is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% of the units will vest if the Company’s ranking is at least in the 62.5th and not more than 74.9th percentile, 50% of the units will vest if Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, units will forfeit if the Company’s ranking is below the 50th percentile. The Second Category Units will vest 100% if the three year average percentile ranking for Stock Price-to-Book Ratio is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 62.5th and not more than 74.9th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, units will forfeit if the Company’s ranking is below the 50th percentile. The Third Category Units will vest 100% if the three year average percentile ranking for Tier 1 Capital Ratio is in the 65th percentile and above of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 55th and not more than 64.9th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 54.9th percentile, units will forfeit if the Company’s ranking is below the 50th percentile. The restricted stock units will be settled in cash based on the closing price of the Company's stock on the vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table presents a summary of unexercised stock options and restricted stock and unit awards held as of December 31, 2016 by the named executive officers in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Peter S. Ho	23,333	—	—	42.22	11/18/21	334	(1)	29,622	20,455	(4)	1,814,154
	23,333	—	—	47.72	1/20/22	20,843	(2)	1,848,566	20,455	(5)	1,814,154
						20,843	(3)	1,848,566	16,400	(6)	1,454,516
									16,400	(7)	1,454,516
Kent T. Lucien	15,000	—	—	47.72	1/20/22	3,006	(2)	266,602	4,548	(4)	403,362
						3,006	(3)	266,602	4,548	(5)	403,362
									4,304	(6)	381,722
									4,304	(7)	381,722
Wayne Y. Hamano	—	—	—	—	—	3,006	(2)	266,602	4,548	(4)	403,362
	—	—	—	—	—	3,006	(3)	266,602	4,548	(5)	403,362
									4,304	(6)	381,722
									4,304	(7)	381,722
Mark A. Rossi	15,000	—	—	42.22	11/18/21	174	(1)	15,432	4,548	(4)	403,362
	15,000	—	—	47.72	1/20/22	3,006	(2)	266,602	4,548	(5)	403,362
						3,006	(3)	266,602	4,304	(6)	381,722
									4,304	(7)	381,722
Mary E. Sellers	15,000	—	—	42.22	11/18/21	152	(1)	13,481	4,548	(4)	403,362
	15,000	—	—	47.72	1/20/22	3,006	(2)	266,602	4,548	(5)	403,362
						3,006	(3)	266,602	4,304	(6)	381,722
									4,304	(7)	381,722

(1)	These shares of restricted stock vest based on service conditions. A total of 660 shares vested for named executive officers on January 31, 2017.

(2)
These are performance-based restricted stock in which the performance targets were achieved in 2014. A total of 23,270 shares vested for named executive officers on January 31, 2017. The future vesting date is January 31, 2018.

(3)
These are performance-based restricted stock units in which the performance targets were achieved in 2014 and are cash-settled. A total of 23,270 units at the Company's stock closing price on January 31, 2017 of $85.91, totaling $1,999,126 was paid to the named executive officers on January 31, 2017. The future vesting date is January 31, 2018.

(4)	These are performance-based restricted stock that will vest on March 1, 2018.

(5)	These are performance-based restricted stock units that will be cash-settled and will vest on March 1, 2018.

(6)	These are performance-based restricted stock that will vest on March 1, 2019.

(7)	These are performance-based restricted stock units that will be cash-settled and will vest on March 1, 2019.

(8)	The amounts in these columns are based on the closing stock price of the Company's common stock on December 31, 2016 of $88.69.

OPTION EXERCISES AND STOCK VESTED IN 2016

The following table includes values realized for stock options exercised, the vesting of restricted stock, and the payouts on performance-based restricted stock units in 2016. For further information on the vesting criteria for these restricted stock awards see the table “Outstanding Equity Awards At Fiscal Year-End.”

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Peter S. Ho	—	—	38,682	2,318,305
Kent T. Lucien	17,191	423,431	8,270	495,621
Wayne Y. Hamano	—	—	4,760	285,267
Mark A. Rossi	—	—	8,605	515,746
Mary E. Sellers	—	—	8,562	513,163

(1)
Value determined by subtracting the exercise price per share from the market value per share of the Company's common stock on the date of exercise and multiplying the difference by the number of shares acquired on exercise.

(2)	Includes restricted stock units that were cash-settled.

(3)
Value determined by multiplying the number of vested shares by the closing market price per share of the Company's common stock on the vesting date or on the next business day in the event the vesting date was not on a business day.

EQUITY COMPENSATION PLAN INFORMATION
The following table contains information with respect to all of the Company’s compensation plans (including individual compensation arrangements) under which securities are authorized for issuance as of December 31, 2016.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)(A)	Weighted average exercise price of outstanding options, warrants and rights ($)(B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(A)) (#)(C)
Equity compensation plans approved by security holders	478,889	45.14	1,183,411

PENSION BENEFITS
The Employees’ Retirement Plan of Bank of Hawaii (the “Retirement Plan”) provides retirement benefits for eligible employees based on the employee’s years of service and average annual salary during the 60 consecutive months resulting in the highest average salary (excluding overtime, incentive plan payouts, and discretionary cash awards). The Retirement Plan was frozen as of December 31, 1995, except that for the five-year period commencing January 1, 1996, benefits for certain eligible participants were increased in proportion to the increase in the participant’s average annual salary. As of December 31, 2000, the benefits under the Retirement Plan were completely frozen and not subject to increase for any additional years of service or increase in average annual salary. Messrs. Ho and Hamano and Ms. Sellers are the only named executive officers who are participants in the Retirement Plan. A summary of their benefits are listed below:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Peter S. Ho	Employees’ Retirement Plan of Bank of Hawaii	2	11,939	—
Wayne Y. Hamano	Employees’ Retirement Plan of Bank of Hawaii	12	139,026	—
Mary E. Sellers	Employees’ Retirement Plan of Bank of Hawaii	7	86,577	—

CHANGE-IN-CONTROL, TERMINATION, AND OTHER ARRANGEMENTS
Bank of Hawaii’s Change-in-Control Retention Plan (the “Retention Plan”) provides a participant with benefits in the event of a change-in-control of the Company. The Retention Plan includes a "Double-Trigger" payout requirement; there must be a change-in-control of the Company and, either the participant’s employment is terminated by the Company without cause or by the participant for “good reason” within 24 months following a change-in-control of the Company. All of the current named executive officers are participants in the Retention Plan. Two levels of benefits are payable to participants in the Retention Plan, with executives holding the position of Vice Chairman or above being eligible for the higher tier of benefits. Messrs. Ho, Lucien, Hamano, and Rossi, and Ms. Sellers are eligible for the higher tier of benefits (described in the table below). In consideration of the benefits payable under the Retention Plan, participants are, for 12 months following termination of employment, subject to non-disclosure, non-competition (generally with respect to any other financial institution doing business in Hawaii), non-solicitation of business and employees, and non-disparagement restrictions.
The Retention Plan limits any payment or benefit under the Plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit, and prohibits the payment under the Plan of any tax gross up payments to executives in connection with any payment or benefit under the Plan.
Under the Retention Plan, a “change-in-control” will be deemed to have occurred if:

•	any person or group becomes the beneficial owner of 25% or more of the combined voting power of the Company’s securities that are entitled to vote for the election of directors;

•
a reorganization, merger or consolidation of the Company or the sale of substantially all of its assets occurs (excluding a transaction in which beneficial owners of the Company immediately prior to the transaction continue to own more than 60% of the total outstanding stock of the resulting entity and of the combined voting power of the entity’s securities that are entitled to vote for the election of directors); or

•
individuals who constituted the Board of Directors as of April 30, 2004 cease to constitute a majority of the Board, including as a result of actual or threatened election contests or through consents by or on behalf of a party other than the Board (but disregarding directors whose nomination or election was approved by at least a majority of the directors as of April 30, 2004 or other directors approved by them).

A participant is deemed to have “good reason” if one or more of the following occur after a change-in-control without the participant’s written consent:

•	a material reduction in the participant’s base salary, authority, duties or responsibilities, or in the budget over which the participant has authority;

•	a material reduction in the authority, duties or responsibilities of the participant’s supervisor;

•
the participant is required to relocate to a different Hawaiian Island for employment or to a place more than 50 miles from the participant’s base of employment immediately prior to the change-in-control; or

•	any other action or inaction that constitutes a material breach by the Company of the Retention Plan or the participant’s employment agreement.
The terms of the Company's 2014 Stock and Incentive Compensation Plan provide for full acceleration of vesting of restricted stock, restricted stock units, and stock options upon the occurrence of a change-in-control of the Company. We believe that it is generally appropriate to fully vest equity and incentive-based awards to employees in a change-in-control transaction because such a transaction may often cut short or reduce the employee's ability to realize value with respect to such awards. All restricted stock, restricted stock units and stock option agreements which, by their terms, provide for acceleration of vesting in the event of a change-in-control, require a “Double-Trigger” for acceleration to occur, as provided in the Retention Plan. The Executive Incentive Plan provides that incentive awards will, upon a change-in-control of the Company, be prorated as though the applicable performance period ended on the change-in-control date, and will be calculated as an amount equal to two times a participant’s incentive allocation for the prorated performance period.

The table below sets forth the benefits that would have been payable to each of the named executive officers had a qualifying termination occurred under the terms of the Retention Plan or plans with change-in-control provisions on December 31, 2016.

Name	Base Salary and Bonus Payment ($)(1)(8)	Executive Incentive Plan Payment ($) (2)(8)	Health Benefits ($)(3)	Outplacement ($)(4)	Relocation Payment ($)(5)	Acceleration of Restricted Stock ($)(6)(8)	Non- competition Payment ($)(7)	Total ($)
Peter S. Ho	3,120,000	1,560,000	58,989	24,145	150,000	10,264,094	1,560,000	16,737,228
Kent T. Lucien	1,569,600	697,600	49,092	24,145	150,000	2,103,372	784,800	5,378,609
Wayne Y. Hamano	1,213,800	499,800	58,989	24,145	150,000	2,103,372	606,900	4,657,006
Mark A. Rossi	1,569,600	697,600	39,198	24,145	150,000	2,118,804	784,800	5,384,147
Mary E. Sellers	1,569,600	697,600	39,198	24,145	150,000	2,116,853	784,800	5,382,196

(1)
Under the Retention Plan, participants who hold the position of Vice Chairman or above would be entitled to the sum of (a) two times the participant’s highest annual base salary in the three fiscal years preceding termination of employment (the “Highest Base Salary”), and (b) two times the product of the participant’s annual bonus target percentage under the Executive Incentive Plan in the year of termination and the participant’s Highest Base Salary. Amounts would be payable in a lump sum in the month following termination unless the participant is a “key employee” as defined in Treasury Regulation Section 416(i)(1)(A)(i), (ii) or (iii), in which case amounts would be payable in a lump sum on the first day of the seventh month following termination.

(2)
The Executive Incentive Plan provides that upon a change-in-control of the Company, a participant who would otherwise be entitled to a final award for a performance period ending after the date of the change-in-control will be entitled to an amount equal to two times the participant’s annual bonus target percentage under the plan (calculated based on the participant’s annualized salary), prorated to the number of months elapsed in the applicable performance period. The final award would be paid within ten days after the end of the shortened performance period.

(3)
In lieu of Company-paid health benefits, Retention Plan participants who hold the position of Vice Chairman or above would be entitled to an amount equal to three times the cost of annual COBRA premiums for the medical, dental and vision plan coverage that was provided to the participant immediately prior to termination (or coverage provided to employees generally if the participant was not covered by the Company’s health plans prior to termination). Amounts would be payable in a lump sum as described in (1) above.

(4)
Under the Retention Plan, participants who hold the position of Vice Chairman or above would be entitled to reimbursement for outplacement expenses not to exceed $20,000 (adjusted for inflation after 2007).

(5)
For participants who hold the position of Vice Chairman or above, the Retention Plan provides for reimbursement of reasonable moving expenses incurred by the participant within 24 months following a qualifying termination (to the extent not reimbursed by another employer). The maximum reimbursement for real estate transaction expenses shall not exceed $100,000 and the maximum reimbursement for all other reasonable moving expenses shall not exceed $50,000.

(6)
Under the 2014 Stock and Incentive Plan, a change-in-control would accelerate the lapsing of restrictions applicable to any restricted stock, restricted stock units, and stock options granted under such plan. All restricted stock, restricted stock units and stock option agreements which, by their terms, provide for acceleration of vesting in the event of a change-in-control, require a “Double-Trigger” for acceleration to occur, as provided in the Retention Plan.

(7)
Under the Retention Plan, a participant who holds the position of Vice Chairman or above is eligible to receive an amount equal to the sum of (a) one times the participant’s Highest Base Salary, and (b) the product of the participant’s annual bonus target percentage under the Executive Incentive Plan in the year of termination and the participant’s Highest Base Salary, provided that the participant refrains from competing against the Company (generally with respect to any other financial institution doing business in Hawaii) and also complies with the non-solicitation, non-disclosures and non-disparagement provisions of the plan for twelve months following the date of termination. The payment described in this section would be paid in a lump sum in the thirteenth month following termination.

(8)
In 2009, the Company amended the Retention Plan to limit any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit. Under the terms of the Retention Plan, if it is determined that any payment or benefit would be subject to Excise Tax, then the benefit payments will be reduced first from equity compensation and then from salary and bonus to the extent that the value of the reduced benefit payments will not be subject to any Excise Tax.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSTATION

     The Dodd-Frank Act also enables shareholders to approve, on an advisory (non-binding) basis, the frequency of the advisory vote on the compensation of our named executive officers, as described in Proposal 2 on page 25 of this proxy statement (frequently referred to as a "say-on-pay" vote). Accordingly, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years, or whether they wish to abstain from casting a vote.
     After considering the benefits and consequences of each option for the frequency of advisory say-on-pay votes, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate approach for the Company. In formulating this recommendation, the Board considered that an annual advisory vote would allow our shareholder to provide their direct input on our executive compensation most frequently. As an advisory vote, this proposal is also non-binding on the Company; however, the Compensation Committee values the opinions expressed by shareholders and will give due consideration to the frequency option that receives the highest number of shareholder votes.
The Board of Directors recommends a vote “FOR” the option of once every year as the frequency for the advisory vote on executive compensation.

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE BANK OF HAWAII CORPORATION 2014 PLAN TO INCREASE AVAILABLE SHARES

On February 24, 2017, the Board of Directors approved and recommended for submission to shareholders the approval of an amendment to the Bank of Hawaii Corporation 2014 Plan to increase by 800,000 the total number of shares that may be granted under the 2014 Plan. The purpose of the 2014 Plan and proposed amendments is to assist in attracting and retaining employees of outstanding abilities and to promote the alignment of their interests with those of our shareholders. Competition for outstanding employees is intense, magnified by the geographically limiting access to such talent. Therefore, it is imperative that the Company have all tools available to successfully compete for such talent. The request for additional shares will provide the Company flexibility to recruit, retain, compensate and provide appropriate incentives for these individuals.
As a NYSE-listed company, the Company is required to seek the approval of its shareholders before increasing the number of shares available for issuance under the 2014 Plan. If the Company’s shareholders do not approve the amendment to the 2014 Plan, the 2014 Plan will nevertheless remain in place, but the Company will have insufficient shares remaining under the 2014 Plan to continue to provide stock-based incentive compensation to employees in accordance with historical practice. In that circumstance, the Board of Directors may consider substituting other forms of compensation to assure that the Company’s compensation packages for employees and non-employee directors are appropriate to recruit, retain, compensate and provide appropriate incentives for those individuals.
The Company has demonstrated a thoughtful and disciplined approach to the utilization of stock-based compensation, realizing a three-year average burn rate of 0.91%. The Company had approximately 1,180,000 shares remaining for future issuance at the end of 2016.
Consistent with strong corporate governance principles, earlier this year the Company also amended the 2014 Plan to require a minimum one-year vesting period for all stock-based grants. The Company’s current stock-based compensation plan award agreements provide for a three-year cliff vesting period.
Description of the 2014 Plan
The 2014 Plan permits the grant of Options, Restricted Stock, Restricted Stock Units (“RSUs”), Performance Awards, and Other Stock-Based Awards (each, an “Award”). The following summary of the material features of the 2014 Plan is entirely qualified by reference to the full text of the 2014 Plan as amended by the Board of Directors on February 24, 2017, a copy of which is attached hereto as Appendix A. Unless otherwise specified, capitalized terms used in this summary have the meanings assigned to them in the 2014 Plan.
Eligibility and Administration
All employees, non-employee directors, consultants and independent contractors of the Company and its Affiliates (“Eligible Persons”) are eligible to receive grants of Awards under the 2014 Plan.
The 2014 Plan is administered by the Human Resources & Compensation Committee ("the Committee") of the board of directors (unless the board of directors appoints another committee or person(s) for such purpose), except with respect to Awards granted to non-employee directors.  With respect to Awards granted to non-employee directors, the board of directors serves as the “committee,” unless the board appoints another committee or person(s) for such purpose. The Committee has plenary authority and discretion to determine the Eligible Persons to whom Awards are granted (“participants”) and the terms of all Awards under the 2014 Plan. Subject to the provisions of the 2014 Plan, the Committee has authority to interpret the 2014 Plan and agreements under the 2014 Plan and to make all other determinations relating to the administration of the 2014 Plan.
Stock Subject to the 2014 Plan
As amended on February 24, 2017, and as of that date there were 1,077,726 shares available for grant or award under the 2014 Plan (including Incentive Stock Options, plus up to 700,000 Shares) covered by awards providing for the issuance of Shares granted under the Bank of Hawaii Corporation 2004 Stock and Incentive Plan (the "2004 Plan") that cease to be covered by such awards by reason of termination, expiration or forfeiture of such awards. If an Option expires or terminates unexercised, if shares of Restricted Stock are forfeited, or if Shares covered by an Award are not issued or are forfeited, the unissued or forfeited Shares that had been subject to the Award are available for the grant of additional Awards (except for Shares withheld to pay the exercise price of an Option or withholding taxes) under the 2014 Plan.
The maximum number of shares of common stock with respect to which an employee may be granted Awards under the 2014 Plan during any calendar year is 200,000 Shares.
Options
The 2014 Plan authorizes the grant of Nonqualified Stock Options and Incentive Stock Options. Incentive Stock Options are stock options that satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonqualified Stock Options are stock options that do not satisfy the requirements of Section 422 of the Code. The Committee may in its discretion condition the grant or vesting of an option upon the achievement of one or more Performance Goals (described below). The exercise of an Option permits the participant to purchase shares of common stock from the Company at a specified exercise price per share. The terms of an Option grant may provide for the payment of cash in lieu of the issuance of Shares upon exercise of the option.  Options granted under the 2014 Plan are exercisable upon such terms and conditions as the Committee shall determine. The exercise price per share and manner of payment for Shares purchased pursuant to Options are determined by the Committee, subject to the terms of the 2014 Plan. The per share exercise price of Options granted under the 2014 Plan may not be less than 100% of the fair market value per share on the date of grant. The 2014 Plan provides that the term during which Options may be exercised is determined by the Committee, except that no Option may be exercised more than ten years after its date of grant.
Restricted Stock Awards
The 2014 Plan authorizes the Committee to grant Restricted Stock Awards. Shares of common stock covered by a Restricted Stock Award are restricted against transfer and subject to forfeiture and such other terms and conditions as the Committee determines. Such terms and conditions may provide, in the discretion of the Committee, for the vesting of awards of Restricted Stock to be contingent upon the achievement of one or more Performance Goals as described below.
Restricted Stock Units
RSUs granted under the 2014 Plan are contingent awards of common stock or the cash equivalent thereof. Pursuant to such Awards, shares of common stock are issued, or the cash value of the Shares is paid, subject to such terms and conditions as the Committee deems appropriate. Unlike in the case of awards of Restricted Stock, shares of common stock are not issued immediately upon the award of RSUs, but instead shares of common stock are issued or the cash value of the Shares is paid upon the satisfaction of such terms and conditions as the Committee may specify, including the achievement of one or more Performance Goals.
Performance Awards
The 2014 Plan authorizes the grant of Performance Awards. Performance Awards provide for payments in cash, shares of common stock or a combination thereof contingent upon the attainment of one or more Performance Goals established by the Committee. For purposes of the limit on the number of shares of common stock with respect to which an employee may be granted Awards during any calendar year, a Performance Award is deemed to cover the number of shares of common stock equal to the maximum number of Shares that may be issued upon payment of the Award. The maximum cash amount that may be paid to any participant pursuant to all Performance Awards granted to such participant during a calendar year may not exceed $10 million.
Vesting
The 2014 Plan provides the Committee the authority to determine the vesting schedule with respect to any Stock-Based Awards, provided that with respect to any Stock-Based Awards granted on or after February 24, 2017, such award will not vest and will be forfeited in the event that the Participant granted the award does not remain in continuous service as an employee through the first anniversary of the Date of Grant. The foregoing requirement does not apply, however, in the context of any non-voluntary vesting event which may be specified in the agreement establishing such award, such as the death, disability or involuntary termination without cause of the Participant, or the occurrence of a change in control. Currently, the Company’s form of Stock-Based Awards provide for cliff vesting over the three-year period following the date of grant.

Other Stock-Based Awards
The 2014 Plan authorizes the grant of Other Stock-Based Awards (including the issuance or offer for sale of unrestricted shares of common stock) covering such number of Shares and having such terms and conditions as the Committee may determine, including terms that condition the payment or vesting of Other Stock-Based Awards upon the achievement of one or more Performance Goals.
Dividends and Dividend Equivalents
The terms of an Award (other than an Option) may, at the Committee’s discretion, provide a Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares covered by the Award. The payments may be either made, or credited, to an account established for the Participant, and may be settled in cash or Shares, as determined by the Committee. Payment of dividends and dividend equivalents may be contingent upon the achievement of one or more Performance Goals.
Performance Goals
As described above, the terms and conditions of an Award may provide for the grant, vesting or payment of Awards to be contingent upon the achievement of one or more specified Performance Goals established by the Committee. For this purpose, “Performance Goals” means performance goals that the Committee establishes, which may be based on satisfactory internal or external audits, achievement of balance sheet or income statement objectives, cash flow, customer satisfaction metrics, achievement of customer satisfaction goals, dividend payments, earnings (including before or after taxes, interest, depreciation, and amortization), earnings growth, earnings per share, economic value added, expenses (including sales, general and administrative expenses), capital and capital measures, efficiency ratio, improvement of financial ratings, internal rate of return, market share, geographic expansion, net asset value, net income, net operating gross margin, net operating profit after taxes, net sales growth, operating income, operating margin, comparisons to the performance of other companies, pro forma income, regulatory compliance, return measures (including return on assets, designated assets, capital, capital employed, equity, or stockholder equity, and return versus the Company’s cost of capital), revenues, sales, stock price (including growth measures and total stockholder return), comparison to stock market indices, implementation or completion of one or more projects or transactions (including mergers, acquisitions, dispositions, and restructurings), working capital, or any other objective goals that the Committee establishes. Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Performance Goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates and may cover such period as the Committee may specify.
Adjustments to Reflect Certain Events and Transactions
If the outstanding common stock of the Company changes as a result of a stock dividend, stock split, reverse stock split, spin-off, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation, or the like, the 2014 Plan provides for the Committee to substitute or adjust: (a) the number and class of securities subject to outstanding Awards, (b) the consideration to be received upon exercise or payment of an Award, (c) the exercise price of Options, (d) the aggregate number and class of securities for which Awards may be granted under the 2014 Plan, and/or (e) the maximum number of securities with respect to which an employee may be granted Awards during any calendar year. In the event of a merger or consolidation to which the Company is a party or other specified transactions, the 2014 Plan authorizes the Committee to make such changes and adjustments to outstanding awards as it deems equitable including causing any Award to become vested in whole or in part, be assumed by a successor or acquirer, or be cancelled in consideration of a cash payment equal to the fair value of the cancelled Award.
Withholding
The Company is generally required to withhold tax on the amount of income recognized by a participant with respect to an Award. Withholding requirements may be satisfied, as provided in the agreement evidencing the Award, by (a) tender of a cash payment to the Company, (b) withholding of shares of common stock otherwise issuable, or (c) delivery to the Company by the participant of unencumbered shares of common stock.

Termination and Amendment; Term of 2014 Plan
The board of directors may amend or terminate the 2014 Plan at any time. However, after the 2014 Plan has been approved by the shareholders of the Company, the board of directors may not amend or terminate the 2014 Plan without the approval of (a) the Company’s shareholders if stockholder approval of the amendment is required by applicable law, rules or regulations or the exchange or interdealer quotation system on which the common stock is listed or quoted, and (b) each affected participant if such amendment or termination would adversely affect such participant’s rights or obligations under any Awards granted prior to the date of the amendment or termination.
Unless sooner terminated by the board of directors, the 2014 Plan will terminate ten years after it becomes effective.  Once the 2014 Plan is terminated, no further Awards may be granted or awarded under the 2014 Plan. Termination of the 2014 Plan will not affect the validity of any Awards outstanding on the date of termination.
Summary of Certain Federal Income Tax Consequences
The following discussion briefly summarizes certain United States federal income tax aspects of Options, Restricted Stock, RSUs, and Performance Awards granted pursuant to the 2014 Plan. State, local and foreign tax consequences may differ.
Incentive Stock Options
A participant who is granted an Incentive Stock Option will not recognize income on the grant or exercise of the Option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a participant does not exercise an Incentive Stock Option within certain specified periods after termination of employment, the participant will recognize ordinary income on the exercise of the Incentive Stock Option in the same manner as on the exercise of a Nonstatutory Stock Option, as described below.
Nonstatutory Stock Options, RSUs, Performance Awards and Other Stock-Based Awards
A participant generally is not required to recognize income on the grant of a Nonstatutory Stock Option, RSU, Performance Award or Other Stock-Based Award. Instead, ordinary income generally is required to be recognized on the date the Nonstatutory Stock Option is exercised, or in the case of an RSU, Performance Award, or Other Stock Based Award on the date of payment of such Award in cash and/or shares of common stock. In general, the amount of ordinary income required to be recognized is: (a) in the case of a Nonstatutory Stock Option, an amount equal to the excess, if any, of the fair market value of the shares of common stock on the date of exercise over the exercise price; and (b) in the case of an RSU, Performance Award, or Other Stock-Based Award, the amount of cash and/or the fair market value of any shares of common stock received.
Restricted Stock
A participant who is granted Restricted Stock under the 2014 Plan is not required to recognize income with respect to the shares until the shares vest, unless the participant makes a special tax election to recognize income upon award of the shares. In either case, the amount of income the participant recognizes equals the fair market value of the shares of common stock at the time income is recognized.
Gain or Loss on Sale or Exchange of Shares
In general, gain or loss from the sale or exchange of shares of common stock granted or awarded under the 2014 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares of common stock acquired upon exercise of an Incentive Stock Option (a “disqualifying disposition”), a participant generally will be required to recognize ordinary income upon such disposition.

Deductibility by Company
The Company generally is not allowed a deduction in connection with the grant or exercise of an Incentive Stock Option. However, if a participant is required to recognize ordinary income as a result of a disqualifying disposition, the Company generally will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a Nonstatutory Stock Option (including an Incentive Stock Option that is treated as a Nonstatutory Stock Option, as described above), a Performance Award, a Restricted Stock Award, an RSU, or an Other Stock-Based Award, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the participant.
Performance-Based Compensation
Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The 2014 Plan is intended to allow the grant of Awards that qualify under an exception to the deduction limit of Section 162(m) for “performance-based compensation.”
Parachute Payments
Where payments to certain persons that are contingent on a change in control exceed limits specified in the Code, the person generally is liable for a twenty percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. Under the 2014 Plan, the Committee has plenary authority and discretion to determine the vesting schedule of Awards. Any Award under which vesting is accelerated by a change in control of the Company would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.
Tax Rules Affecting Nonqualified Deferred Compensation Plans
Section 409A of the Code imposes tax rules that apply to “nonqualified deferred compensation plans.” Failure to comply with, or to qualify for an exemption from, the new rules with respect to an Award could result in significant adverse tax results to the Award recipient, including immediate taxation upon vesting, and an additional income tax of 20 percent of the amount of income so recognized. The 2014 Plan is intended to allow the granting of Awards that comply with, or qualify for an exemption from, Section 409A of the Code.
Vote Required and Board of Directors Recommendation
The affirmative vote of a majority of the votes cast by the shareholders present in person or represented by proxy is required for approval of the amendment to the 2014 Plan. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote with respect to this proposal.
The Board of Directors recommends a vote “FOR” the approval of the amendment to the 2014 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company to disclose late filings of reports of ownership (and changes in stock ownership) of Bank of Hawaii Corporation common stock by its directors and certain officers. To our knowledge, based on review of the copies of such reports received by the Company and the written representations of its directors and officers, the Company believes that all of its directors and officers complied timely with those filing requirements for 2016, except for one filing for Mr. James C. Polk, who inadvertently omitted from his initial statement 206 shares of Bank of Hawaii Corporation stock held in an IRA account.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company has written ethics and business conduct policies and procedures to monitor and approve related party transactions, including procedures related to any loans the Company makes to executive officers and directors. The Company also conducts ethics training for its officers and directors. In accordance with applicable NYSE listing standards, each related party transaction is reviewed and evaluated by an appropriate group, generally the Audit & Risk Committee, to determine whether a particular relationship serves the best interest of the Company and its shareholders and whether the relationship should be continued. The Company also has adopted a written Code of Business Conduct and Ethics (the “Code”) for all directors, officers and employees to address, among other topics, possible conflicts of interest, corporate opportunities, compliance responsibilities, and reporting and accountability. The Code stresses personal accountability. Directors, officers, or employees who become aware of conflicts of interest or are concerned that a conflict might develop are required to disclose the matter promptly.
In accordance with the applicable NYSE listing standards and the Code, any material transactions or relationships involving a director or executive officer that could reasonably be expected to give rise to a conflict of interest must be approved or ratified by the Audit & Risk Committee and a list of those approvals and ratifications must be submitted semi-annually to the Board of Directors. The Audit & Risk Committee approves or ratifies material transactions or relationships involving a director or executive officer based on the facts and circumstances of each case. In addition to self-reporting, information about potential conflicts of interest is obtained as part of the annual questionnaire process. In response to the annual Directors’ and Officers’ Questionnaire, each director and executive officer submits to the Corporate Secretary a description of any current or proposed related party transactions. These transactions are presented to the Audit & Risk Committee for review and approval or ratification.
The Company and its subsidiaries are also subject to extensive federal regulations regarding certain transactions, including banking regulations relating to the extension of credit by subsidiary banks to insiders, such as executive officers and directors, as well as entities in which these individuals have specified control positions.
During 2016, the Company and its banking and investment subsidiaries engaged in transactions in the ordinary course of business with one or more of the Company’s directors and executive officers, members of their immediate families, corporations and organizations of which one or more of them was a beneficial owner of 10% or more of a class of equity securities, certain of their associates and affiliates, and certain trusts and estates of which one or more of them was a trustee or beneficiary. All loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.
Mr. Victor K. Nichols, a current director and director nominee, became the Chief Executive Officer of Harland Clarke Holdings Corp., as of January 1, 2017.  Harland Clarke Holdings Corp. is a diverse holding company that provides a wide range of products and services to multiple industries, including financial institutions.  The Company has engaged in transactions with a subsidiary of Harland Clarke Holdings Corp., namely Harland Clarke Corp., which provides payment solutions to financial institutions. The Company has been doing business with Harland Clarke Corp. for over 20 years and prior to Mr. Nichols' appointment.  In 2016, the Company’s contract with Harland Clarke Corp. cost approximately $126,323. The above-mentioned transactions were made in the ordinary course of business and made on terms and conditions comparable to contracts with other customers not related to the Company.

PROPOSAL 5: RATIFICATION OF THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2017 FISCAL YEAR
The Audit & Risk Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017. The Board recommends that the shareholders ratify this selection. Ernst & Young LLP has been the Company’s independent registered public accounting firm since its incorporation in 1971. We expect representatives of Ernst & Young LLP to attend the annual meeting. Ernst & Young LLP has indicated that they will have no statement to make but will be available to respond to questions. If this Proposal does not pass, the selection of the independent registered public accounting firm will be reconsidered by the Audit & Risk Committee.
The Board of Directors recommends a vote “FOR” the foregoing proposal.

ERNST & YOUNG LLP FEES

Ernst & Young LLP’s fees for professional services rendered for 2016 and 2015 were as follows:

Service	2016	2015
Audit Fees	$1,371,612	$1,364,800
Audit-Related Fees	215,613	211,400
Tax Fees	109,903	130,166
Total	$1,697,128	$1,706,366

Audit Fees
The audit fees represent audit fees and administrative expenses for professional services rendered for the audit of the Company’s annual consolidated financial statements, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, and the audit of our internal control over financial reporting. Audit fees also represent fees for professional services rendered for statutory and subsidiary audits.
Audit-Related Fees
The audit-related fees represent fees for employee benefit plan audits, services with respect to Statement on Standards for Attestation Engagements No. 16 related to the Company’s trust operations and mortgage compliance, and other attestation reports.
Tax Fees
The tax fees represent fees for the preparation of expatriate tax returns and other tax advisory and compliance services.

AUDIT & RISK COMMITTEE REPORT
As members of the Audit & Risk Committee, we review the Company’s financial reporting process on behalf of the Board of Directors. The Audit & Risk Committee Charter, which outlines the committee's responsibilities, is available on the Company's website at www.boh.com. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, we have met and held discussions with management and the independent registered public accounting firm. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent registered public accounting firm, including a review of the significant management judgments underlying the financial statements and disclosures.
The independent registered public accounting firm reports to us. We have sole authority to appoint and to terminate the engagement of the independent registered public accounting firm. As a matter of best practice, we submit the selection of the independent registered public accounting firm to shareholders for ratification.
We have discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board's (“PCAOB”) Accounting Standard No. 16, "Communications with Audit Committees," including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm its independence from the Company and its management. In concluding that the independent registered public accounting firm is independent, we determined, among other things, that the audit and non-audit services provided by Ernst & Young LLP were compatible with its independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit & Risk Committee has adopted policies to avoid compromising the independence of the independent registered public accounting firm, such as prior committee approval of audit, non-audit, tax, and all other services, and required audit partner rotation.
We discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002. We met with our internal auditors and independent registered public accounting firm, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. We also periodically met in executive session.
In reliance on the reviews and discussions referred to above, as members of the Audit & Risk Committee, we recommended to the Board of Directors (and the Board of Directors subsequently approved the recommendation) that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission. We have also appointed the Company’s independent registered public accounting firm, subject to shareholder ratification, for 2017.
As submitted by the members of the Audit & Risk Committee,
Clinton R. Churchill, Chairman
Robert Huret, Vice Chairman
Mary G. F. Bitterman
Mark A. Burak
Victor K. Nichols
Raymond P. Vara, Jr.

AUDIT & RISK COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES
On an annual basis, the Audit & Risk Committee pre-approves all auditing and permitted non-audit services to be provided by Ernst & Young LLP, except that the Audit & Risk Committee need not pre-approve any permitted non-audit services that meet the requirements of any de minimis exception established by SEC rules. The pre-approved list of services consists of audit services, audit-related services, and tax services. The Audit & Risk Committee or its designee, the Committee Chairman, must specifically approve any type of service that is not included on the pre-approved list of services, provided that any such pre-approval by the Committee Chairman is presented to the full Audit & Risk Committee at its next meeting. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded also requires specific pre-approval by the Audit & Risk Committee or its designee, the Committee Chairman, provided that any such pre-approval by the Committee Chairman is presented to the full Audit & Risk Committee at its next meeting.
All of the services provided by, and fees paid to, Ernst & Young LLP in 2016 were pre-approved by the Audit & Risk Committee, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.

OTHER BUSINESS
The Board of Directors knows of no other business for consideration at the annual meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting your shares pursuant to instructions by proxy card, telephone, or the Internet will vote as they deem in the best interests of Bank of Hawaii Corporation.
A copy of the Company’s Annual Report on Form 10-K, including the related consolidated financial statements and schedules filed with the SEC, is available without charge to any shareholder who requests a copy in writing. Any exhibit to Form 10-K is also available upon written request at a reasonable charge for copying and mailing. Written requests should be made to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813.

APPENDIX A

BANK OF HAWAII CORPORATION 2014 STOCK AND INCENTIVE PLAN

1.    Definitions. In the Plan, except where the context otherwise indicates, the following definitions shall apply:

1.1.    “Affiliate” means a corporation, partnership, business trust, limited liability company, or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company, either directly or indirectly, and any other entity designated by the Committee in which the Company has a significant interest.
1.2.    “Agreement” means an agreement or other document (including a plan or sub-plan) evidencing or establishing the terms of an Award (or Awards). An Agreement may be in written or such other form as the Committee may specify in its discretion, and the Committee may, but need not, require a Participant to sign an Agreement.
1.3.     “Award” means a grant of an Option, Restricted Stock, a Restricted Stock Unit, a Performance Award, or an Other Stock-Based Award.
1.4.    “Board” means the Board of Directors of the Company.
1.5.    “Code” means the Internal Revenue Code of 1986, as amended.
1.6.    “Committee” means the Human Resources and Compensation Committee of the Board or such other committee(s), subcommittee(s) or person(s) the Board or an authorized committee of the Board appoints to administer the Plan or to make and/or administer specific Awards hereunder. If no such appointment is in effect at any time, “Committee” shall mean the Board. Notwithstanding the foregoing, “Committee” means the Board for purposes of granting Awards to members of the Board who are not Employees, and administering the Plan with respect to those Awards, unless the Board determines otherwise.
1.7.    “Common Stock” means the Company’s common stock, par value $0.01 per share.
1.8.    “Company” means Bank of Hawaii Corporation, a Delaware corporation, and any successor thereto.
1.9.    “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option in accordance with Section 7.
1.10.    “Date of Grant” means the date on which an Award is granted under the Plan.
1.11.    “Effective Date” means May 1, 2014.
1.12.    “Eligible Person” means any person who is (a) an Employee, (b) a member of the Board or the board of directors of an Affiliate, or (c) a consultant or independent contractor to the Company or an Affiliate.
1.13.    “Employee” means any person who the Committee determines to be an employee of the Company or an Affiliate.
1.14.    “Exercise Price” means the price per Share at which an Option may be exercised.
1.15.     “Fair Market Value” means, as of any date on which the Shares are listed or quoted on a securities exchange or quotation system, and except as otherwise determined by the Committee, the closing sale price of a Share as reported on such securities exchange or quotation system as of the relevant date, and if the Shares are not listed or quoted on a securities exchange or quotation system, then an amount equal to the then fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose; provided, however, that in the case of the grant of an Option that is intended to not provide for a deferral of compensation within the meaning of Section 409A of the Code, Fair Market Value shall be determined pursuant to a method permitted by Section 409A of the Code for determining the fair market value of stock subject to a nonqualified stock option that does not provide for a deferral of compensation within the meaning of Section 409A of the Code.
1.16.    “Incentive Stock Option” means an Option that the Committee designates as an incentive stock option under Section 422 of the Code.
1.17.    “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
1.18.    “Option” means an option to purchase Shares granted pursuant to Section 6.
1.19.    “Option Period” means the period during which an Option may be exercised.
1.20.    “Other Stock-Based Award” means an Award granted pursuant to Section 11.
1.21.    “Participant” means an Eligible Person who has been granted an Award.
1.22.    “Performance Award” means a performance award granted pursuant to Section 10.
1.23.    “Performance Goals” means performance goals that the Committee establishes, which may be based on satisfactory internal or external audits, achievement of balance sheet or income statement objectives, cash flow, customer satisfaction metrics, achievement of customer satisfaction goals, dividend payments, earnings (including before or after taxes, interest, depreciation, and amortization), earnings growth, earnings per share, economic value added, expenses (including sales, general and administrative expenses), capital and capital measures, efficiency ratio, improvement of financial ratings, internal rate of return, market share, geographic expansion, net asset value, net income, net operating gross margin, net operating profit after taxes, net sales growth, operating income, operating margin, comparisons to the performance of other companies, pro forma income, regulatory compliance, return measures (including return on assets, designated assets, capital, capital employed, equity, or stockholder equity, and return versus the Company’s cost of capital), revenues, sales, stock price (including growth measures and total stockholder return), comparison to stock market indices, implementation or completion of one or more projects or transactions (including mergers, acquisitions, dispositions, and restructurings), working capital, or any other objective goals that the Committee establishes. Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Performance Goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates and may cover such period as the Committee may specify.
1.24.    “Plan” means this Bank of Hawaii Corporation 2014 Incentive Plan, as amended from time to time.
1.25.    “Restricted Stock” means Shares granted pursuant to Section 8.
1.26.    “Restricted Stock Units” means an Award providing for the contingent grant of Shares (or the cash equivalent thereof) pursuant to Section 9.
1.27.    “Section 422 Employee” means an Employee who is employed by the Company or a “parent corporation” or “subsidiary corporation” (each as defined in Sections 424(e) and (f) of the Code) with respect to the Company, including a “parent corporation” or “subsidiary corporation” that becomes such after adoption of the Plan.
1.28.    “Share” means a share of Common Stock.
1.29.    “Ten-Percent Stockholder” means a Section 422 Employee who (applying the rules of Section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a “parent corporation” or “subsidiary corporation” (each as defined in Sections 424(e) and (f) of the Code) with respect to the Company.

1.30.    “2004 Plan” means the Bank of Hawaii Corporation 2004 Stock and Incentive Compensation Plan.
1.31.    Unless the context expressly requires the contrary, references in the Plan to (a) the term “Section” refers to the sections of the Plan, and (b) the word “including” means “including (without limitation).”
2.    Purpose. The Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Persons of outstanding ability and to promote the alignment of their interests with those of the stockholders of the Company.
3.    Administration. The Committee shall administer the Plan and shall have plenary authority, in its discretion, to grant Awards to Eligible Persons and to establish sub-plans, subject to the provisions of the Plan. The Committee shall have plenary authority and discretion, subject to the provisions of the Plan, to determine the Eligible Persons to whom it grants Awards, the terms (which terms need not be identical) of all Awards, including without limitation, the Exercise Price of Options, the time or times at which Awards are granted, the number of Shares covered by Awards, whether an Option shall be an Incentive Stock Option or a Nonqualified Stock Option, any exceptions to nontransferability, any Performance Goals applicable to Awards, any provisions relating to vesting, and the periods during which Options may be exercised and Restricted Stock shall be subject to restrictions. In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall have plenary authority and discretion to interpret the Plan and Agreements, prescribe, amend and rescind rules and regulations relating to them, and make all other determinations deemed necessary or advisable for the administration of the Plan and Awards granted hereunder. The determinations of the Committee on the matters referred to in this Section 3 shall be binding and final. The Committee may delegate its authority under this Section 3 and the terms of the Plan (including to the Company’s Chief Executive Officer) to such extent it deems desirable and is consistent with the requirements of applicable law.
Notwithstanding the foregoing, any stock-based Award granted on or after February 24, 2017, shall be vested, and shall be forfeited, in the event the Participant granted such Award does not remain in continuous service as an Employee through the first anniversary of the Date of Grant of such Award. However, this service condition shall not be construed to prevent the earlier vesting of an Award upon the occurrence of a non-voluntary vesting event specified in the Agreement establishing such Award (including death, disability, occurrence of a change in control, and involuntary termination of service without cause).
4.    Eligibility. Awards may be granted only to Eligible Persons, provided that Incentive Stock Options may be granted only to Eligible Persons who are Section 422 Employees.
5.    Stock Subject to Plan.
5.1.    Subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued pursuant to Awards (including Incentive Stock Options) under the Plan shall be equal to ~~1,353,809~~ 2,153,809 Shares (a) decreased by the number of Shares covered by awards providing for the issuance of Shares that are granted under the 2004 Plan after the Board’s adoption of this Plan and (b) increased by the number of Shares (but not in excess of 700,000 Shares) covered by awards providing for the issuance of Shares granted under the 2004 Plan that cease to be covered by such awards by reason of termination, expiration or forfeiture of the award after the Board’s adoption of this Plan. Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been, or may be, reacquired by the Company in the open market, in private transactions, or otherwise.
5.2.    If an Option expires or terminates for any reason without having been fully exercised, if shares of Restricted Stock are forfeited, or if Shares covered by an Award are not issued or are forfeited, the unissued or forfeited Shares that had been subject to the Award shall be available for the grant of additional Awards; provided, however, that in the case of Shares that are withheld (or delivered) to pay the Exercise Price of an Option or withholding taxes pursuant to Sections 7.2, 7.3, or 17, no such withheld (or delivered) Shares shall be available for the grant of Awards hereunder.
5.3.    Subject to adjustment as provided in Section 13, the maximum number of Shares with respect to which an Employee may be granted Awards under the Plan (whether settled in Shares or the cash equivalent thereof) during any calendar year is 500,000. The maximum number of Shares with respect to which an Employee has been granted Awards shall be determined in accordance with Section 162(m) of the Code.

6.    Options.
6.1.    Options granted under the Plan shall be either Incentive Stock Options or Nonqualified Stock Options, as designated by the Committee. Each Option granted under the Plan shall be a Nonqualified Stock Option unless expressly identified as an Incentive Stock Option, and each Option shall be evidenced by an Agreement that specifies the terms and conditions of the Option. Options shall be subject to the terms and conditions set forth in this Section 6 and such other terms and conditions not inconsistent with the Plan as the Committee may specify. Such terms and conditions may provide that an Option may be exercised only as described in Section 7.3 and provide for the payment of cash in lieu of the issuance of all or a portion of the Shares issuable upon exercise (with Shares paid in cash being valued at Fair Market Value). The Committee may, in its discretion, condition the grant or vesting of an Option upon the achievement of one or more specified Performance Goals.
6.2.    The Exercise Price of an Option granted under the Plan shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an Employee who, on the Date of Grant is a Ten-Percent Shareholder, the Exercise Price shall not be less than 110% of the Fair Market Value of a Share on the Date of Grant.
6.3.    The Committee shall determine the Option Period for an Option, which shall be specifically set forth in the Agreement, provided that an Option shall not be exercisable after ten years (five years in the case of an Incentive Stock Option granted to an Employee who on the Date of Grant is a Ten-Percent Stockholder) from its Date of Grant.
7.    Exercise of Options.
7.1.    Subject to the terms of the applicable Agreement, an Option may be exercised, in whole or in part, by delivering to the Company a notice of the exercise, in such form as the Committee may prescribe, accompanied by (a) full payment for the Shares with respect to which the Option is exercised or (b) to the extent provided in the applicable Agreement, irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the Option.
7.2.    To the extent provided in the applicable Agreement or otherwise authorized by the Committee, payment of the Exercise Price may be made by delivery (including constructive delivery) of Shares (provided that such Shares, if acquired pursuant to an Option or other Award granted hereunder or under any other compensation plan maintained by the Company or any Affiliate, have been held by the Participant for such period, if any, as the Committee may specify) valued at Fair Market Value on the Date of Exercise.
7.3.    To the extent provided in the applicable Agreement, an Option may be exercised by directing the Company to withhold from the Shares to be issued upon exercise of the Option (or portion thereof) being exercised a number of Shares having a Fair Market Value not in excess of the aggregate Exercise Price of the Option (or portion thereof being exercised), with payment of the balance of the exercise price, if any, being made pursuant to Section 7.1 and/or Section 7.2.
8.    Restricted Stock Awards. Each grant of Restricted Stock under the Plan shall be subject to an Agreement specifying the terms and conditions of the Award. Restricted Stock granted under the Plan shall consist of Shares that are restricted as to transfer, subject to forfeiture, and subject to such other terms and conditions as the Committee may specify. Such terms and conditions may provide, in the discretion of the Committee, for the lapse of such transfer restrictions or forfeiture provisions to be contingent upon the achievement of one or more specified Performance Goals.
9.    Restricted Stock Unit Awards. Each grant of Restricted Stock Units under the Plan shall be evidenced by an Agreement that (a) provides for the issuance of Shares (or the cash equivalent thereof) to a Participant at such time(s) as the Committee may specify and (b) contains such other terms and conditions as the Committee may specify, including terms that condition the issuance, vesting, or payment of Restricted Stock Unit Awards upon the achievement of one or more specified Performance Goals.
10.    Performance Awards. Each Performance Award granted under the Plan shall be evidenced by an Agreement that (a) provides for the payment of cash or issuance of Shares to a Participant contingent upon the attainment of one or more specified Performance Goals over such period as the Committee may specify, and (b) contains such other terms and conditions as the Committee may specify. If the terms of a Performance Award provide for payment in the form of Shares, for purposes of Section 5.3, the Performance Award shall be deemed to cover a number of Shares equal to the maximum number of Shares that may be issued upon payment of the Award. The maximum cash amount payable to any Employee pursuant to all Performance Awards granted to an Employee during a calendar year shall not exceed $10,000,000.
11.    Other Stock-Based Awards. The Committee may in its discretion grant stock-based awards of a type other than those otherwise provided for in the Plan, including the issuance or offer for sale of unrestricted Shares (“Other Stock-Based Awards”). Other Stock-Based Awards shall cover such number of Shares and have such terms and conditions as the Committee shall determine, including terms that condition the payment or vesting of the Other Stock-Based Award upon the achievement of one or more Performance Goals.
12.    Dividends and Dividend Equivalents. The terms of an Award may provide a Participant with the right, subject to such terms and conditions as the Committee may specify, to receive dividend payments or dividend equivalent payments with respect to Shares covered by such Award, which payments (a) may be either made currently or credited to an account established for the Participant, (b) may be made contingent upon the achievement of one or more Performance Goals, and (c) may be settled in cash or Shares, as determined by the Committee.
13.    Capital Events and Adjustments.
13.1.    In the event of any change in the outstanding Common Stock by reason of any stock dividend, stock split, reverse stock split, spin-off, split-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee shall provide for a substitution for or adjustment in: (a) the number and class of securities subject to outstanding Awards or the type of consideration to be received upon the exercise or vesting of outstanding Awards, (b) the Exercise Price of Options, (c) the aggregate number and class of Shares for which Awards thereafter may be granted under the Plan, and (d) the maximum number of Shares with respect to which an Employee may be granted Awards during any calendar year.
13.2.    Any provision of the Plan or any Agreement to the contrary notwithstanding, in the event of a merger or consolidation to which the Company is a party or any sale, disposition or exchange of at least 50% of the Company’s Common Stock or all or substantially all of the Company’s assets for cash, securities or other property, or any other similar transaction or event (each, a “Transaction”), the Committee shall take such actions, and make such changes and adjustments to outstanding Awards as it deems equitable, and may in its discretion, cause any Award granted hereunder to (a) vest in whole or in part, (b) be assumed or continued by any successor or acquirer, and/or (c) be canceled (in whole or in part) in consideration of a payment (or payments), in such form as the Committee may specify, equal to the fair value of the canceled Award (or portion thereof), as determined by the Committee in its discretion. The fair value of an Option shall be deemed to be equal to the product of (a) the number of Shares the Option covers (and has not previously been exercised) and (b) the excess, if any, of the Fair Market Value of a Share as of the date of cancellation over the Exercise Price of the Option. For sake of clarity and notwithstanding anything to the contrary herein, (a) the fair value of an Option would be zero if the Fair Market Value of a Share is equal to or less than the Exercise Price and (b) payments in cancellation of an Award in connection with a Transaction may be delayed to the same extent that payment of consideration to holders of Shares in connection with the Transaction is delayed as a result of escrows, earn-outs, holdbacks, or any other contingencies.
13.3.    The Committee need not take the same action under this Section 13 with respect to all Awards or with respect to all Participants and may, in its discretion, take different actions with respect to vested and unvested portions of an Award. No fractional shares or securities shall be issued pursuant to any adjustment made pursuant to this Section 13, and any fractional shares or securities resulting from any such adjustment shall be eliminated by rounding downward to the next whole share or security, either with or without payment in respect thereof, as determined by the Committee. All determinations required to be made under this Section 13 shall be made by the Committee in its discretion and shall be final and binding.
14.    Termination or Amendment. The Board may amend or terminate the Plan in any respect at any time; provided, however, that after the stockholders of the Company have approved the Plan, the Board shall not amend or terminate the Plan without approval of (a) the Company’s stockholders to the extent applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, if any, requires stockholder approval of the amendment or termination, and (b) each affected Participant if the amendment or termination would adversely affect the Participant’s rights or obligations under any Award granted prior to the date of the amendment or termination.

15.    Modification, Substitution of Awards.
15.1.    Subject to the terms and conditions of the Plan, the Committee may modify the terms of any outstanding Awards; provided, however, that (a) no modification of an Award shall, without the consent of the Participant, alter or impair any of the Participant’s rights or obligations under such Award, and (b) except as approved by the Company’s stockholders and subject to Section 13, in no event may an Option be (i) modified to reduce the Exercise Price of the Option or (ii) cancelled or surrendered in consideration for cash, other Awards, or the grant of a new Option with a lower Exercise Price.
15.2.    Anything contained herein to the contrary notwithstanding, Awards may, in the discretion of the Committee, be granted under the Plan in substitution for stock options and other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or an Affiliate. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the awards in substitution for which they are granted. Such substitute Awards shall not be counted toward the Share limit imposed by Section 5.3, except to the extent the Committee determines that counting such Awards is required in order for Awards granted hereunder to be eligible to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.
16.    Stockholder Approval. The Plan, and any amendments hereto requiring stockholder approval pursuant to Section 14 are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board. If the adoption of the Plan is not so approved by the Company’s stockholders, any Awards granted under the Plan shall be cancelled and void ab initio immediately following such next annual or special meeting of stockholders.
17.    Withholding. The Company’s obligation to issue or deliver Shares or pay any amount pursuant to the terms of any Award granted hereunder shall be subject to satisfaction of applicable federal, state, local, and foreign tax withholding requirements. To the extent authorized by the Committee, and in accordance with such rules as the Committee may prescribe, a Participant may satisfy any withholding tax requirements by one or any combination of the following means: (a) tendering a cash payment, (b) authorizing the Company to withhold Shares otherwise issuable to the Participant, or (c) delivering to the Company already-owned and unencumbered Shares.
18.    Term of Plan. Unless sooner terminated by the Board pursuant to Section 14, the Plan shall terminate on the date that is ten years after the Effective Date, and no Awards may be granted or awarded after such date; provided, however, that no Incentive Stock Options may be granted after the ten year anniversary of the date of adoption of the Plan by the Board. The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination.
19.    Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board or Committee, the Company shall indemnify members of the Committee against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.
20.    General Provisions.
20.1.    The establishment of the Plan shall not confer upon any Eligible Person any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in the Plan. Participation in the Plan shall not give an Eligible Person any right to be retained in the service of the Company or any Affiliate.
20.2.    Neither the adoption of the Plan nor its submission to the Company’s stockholders shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant or assume options, warrants, rights, restricted stock or other awards otherwise than under the Plan, or to adopt other stock option, restricted stock, or other plans, or to impose any requirement of stockholder approval upon the same.

20.3.    The interests of any Eligible Person under the Plan and/or any Award granted hereunder are not subject to the claims of creditors and may not, in any way, be transferred, assigned, alienated or encumbered except to the extent provided in an Agreement.
20.4.    The Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles.
20.5.    Notwithstanding any other provision of the Plan or any Agreement to the contrary, Awards and any Shares issued or payments made under Awards shall be subject to any compensation clawback or recoupment policy (or policies) that the Company may have in effect from time to time, subject to such terms and conditions of such policy (or policies).
20.6.    The Committee may require each person acquiring Shares pursuant to Awards granted hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.
20.7.    The Company shall not be required to issue any certificate or certificates for Shares with respect to Awards granted under the Plan, or record any person as a holder of record of Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies the Committee deems necessary, and without complying to the Board’s or Committee’s complete satisfaction, with all rules and regulations under federal, state or local law the Committee deems applicable.
20.8.    To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or automated dealer quotation system on which the Shares are traded. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of any fractional Shares or whether any fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
20.9.    Awards granted under this Plan are intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and shall be interpreted in accordance with such requirements.  Notwithstanding anything to the contrary herein, if the issuance of shares or payment of cash under an Agreement constitutes the payment to a Participant of nonqualified deferred compensation for purposes of Section 409A of the Code and the Participant is a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)), then such issuance of Shares or payment of cash shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of (a) the date specified in the Agreement or (b) the date that is six (6) months after the date of the Participant’s separation from service (or, if earlier, the date of the Participant’s death). In no event shall the Company or any of its Affiliates have any liability to any Participant with respect to any Award failing to qualify for any specific tax treatment (such as an Option designated as an incentive stock option failing to qualify for treatment as an incentive stock option under Section 422 of the Code) or for any taxes or penalties incurred by a Participant under Section 409A of the Code with respect to any Award. The Committee may grant Awards that qualify as performance-based compensation under Section 162(m) and awards that do not so qualify.

Bank of Hawaii
Corporation

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IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Vote by Internet

- Go to **www.envisionreports.com/boh**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Shareholder Meeting Notice and Admission Ticket

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Important Notice Regarding the Availability of Proxy Materials for the Bank of Hawaii Corporation Shareholders' Meeting to be Held on April 28, 2017

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement, 2016 Annual Report on Form 10-K and Summary Annual Report to shareholders are available at:

www.envisionreports.com/boh

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/boh** to view the materials.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 18, 2017 to facilitate timely delivery.

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Shareholder Meeting Notice & Admission Ticket

Bank of Hawaii Corporation's Annual Meeting of Shareholders will be held on April 28, 2017 at 111 S. King Street, 5th Floor, Honolulu, HI, at 8:30 a.m. Hawaii Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends that you vote FOR all nominees and FOR Proposals 2, 4 and 5, and FOR Every Yr for Proposal 3:

1. Election of Directors.

01 - S. Haunani Apoliona	02 - Mary G. F. Bitterman	03 - Mark A. Burak
04 - Michael J. Chun	05 - Clinton R. Churchill	06 - Peter S. Ho
07 - Robert Huret	08 - Kent T. Lucien	09 - Alicia E. Moy
10 - Victor K. Nichols	11 - Barbara J. Tanabe	12 - Raymond P. Vara, Jr.
13 - Robert W. Wo		

2. Say on Pay - An advisory vote to approve executive compensation.
3. Say When on Pay - An advisory vote on the frequency of future advisory votes on executive compensation.
4. Approval of Amendment to the Bank of Hawaii Corporation 2014 Stock and Incentive Plan.
5. Ratification of Re-appointment of Ernst & Young LLP for 2017.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/boh**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials for Bank of Hawaii Corporation" in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 18, 2017.

02IVBB

Bank of Hawaii Corporation

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 28, 2017.

Vote by Internet

- Go to **www.envisionreports.com/boh**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2, 4 and 5, and FOR Every Yr for Proposal 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - S. Haunani Apoliona	☐	☐	☐	02 - Mary G. F. Bitterman	☐	☐	☐	03 - Mark A. Burak	☐	☐	☐
04 - Michael J. Chun	☐	☐	☐	05 - Clinton R. Churchill	☐	☐	☐	06 - Peter S. Ho	☐	☐	☐
07 - Robert Huret	☐	☐	☐	08 - Kent T. Lucien	☐	☐	☐	09 - Alicia E. Moy	☐	☐	☐
10 - Victor K. Nichols	☐	☐	☐	11 - Barbara J. Tanabe	☐	☐	☐	12 - Raymond P. Vara, Jr.	☐	☐	☐
13 - Robert W. Wo	☐	☐	☐								

	For	Against	Abstain
2. Say on Pay - An advisory vote to approve executive compensation.	☐	☐	☐
4. Approval of Amendment to the Bank of Hawaii Corporation 2014 Stock and Incentive Plan.	☐	☐	☐

	Every Yr	Every 2 Yrs	Every 3 Yrs	Abstain
3. Say When on Pay - An advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
5. Ratification of Re-appointment of Ernst & Young LLP for 2017.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON THIS CARD.

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1 P C F 3 1 3 6 9 3 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02IV6B

2017 Annual Meeting Admission Ticket

Bank of Hawaii Corporation
2017 Annual Meeting of Shareholders
April 28, 2017, 8:30 a.m. Hawaii Time
111 S. King Street, 5th floor
Honolulu, Hawaii
Upon arrival, please present this admission ticket
and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2017 Annual Meeting of Shareholders

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111 S. King Street, 5th floor, Honolulu, HI

Proxy Solicited by the Board of Directors for Annual Meeting — April 28, 2017

Mark A. Rossi and Nathan J. Sult, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Bank of Hawaii Corporation to be held on April 28, 2017 at 8:30 a.m. or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 4 and 5, and FOR Every Yr for Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For those who are participants in the Bank of Hawaii Retirement Savings Plan (the "Plan"), this proxy also covers all shares of Bank of Hawaii Corporation stock for which you have the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Plan. Please instruct the Trustee how to vote on these proposals by indicating your selection on the reverse of this Proxy card.

If the Trustee does not receive written instructions from you before 5 P.M. Central Time, on April 25, 2017, the Trustee will vote your shares held in the Plan in the same proportion as the shares for which instructions are received.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON THIS CARD.

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